Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 10.33

EXECUTION VERSION

Date      April 2013

CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A.P.I. DE C.V.

as Lessee

- and -

AMENTUM AIRCRAFT LEASING NO. THREE LIMITED

as Lessor

AIRCRAFT LEASE AGREEMENT

in respect of one (1) Airbus A320-200 aircraft

bearing MSN 3543

INDEX

Clause		Page

1	INTERPRETATION	1

2	REPRESENTATIONS AND WARRANTIES	1

3	CONDITIONS PRECEDENT	1

4	DELIVERY AND ACCEPTANCE	1

5	PAYMENTS	3

6	TAXATION	5

7	QUIET ENJOYMENT	8

8	LESSEE’S COVENANTS	8

9	INSURANCE AND TOTAL LOSS	8

10	MANUFACTURER’S WARRANTIES	9

11	INDEMNITY	10

12	RETURN OF AIRCRAFT	10

13	DEFAULT	10

14	ASSIGNMENT	11

15	ILLEGALITY	11

16	NOTICES	11

17	DISCLAIMERS AND WAIVERS	12

18	CONFIDENTIALITY	13

19	LAW AND JURISDICTION	13

APPENDIX 1 PART 1 DEFINITIONS		16

APPENDIX 1 PART 2 CONSTRUCTION		29

APPENDIX 2 DESCRIPTION OF AIRCRAFT		31

APPENDIX 3 PART 1 LESSEE’S REPRESENTATIONS AND WARRANTIES		32

APPENDIX 3 PART 2 LESSOR’S REPRESENTATIONS AND WARRANTIES		34

APPENDIX 4 PART 1 LESSOR CONDITIONS PRECEDENT		36

APPENDIX 4 PART 2 LESSEE CONDITIONS PRECEDENT		40

APPENDIX 5 PART 1 ADDITIONAL PAYMENT PROVISIONS		41

APPENDIX 5 PART 2 PAYMENT OF MAINTENANCE RESERVES		43

APPENDIX 5 PART 3 REFUND OF MAINTENANCE RESERVES		47

APPENDIX 6 LESSEE’S COVENANTS		51

APPENDIX 7 PART 1 INSURANCE COVENANTS		67

APPENDIX 7 PART 2 INSURANCE REQUIREMENTS		71

APPENDIX 7 PART 3 TOTAL LOSS		74

APPENDIX 7A PART 1 PRE-DELIVERY PROCEDURE		76

THIS AIRCRAFT LEASE AGREEMENT is made on      April 2013

BETWEEN:

(1)	CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A.P.I. DE C.V. a company duly organised and validly existing under the laws of Mexico and having its address at Av. Prolongación Paseo de la Reforma 490, Piso 1, Col. Santa Fe Pena Blanca, 01210 Mexico (“Lessee”) and

(2)	AMENTUM AIRCRAFT LEASING NO. THREE LIMITED, a company duly incorporated and validly existing under the laws of the Ireland and having its registered office at 28 Upper Mount Street, Dublin 2, Ireland (“Lessor”)

RECITALS:

Lessor has agreed to lease and Lessee has agreed to take on lease the Aircraft upon the terms and subject to the conditions set out in this Agreement.

NOW IT IS AGREED as follows:

1	INTERPRETATION

1.1	In this Agreement, unless the context otherwise provides, capitalised terms and expressions have the meanings given to them in Part 1 of Appendix 1 and the conventions of construction and usage set out in Part 2 of Appendix 1 shall apply to this Agreement.

1.2	References to “this Agreement” include the Appendices and the Exhibits and accordingly Lessee and Lessor hereby agree to comply with the terms of each such Appendix and Exhibit as if set out in this Agreement in full.

2	REPRESENTATIONS AND WARRANTIES

2.1	Lessee represents and warrants to Lessor in the terms set out in Part 1 of Appendix 3.

2.2	Lessor represents and warrants to Lessee in the terms set out in Part 2 of Appendix 3 on execution of this Agreement.

2.3	Lessor represents and warrants to Lessee in the terms set out in Part 3 of Appendix 3 on the Delivery Date and each Rent Date (save as set out therein).

3	CONDITIONS PRECEDENT

3.1	Lessor’s obligation to deliver and lease the Aircraft under this Agreement is subject to satisfaction or waiver of each of the conditions precedent specified in Part 1 of Appendix 4.

3.2	Lessee’s obligation to accept delivery of the Aircraft and to lease the Aircraft under this Agreement is subject to satisfaction or waiver of each of the conditions precedent specified in Part 2 of Appendix 4.

4	DELIVERY AND ACCEPTANCE

4.1	The Parties shall follow the Pre-Delivery Procedure.

4.2	The Aircraft is scheduled to be delivered during the Scheduled Delivery Month. Lessor shall notify Lessee of the scheduled delivery date (the “Scheduled Delivery Date”) no later than ten (10) Business Days prior to such date.

(a)	On the Scheduled Delivery Date, subject to the terms and conditions of this Agreement and satisfaction or, as the case may be, waiver, of the conditions precedent set forth in Appendix 4, Lessor will tender the Aircraft for Delivery at the Delivery Location and Lessee will thereupon accept the Aircraft.

(b)	Immediately upon Delivery, the Aircraft shall be deemed to have been delivered to and accepted by Lessee in an “as is, where is” condition and shall become subject to and governed by this Agreement and the Term shall commence and Lessee shall thereupon sign and deliver to Lessor the Certificate of Acceptance. For the avoidance of doubt, the execution and delivery of the Certificate of Acceptance by Lessee shall without further act constitute absolute, unconditional and irrevocable acceptance by Lessee of the Aircraft under this Agreement.

4.3	Lessee will not be obliged to accept delivery of the Aircraft if it does not meet the Delivery Condition. If the Aircraft is not accepted by Lessee because the Aircraft does not meet the Delivery Condition, Lessor shall have the option to remedy any discrepancies by reference to the Delivery Condition and, prior to the Final Delivery Date, offer the Aircraft for Delivery and (if the Aircraft then meets the Delivery Condition) the Lessee will thereupon accept the delivery of the Aircraft at the Delivery Location in an “as is, where is” condition and the provisions of Clause 4.2(b) shall apply.

4.4	If the Aircraft is tendered for Delivery and meets the Delivery Condition on or before the Final Delivery Date, Lessee shall not be entitled for any reason whatsoever to refuse to accept the Aircraft for all purposes of this Agreement (including, without limitation, refuse to execute and deliver to Lessor, the Certificate of Acceptance).

4.5	Lessor shall not be responsible for any Loss (including any loss of profit), arising from any delay in the delivery of, or failure to deliver, the Aircraft to Lessee under this Agreement unless such delay or failure arises as a direct consequence of the wilful default, wilful misconduct or Gross Negligence of Lessor.

4.6

(a)	If the Aircraft has been tendered for delivery and meets the Delivery Condition on or before the Final Delivery Date, but notwithstanding its obligation under Clause 4.4 (and without prejudice to Lessor’s remedies in respect of such non-compliance), Lessee has not accepted delivery of the Aircraft on or prior to the Final Delivery Date, then Lessor may cancel the obligation contained in this Agreement to lease the Aircraft to Lessee by giving notice in writing to Lessee to that effect and Lessee shall reimburse to Lessor forthwith on demand all amounts which the Lessor shall have expended since 17 February 2011 in order to be able to deliver the Aircraft to the Lessee (including, without limitation, all documented costs and expenses related to putting the Aircraft in the Delivery Condition and reasonable costs and expenses related to preparation of this Agreement and other Transaction Documents), together with interest on each amount so demanded at the rate specified in Clause 5.5 from the date of demand until the date of payment (both before and after any relevant judgment).

(b)	If Delivery does not occur on or prior to the Final Delivery Date for any reason other than a default by the Lessee (including, without limitation, pursuant to Clause 4.4), then Lessee may cancel the obligation contained in this Agreement to take the Aircraft on lease from Lessor by giving notice to Lessor in writing to that effect.

(c)	Upon the service of a notice of cancellation by Lessor or Lessee under this Clause 4.6, neither party shall have any obligations under this Agreement other than: (i) in relation to Lessee, as specified in paragraph (a) above and in paragraph 3 of Part 2 of Appendix 9; and (ii) in relation to Lessor, if paragraph (b) above is applicable, Lessor shall return to Lessee any payments previously made by Lessee to Lessor under this Agreement (without prejudice to Clause 5.7).

5	PAYMENTS

5.1	Lessee shall pay to Lessor (or shall have paid to Lessor, as the case may be) the Deposit in cash (the “Cash Deposit”) in the following instalments:

(a)	two hundred and ***** on 23 February 2011 (the receipt of which is hereby acknowledged); and

(b)	*****, no later than five (5) Business Days prior to the Delivery Date.

5.2

(a)	The Cash Deposit shall be placed by Lessor in an interest bearing account with HSH Nordbank AG, or any other person who may be the Security Trustee from time to time and any interest earned on the Deposit (net of any Taxes) shall be added to and form part of the Deposit for all purposes of this Agreement (and shall be returned to Lessee upon return of the Deposit pursuant to and in accordance with the terms of this Agreement). Lessor agrees to use reasonable endeavours to obtain interest on the Cash Deposit at the rate from time to time quoted by HSH Nordbank AG, or the Security Trustee, as applicable, to customers generally for deposits in an amount equal to the Deposit and for a term equal to the Term. Lessee agrees that upon payment to Lessor, the Deposit shall irrevocably and unconditionally become the property of Lessor and Lessor shall be entitled to commingle the Deposit with Lessor’s and/or its Affiliates’ general or other funds, and Lessor will not hold any such funds as agent or on trust for Lessee or in any similar fiduciary capacity.

(b)	At any time during the Term, and provided no Default has occurred which is continuing, Lessee shall have the option to substitute the Cash Deposit with a Letter of Credit in an amount equal to the Deposit (“LC Amount”). Upon receipt of a Letter of Credit, Lessor shall, promptly and in any event within seven (7) Business Days following receipt of such Letter of Credit (and provided no Default has occurred and is continuing at such time) refund to Lessee an amount equal to the remaining Cash Deposit which has not been applied by Lessor pursuant to Clause 5.5(a) or set off by Lessor pursuant to Clause 5.7 (without prejudice to Lessee’s obligations under Clause 5.5(b)).

5.3	The Term shall be divided into successive periods (each, a “Rental Period”). The first Rental Period shall begin on the Delivery Date and each subsequent Rental Period shall begin on the next following Rent Date. Each Rental Period shall end on (but not include) the date numerically corresponding to the date at which it commences and which falls one (1) month after the commencement of that Rental Period, except that if there is no such numerically corresponding date in the relevant month, it will end on the last day of that month and provided that the last Rental Period shall end on the Expiry Date.

5.4	The Rent payable by Lessee to Lessor for each Rental Period shall be *****. Lessee will pay the first instalment of Rent for the first Rental Period to the Lessor on the Delivery Date. Rent for each subsequent Rental Period shall be payable monthly in advance on each Rent Date.

5.5

(a)

If Lessee or the Guarantor fails to comply with any provision of the Transaction Documents, any Event of Default (including, without limitation, under paragraph (q)(iv) of Part 1 of Appendix 9) shall have occurred and be continuing or any event of default (howsoever defined) shall have occurred and be continuing under any Other Agreement, in addition to all rights and remedies accorded to Lessor elsewhere under the Transaction Documents or under any applicable law, Lessor may immediately or at any time thereafter, without prior notice to Lessee (but Lessor shall, without prejudice to Lessor’s

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

rights or Lessee’s obligations under this Agreement, notify Lessee of any application by Lessor pursuant to this Clause 5.5, promptly after such application by Lessor), apply the Cash Deposit (or, if applicable, make a drawing under the Letter of Credit) and/or the Maintenance Reserves, in each case, in or towards the payment or discharge of any matured obligation (including, without limitation, under paragraph 2(b) of Part 1 of Appendix 5) owed by Lessee, the Guarantor or any Affiliate of Lessee under the Transaction Documents or any Other Agreement, in such order as Lessor sees fit and/or exercise any of the rights of set-off described in Clause 5.7, against all or part of the Deposit and/or Maintenance Reserves.

(b)	If Lessor exercises the rights described in Clause 5.5(a) above, Lessee shall, following a demand in writing from Lessor, within ten (10) Business Days restore the Cash Deposit, LC Amount (if applicable) and/or Maintenance Reserves to the level at which it stood immediately prior to such exercise.

5.6	If Lessee fails to pay any amount payable under any Transaction Document on the due date, Lessee will pay on demand from time to time to Lessor interest (both before and after judgment) on that amount, from the due date to the date of payment in full by Lessee to Lessor, at the rate calculated by Lessor to be LIBOR plus *****. All such interest will be compounded monthly and calculated on the basis of the actual number of days elapsed and a 360 day year.

5.7

(a)	Lessor may set off any matured obligation owed under any Transaction Document or any Other Agreement against any obligation (whether or not matured) owed by Lessor to Lessee, regardless of the place of payment or currency. If the obligations are in different currencies, Lessor may convert either obligation at the market rate of exchange available in London or at its option New York for the purpose of the set-off. If an obligation is unascertained or unliquidated, Lessor may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained or liquidated. Lessor will not be obliged to pay any amounts to Lessee under any Transaction Document so long as any sums which are then due from Lessee under the Transaction Documents or any Other Agreement remain unpaid and any such amounts which would otherwise be due from Lessor hereunder will fall due only if and when Lessee has paid all such sums except to the extent Lessor otherwise agrees or sets off such amounts against such payment pursuant to the foregoing.

(b)	If any sum paid or recovered in respect of the liabilities of Lessee under any Transaction Document is less than the amount then due, Lessor may apply that sum to amounts due under the Transaction Documents in such proportions and order and generally in such manner as Lessor may determine.

5.8	Except as otherwise provided in this Agreement, each party shall pay its own legal and professional costs in respect of the transactions contemplated by the Transaction Documents. Lessee shall pay all costs associated with registering the Aircraft, the Bill of Sale, this Agreement, any documents contemplated under the Transaction Documents and the interests of Lessor (but not the Security Trustee or any Lender) in the Aircraft in the State of Registration including, without limitation, the cost, if applicable, of notarising and apostilling this Agreement and the Bill of Sale.

5.9	Lessee’s obligations under this Agreement are absolute and unconditional irrespective of any contingency whatsoever including (but not limited to):

(a)	any right of set-off, counterclaim, recoupment, defence or other right which either party to this Agreement may have against the other;

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

(b)	any unavailability of the Aircraft for any reason (except as a result of a Total Loss, following receipt by Lessor or the Security Trustee of the Agreed Value and any other amounts due and owing as at the date of receipt by Lessor or Security Trustee of the Agreed Value pursuant to and in accordance with paragraph 2 of Part 3 of Appendix 7), including, but not limited to, a requisition of the Aircraft or any prohibition or interruption of or interference with or other restriction against Lessee’s use, operation or possession of the Aircraft;

(c)	any lack or invalidity of title or any other defect in title, airworthiness, merchantability, fitness for any purpose, condition, design, or operation of any kind or nature of the Aircraft for any particular use or trade, or for registration or documentation under the laws of any relevant jurisdiction, or in respect of or any damage to the Aircraft;

(d)	any insolvency, bankruptcy, reorganisation, concurso mercantil, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings by or against Lessor, Lessee or any other person;

(e)	any invalidity or unenforceability or lack of due authorisation of, or other defect in, any Transaction Document; and

(f)	any other cause which but for this provision would or might otherwise have the effect of terminating or in any way affecting any obligation of Lessee under, and in accordance with the terms of, this Agreement.

5.10	The time stipulated in the Transaction Documents for all payments payable by Lessee thereunder and for the performance of Lessee’s other obligations under the Transaction Documents will be of the essence.

5.11	If any payment under any Transaction Document falls due on a day which is not a Business Day, that payment will be due on the immediately preceding Business Day.

5.12	Lessee shall comply with the additional payment provisions set out in Part 1 of Appendix 5.

5.13	Lessee shall pay Maintenance Reserves to Lessor upon the terms and subject to the conditions set out in Part 2 of Appendix 5. Lessee agrees that upon payment to Lessor, all Maintenance Reserves shall irrevocably and unconditionally become the property of Lessor and Lessor shall be entitled to commingle the Maintenance Reserves with Lessor’s and/or its Affiliates’ general or other funds, and Lessor will not hold any such funds as agent or on trust for Lessee or in any similar fiduciary capacity (without prejudice to the provisions set out Part 2 and Part 3 of Appendix 5).

5.14	Lessor will release funds to Lessee from the Maintenance Reserves upon the terms and subject to the conditions set out in Part 3 of Appendix 5.

6	TAXATION

6.1

(a)	All payments by Lessee under or in connection with the Transaction Documents will be made without set-off or counterclaim, free and clear of and without deduction or withholding for or on account of any Taxes (other than Lessor Taxes) unless such deduction or withholding is required by law in which event (but subject always to Clause 6.1(b)) Lessee shall:

(i)	deduct or withhold the amount legally required;

(ii)	pay to the relevant Government Entities within the period for payment permitted by applicable law the amount of the deduction or withholding; and

(iii)	furnish to Lessor or the relevant Indemnitee after each payment an official receipt of the relevant Government Entities involved (or other evidence reasonably acceptable to Lessor or such Indemnitee) for all amounts so deducted or withheld.

(b)	If Lessee is compelled by law to make any payment under or in connection with the Transaction Documents subject to any Tax (other than a Lessor Tax) and Lessor does not actually receive for its own benefit on the due date a net amount equal to the full amount provided for under the Transaction Documents, Lessee will pay all necessary additional amounts to ensure receipt by Lessor of the full amount so provided for.

6.2	Lessee will on demand pay and indemnify the Indemnitees against all Taxes (other than Lessor Taxes) levied or imposed against or upon Lessor or Lessee or any other Indemnitee and relating to or attributable to Lessee, the Transaction Documents, including the payments due under the Transaction Documents, or the Aircraft directly or indirectly in connection with the importation, exportation, registration, ownership, leasing, sub-leasing, wet-leasing, purchase, delivery, possession, use, operation, repair, maintenance, overhaul, transportation, landing, storage, presence or redelivery of the Aircraft or any part thereof or any rent, receipts, insurance proceeds, income or other amounts arising therefrom.

6.3

(a)	If and to the extent that any sums payable to an Indemnitee by Lessee under any Transaction Document by way of indemnity or under this Clause 6 are insufficient, by reason of any Taxes (other than Lessor Taxes) payable in respect of those sums, for the Indemnitee to discharge the corresponding liability to the relevant third party (including any Taxation authority), or to reimburse the Indemnitee for the cost incurred by it to a third party (including any Taxation authority) Lessee will pay to that Indemnitee such sum as will after the Tax liability has been fully satisfied leave the Indemnitee with the same amount as it would have been entitled to receive in the absence of that Tax liability together with interest on the amount of the deficit at the rate of interest stated in Clause 5.5 in respect of the period commencing on the date on which the payment of taxation is finally due until payment by Lessee (both before and after judgment).

(b)	If and to the extent that any sums constituting (directly or indirectly) an indemnity to an Indemnitee but paid by Lessee to any person other than an Indemnitee are treated as taxable in the hands of an Indemnitee, Lessee will pay to that Indemnitee such sum as will after the Tax liability has been fully satisfied indemnify that Indemnitee to the same extent as it would have been indemnified in the absence of such Tax liability together with interest on the amount payable by Lessee under this Clause 6.3(b) at the rate of interest stated in Clause 5.5 in respect of the period commencing on the date on which the payment of taxation is finally due until payment by Lessee (both before and after judgment).

6.4	Lessee will promptly pay:

(a)	all licence and registration fees, Taxes (other than Lessor Taxes) and other amounts of any nature imposed by any Government Entity upon or with respect to the Aircraft including without limitation the importation, leasing, possession, use, operation or return of the Aircraft;

(b)	all rent, fees, charges, Taxes (other than Lessor Taxes) and other amounts in respect of any premises where the Aircraft or any Part thereof is located from time to time; and

(c)	any and all charges incurred during the Term in connection with (i) the furnishing, issue or provision of information, directions and other facilities in connection with the navigation or movement of aircraft (including the control or movement of vehicles in any part of an airport used for the movement of aircraft) and (ii) the landing, parking or taking off of aircraft at airports or for the use of, or services provided at, airports (including, without limitation, all charges due to SENEAM), except to the extent such payment is being contested in good faith by appropriate proceedings, in respect of which adequate reserves have been provided by Lessee and the non-payment of which does not give rise to any risk of the Aircraft or any interest therein being sold, forfeited, arrested, detained or otherwise lost or of civil or criminal liability on the part of any Indemnitee.

6.5	Lessee shall promptly pay any stamp or other documentary duties and Taxes (other than Lessor Taxes), and any notarial, translation or similar fees, to which this Agreement or any other Transaction Document (other than any Mortgage) may be subject, or which is necessary for purposes of registration of this Agreement and the Bill of Sale with the Air Authority and Lessee shall pay to Lessor on demand the amount of Losses which Lessor may incur as a result of any delay by Lessee in paying the same or any omission by the Lessee to pay the same.

6.6	If Lessee is liable to gross-up or indemnify under Clause 6.1 or Clause 6.2, then, without in any way limiting, reducing or otherwise qualifying any rights of any Indemnitee or any obligations of Lessee under this Clause 6, Lessor shall:

(a)	promptly upon becoming aware of the liability arising notify Lessee thereof; and

(b)	in consultation in good faith with Lessee, for a period of up to thirty (30) days from the date of such notification, take such steps at the expense of Lessee as may be open to it to mitigate the effects of such circumstances on Lessee, including, if requested by Lessee, the filing of any Tax form or return which any Indemnitee is legally able to file;

provided that neither Lessor nor any Indemnitee shall be under any obligation to take or continue to take any such action or other steps if an Event of Default has occurred and is continuing or if it is satisfied, in its absolute discretion, to do so would interfere with the right of Lessor or such Indemnitee to arrange its affairs (tax or otherwise) in whatever manner it thinks fit or oblige Lessor or such Indemnitee to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax, or have a material adverse effect on its business, or operations or financial condition or reputation or the financial basis under which, inter alia, the Transaction Documents have been entered into or would entail any cost or expense to Lessor or that Indemnitee (unless, in the case of any cost or expense, Lessor or that Indemnitee shall have been indemnified or otherwise secured to its satisfaction) or is otherwise prejudicial to it.

6.7	If any Indemnitee in good faith determines that it has realised a tax benefit (by way of deduction, credit or otherwise) as a result of any payment for which Lessee is responsible under this Clause 6, Lessor shall pay or use all reasonable endeavours to procure that the relevant Indemnitee pays to Lessee as soon as practicable after the tax benefit has been realised, an amount which the Indemnitee determines will ensure that (after taking into account of the payment itself) such Indemnitee is in no better and no worse position than it would have been if the deduction had not applied.

6.8

Without prejudice to the obligations of Lessee pursuant to Clause 6.1, Lessor will use reasonable endeavours to deliver to Lessee and will use reasonable endeavours to procure that each other Indemnitee delivers to Lessee, as soon as reasonably practicable following receipt of Lessee’s written request therefor (accompanied by a copy of each requested document, any published instructions for such document, and an English translation of each such document and instruction that is not in English), such forms, certifications and other documents as (i) an Indemnitee is entitled under applicable law to execute or obtain and (ii) are required by applicable law to permit Lessee to make any payment to or for the account of such Indemnitee pursuant to this Agreement without withholding (or withholding at a reduced rate, as the case may be) any withholding Tax that Lessee would be required by any applicable law to withhold in the absence of such document provided that nothing in this Clause 6.8 shall oblige Lessor or any other Indemnitee to take any action if in its reasonable opinion, acting in good faith, to do so would have a material adverse effect on its business, operations or reputation or the financial basis on which the Transaction Documents have been entered into or would entail any cost or expense to Lessor or any other Indemnitee unless, in the case of any cost or expense, Lessee and each other Indemnitee shall have been indemnified or otherwise secured to its satisfaction. Without prejudice to the generality of the foregoing provisions of this Clause 6.8, Lessor will use reasonable endeavours to provide to Lessee as soon as reasonably practicable after Delivery, and in any event, no later than the first Rent Date falling after Delivery and on each anniversary of the Delivery Date falling during the Term, a statement from the Irish Tax Revenue Commissioners that Lessor is resident for tax purposes in Ireland.

7	QUIET ENJOYMENT

7.1	Provided no Event of Default has occurred and is continuing under this Agreement, neither Lessor, the Lease Manager nor any person lawfully claiming by or through Lessor or the Lease Manager will interfere with the quiet use, possession and enjoyment of the Aircraft by Lessee, but the exercise by Lessor, the Security Trustee or any Lender of its rights under or in connection with this Agreement or the Assignment, in each case, pursuant to and in accordance with the terms of this Agreement or the Assignment (as the case may be) will not constitute such an interference.

7.2	Simultaneously with delivery of the Aircraft from Lessor to Lessee under this Agreement, Lessor shall procure that the Security Trustee provides to Lessee the Quiet Enjoyment Letter subject to Lessee providing the Security Trustee with the Acknowledgement of the Assignment.

7.3	Lessor will not exercise any rights pursuant to the Deregistration Power of Attorney save where an Event of Default has occurred and is continuing.

7.4	Lessor will not exercise any rights pursuant to the letter set out in Part 2 of Exhibit C save where an Event of Default has occurred and is continuing.

7.5	Lessor will not exercise any rights pursuant to the letter set out in Part 1 of Exhibit C more frequently than quarterly, save where a Default has occurred and is continuing.

8	LESSEE’S COVENANTS

8.1	Lessee hereby covenants with Lessor in the terms set out in Appendix 6.

9	INSURANCE AND TOTAL LOSS

9.1	Lessee hereby covenants with Lessor in the terms set out in Appendix 7.

9.2	The provisions of Part 3 of Appendix 7 shall apply if a Total Loss occurs or if there is any requisition for use or hire of the Aircraft, any Engine or Part which does not constitute a Total Loss.

10	MANUFACTURER’S WARRANTIES

10.1

(a)	Pursuant to the terms of the Airframe Warranty Agreement and the Engine Warranties Agreement, with effect from the Delivery Date, Lessor will authorise Lessee to exercise, such rights as Lessor may have in respect of the Airframe Warranties and the Engine Warranties respectively upon the terms and subject to the conditions contained in the Airframe Warranty Agreement and the Engine Warranties Agreement.

(b)	Lessee shall give Lessor prompt written notice of any warranty claim which is settled with Lessee on the basis of a total or partial cash payment in excess of *****. Lessee shall apply any cash payments whether above or below ***** to remedy the defect or, if any part of the cash payment has been made by the Manufacturer in respect of Lessee’s loss of use of the Aircraft, as compensation to Lessee for any loss of use of the Aircraft arising as a result of such defect. Any cash payments to Lessee in respect of warranty claims which are not applied to the repair or remedy of defects in the Aircraft, and which are not in respect of compensation for loss of use of the Aircraft during the Term due to a defect covered by such warranty, shall be for Lessor’s account and shall be paid by Lessee to Lessor.

(c)	Upon the occurrence of the earlier of an Event of Default or termination or expiry of the leasing of the Aircraft under this Agreement (each a “Termination Event”):

(i)	all rights under the Airframe Warranties and the Engine Warranties will immediately revert to Lessor, including all claims thereunder (whether or not perfected except (aa) to the extent necessary to reimburse Lessee the actual costs incurred by it for the repair of any defect or, (bb) if any part of the cash payment has been made by the Manufacturer in respect of Lessee’s loss of use of the Aircraft, to compensate Lessee for any loss of use of the Aircraft suffered by it during the Term as a result of the defect) and Lessee will immediately take all steps and execute all documents required by Lessor to perfect such reversion; and

(ii)	Lessor may retain for its own account any such proceeds previously paid to Lessor which would have been remitted to Lessee under this Clause 10 in the absence of such Event of Default or such Termination Event (arising otherwise than as a result of an Event of Default), as the case may be, cause any proceeds of any pending claims to be paid to Lessor, rather than to Lessee and recover from Lessee the proceeds of any such claims previously paid to Lessee to the extent that such claims relate to any defect in the Aircraft not fully and completely rectified by Lessee before such Event of Default or Termination Event (arising otherwise than as a result of an Event of Default), as the case may be and, in the absence of such an Event of Default, not constituting compensation for loss of use during the Term.

10.2	To the extent any warranties relating to the Aircraft are made available under an agreement between any manufacturer, seller, subcontractor or supplier and Lessee, Lessee will:

(a)	pay the proceeds of any claim thereunder in accordance with Clause 10.1 and pending such payment will hold the claim and the proceeds on trust for Lessor; and

(b)	Lessee will take all such steps as are necessary at the end of the Term to ensure the benefit of any of those warranties which have not expired are vested in Lessor.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

11	INDEMNITY

11.1	Lessee agrees to defend, indemnify and hold harmless the Indemnitees from and against any and all claims, proceedings, losses, liabilities, suits, judgments, costs, expenses, penalties or fines (each a “Claim”) regardless of when the same is made or incurred, whether during or after the Term:

(a)	which may at any time be suffered or incurred directly or indirectly as a result of or connected with the possession, importation, delivery, performance, management, ownership, registration, control, maintenance, condition, service, repair, overhaul, leasing, use, operation, storage, transport or return of the Aircraft, any Engine or Part (either in the air or on the ground) whether or not the Claim may be attributable to any defect in the Aircraft, any Engine or any Part or to its design, testing or use or otherwise, and regardless of when the same arises or whether it arises out of or is attributable to any act or omission, negligent or otherwise, of any Indemnitee;

(b)	which arise out of any act or omission which invalidates or which renders voidable any of the Insurances; and

(c)	which may at any time be suffered or incurred as a consequence of any design, article or material in the Aircraft, any Engine or any Part or its operation or use constituting an infringement of patent, copyright, trademark, design or other proprietary right or a breach of any obligation of confidentiality owed to any person, but excluding any Claim in relation to a particular Indemnitee to the extent that such Claim:

(i)	is covered pursuant to another indemnity provision of any Transaction Document; or

(ii)	arises solely as a result of the wilful misconduct or Gross Negligence of that Indemnitee under any Transaction Document; or

(iii)	relates to Lessor Taxes or a Lessor Lien attributable to that Indemnitee; or

(iv)	arises solely as a result of any breach by that Indemnitee of any express obligation owed to Lessee under this Agreement or any other Transaction Document; or

(v)	relates solely to either (a) any period or event occurring prior to the Delivery Date (save for any stamp duty or other Taxes imposed in connection with the execution and/or registration of any of the Transaction Documents) or (b) any period commencing or event occurring after the Expiry Date and return of the Aircraft in the condition required by this Agreement and which is unrelated to any act or omission of Lessee or the use or possession by Lessee of the Aircraft during the Term or the transactions contemplated by the Transaction Documents.

11.2	The indemnities contained in this Agreement will continue in full force after the Expiry Date.

11.3	All rights expressed to be granted to each Indemnitee (other than Lessor) under this Agreement are given to Lessor on behalf of each such Indemnitee.

12	RETURN OF AIRCRAFT

The provisions of Appendix 8 shall govern the parties’ respective rights and obligations regarding the return of the Aircraft.

13	DEFAULT

13.1	Each of the events specified in Part 1 of Appendix 9 will constitute an Event of Default and a repudiation of this Agreement by Lessee.

13.2	The provisions of Part 2 of Appendix 9 shall govern the respective rights and obligations of the parties following the occurrence of a Default or an Event of Default.

13.3	If Lessee fails to comply with any provision of any Transaction Document, Lessor may, without being in any way obliged to do so or responsible for so doing and without prejudice to the ability of Lessor to treat the non-compliance as an Event of Default, effect compliance on behalf of Lessee, whereupon Lessee shall become liable to pay immediately any sums expended by Lessor together with all costs and expenses (including legal costs) in connection therewith.

13.4	The rights of Lessor under the Transaction Documents may be exercised as often as necessary, are cumulative and not exclusive of its rights under any law and may be waived only in writing and specifically. Delay in exercising or non-exercise of any such right will not constitute a waiver of that right.

14	ASSIGNMENT

14.1	The provisions set out in Appendix 10 shall govern assignment and/or transfer of Lessee’s and Lessor’s rights and obligations under this Agreement.

15	ILLEGALITY

15.1	If it becomes, or will become, illegal for either Lessor or Lessee to perform its obligations or to enforce its rights under any Transaction Document or to participate in the transactions contemplated thereby, Lessor or Lessee (as the case may be) shall, promptly upon becoming aware of such cessation or illegality, notify the other party thereof (such notice being referred to herein as an “Illegality Notice”). Subject to any restrictions imposed on the party affected by such illegality and provided that the rights of the other party are not adversely impacted by such illegality, the parties shall, following service or receipt of an Illegality Notice, negotiate in good faith for a period (the “Consultation Period”) of up to thirty (30) days from the date of the Illegality Notice (or such shorter period as may end on the date on which such illegality takes effect) with a view to restructuring the arrangements contemplated by the Transaction Documents so as to avoid such illegality. The party for whom it becomes illegal to perform its obligations or to enforce its rights under the Transaction Documents or to participate in the transactions contemplated thereby shall reimburse the other parties involved in such consultations for their reasonable legal and other expenses incurred in connection with such consultations and the implementation of arrangements (if any) agreed during such consultations. Lessee acknowledges that the Security Trustee or any Lender may, at no cost to Lessee, also participate in such consultations.

15.2	If no satisfactory arrangement for restructuring the transactions contemplated by the Transaction Documents is agreed by the end of the Consultation Period, Lessor may, by written notice to Lessee, terminate the leasing of the Aircraft under this Agreement with effect from the date of such notice (if the illegality has become effective on or before such date) or otherwise with effect from the last Business Day before the illegality takes effect, whereupon the Lessee shall forthwith redeliver the Aircraft to Lessor in accordance with Appendix 8.

16	NOTICES

16.1	All notices under, or in connection with, the Transaction Documents will, unless otherwise stated, be given in writing by letter or facsimile. Any such notice is deemed effectively to be given as follows:

(a)	if by letter, when delivered personally or, if sent by registered post, on the third day after posting; and

(b)	if by facsimile, when transmitted and confirmed by the transmitting party’s fax machine.

16.2	The address, facsimile and telephone numbers of Lessee and Lessor are as follows:

(a)	Lessee:	Address:	Av. Prolongación Paseo de la Reforma 490 Piso 1, Col. Santa Fe Pena Blanca, 01210 Mexico

		Attn:	General Counsel/Director Juridico
		Facsimile:	+52 55 52 61 6460
		Telephone:	+52 55 52 61 6400

(b)	Lessor:	Address:	28 Upper Mount Street Dublin 2 Ireland

		Attn:	Company Secretary
		Facsimile:	+353 1 639 8118

(with a copy to Amentum Capital Limited :

		Address:	28 Upper Mount Street Dublin 2 Ireland

		Attn:	Company Secretary
		Facsimile:	+353 1 639 8118
		Telephone:	+353 1 6398111)

16.3	All notices to be given under the Transaction Documents will be in English. All documents delivered to Lessor pursuant to the Transaction Documents will be in English, or if not in English, will be accompanied by a certified English translation.

17	DISCLAIMERS AND WAIVERS

17.1	THE AIRCRAFT IS DELIVERED “AS IS, WHERE IS” AND LESSEE AGREES AND ACKNOWLEDGES THAT AS BETWEEN LESSOR, LESSEE AND THE INDEMNITEES NEITHER LESSOR NOR ANY OTHER INDEMNITEE WILL HAVE ANY LIABILITY IN RELATION TO, AND NEITHER LESSOR NOR ANY OTHER INDEMNITEE HAS NOR WILL BE DEEMED TO HAVE MADE OR GIVEN, ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO, THE AIRCRAFT, INCLUDING BUT NOT LIMITED TO:

(a)	THE DESCRIPTION, AIRWORTHINESS, MERCHANTABILITY, FITNESS FOR ANY USE OR PURPOSE, VALUE, CONDITION, OR DESIGN, OF THE AIRCRAFT OR ANY PART; OR

(b)	ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM LESSOR’S OR ANY OTHER INDEMNITEE’S NEGLIGENCE, ACTUAL OR IMPUTED; OR

(c)	ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO THE AIRCRAFT, FOR ANY LIABILITY OF LESSEE TO ANY THIRD PARTY, OR FOR ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

17.2	LESSEE HEREBY WAIVES, AS BETWEEN ITSELF AND EACH INDEMNITEE, ALL ITS RIGHTS IN RESPECT OF ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, ON THE PART OF ANY INDEMNITEE AND ALL CLAIMS AGAINST EACH INDEMNITEE HOWSOEVER AND WHENEVER ARISING AT ANY TIME IN RESPECT OF OR OUT OF THE OPERATION OR PERFORMANCE OF THE AIRCRAFT.

17.3	LESSEE CONFIRMS THAT IT IS FULLY AWARE OF THE PROVISIONS OF THIS CLAUSE AND THE OTHER TERMS OF THIS AGREEMENT AND ACKNOWLEDGES THAT THE TERMS OF THIS AGREEMENT HAVE BEEN AGREED AND THE RENT AND OTHER AMOUNTS HAVE BEEN CALCULATED NOTWITHSTANDING ITS PROVISIONS.

18	CONFIDENTIALITY

18.1	Lessor and Lessee agree that the Transaction Documents and information supplied pursuant to the Transaction Documents are to be kept confidential, subject to the exceptions, set forth in this Clause 18. Neither party will disclose or permit its officers, agents or advisers to disclose any information from or in connection with the Transaction Documents without the consent of the other or to use any such information for any purpose other than for the purpose of the transactions contemplated by the Transaction Documents, except:

(a)	for disclosures of the terms of the Transaction Documents and any information provided under this Agreement made by Lessor to any actual or potential assignee or transferee permitted by Appendix 10 or to any actual or potential Lender or Security Trustee or to their respective professional advisers, provided that (i) Lessor has obtained a confidentiality undertaking in respect of such information from each such person or (ii) such person is subject to a recognised duty of confidentiality;

(b)	for disclosures made by either party to its professional advisers, shareholders and any rating agency or as may be required by law or legal process or by the administrative or regulatory requirements of any recognised stock exchange on which such party’s or its shareholders’ shares are listed;

(c)	for disclosures made by or on behalf of either party or any Indemnitee to any governmental or other official body in connection with the registration of any Transaction Document, the Mortgage or the Assignment or otherwise reasonably advisable in order to establish, maintain, protect and enforce the rights and remedies of either party hereto or any Indemnitee under the Transaction Documents, the Mortgage or the Assignment;

(d)	Lessee may deliver a copy of this Agreement to International Finance Corporation (“IFC”) pursuant to and in accordance with the facility agreement between Lessee and the Guarantor and IFC and IFC may disclose this Agreement to its legal advisers and other professional advisers provided such persons are under a recognised duty of confidentiality or have executed a confidentiality undertaking or to a rating agency or to any potential assignee or transferee of IFC, subject to the receipt by Lessee of a confidentiality undertaking from each such assignee or transferee, provided that notwithstanding the foregoing provisions of this Clause 18, Lessor may only disclose the Agreed Maintenance Programme to third parties who are either bound by a duty of confidentiality or have executed a confidentiality undertaking.

19	LAW AND JURISDICTION

19.1	This Agreement, including any non-contractual obligations arising out of or in connection with, this Agreement is governed by and this Agreement shall be construed in accordance with the laws of Ireland.

19.2

The parties hereto irrevocably agree that any legal action or proceedings in connection with this Agreement may be brought in the courts of Ireland. The parties further agree that any party may take proceedings against the other in the courts of the domicile of the parties or where the Aircraft is located, hereby waiving any jurisdiction not referred to in this Clause 19.2. The courts agreed to in this paragraph shall have jurisdiction to settle any disputes arising out of or in connection with this Agreement.

19.3	Lessee hereby irrevocably designates, appoints and empowers Matsack Trust Limited, 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, to receive for it and on its behalf service of process issued out of the Irish courts in any legal action or proceeding arising out of or in connection with this Agreement and/or any other Transaction Document to which it is a party.

19.4	Each of the parties irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any court and any claim it may now or hereafter have that any action or proceeding has been brought in an inconvenient forum.

19.5	Each party irrevocably and unconditionally:

(a)	agrees that if the other brings legal proceedings against it or its assets in relation to this Agreement, no immunity from such legal proceedings will be claimed by it;

(b)	waives any such right of immunity which it or its assets now has or may in the future acquire; and

(c)	consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with such proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

IN WITNESS whereof the parties hereto have executed this Agreement on the date shown at the beginning of this Agreement.

SIGNED on behalf of CONCESIONARIA VUELA

COMPAÑÍA DE AVIACIÓN, S.A.P.I DE C.V.

By:	/s/ Fernando Suárez Gerard
Name:	Fernando Suárez Gerard
Title:	CFO

By:	/s/ Mario E. Geyne Pliego
Name:	Mario E. Geyne Pliego
Title:	Financial and Fleet Planning Director

SIGNED on behalf of AMENTUM AIRCRAFT LEASING NO. THREE LIMITED

By:	/s/ Mitchel Simpson
Name:	Mitchel Simpson
Title:	Chief Financial Officer

APPENDIX 1

PART 1

DEFINITIONS

““A” Check” means a package of scheduled maintenance tasks with repeat intervals up to 600 Flight Hours, 6 months and 500 Cycles (including any lesser tasks) performed by an Agreed Maintenance Performer in accordance with the Agreed Maintenance Programme.

“Acknowledgement of Assignment of Guarantee” means the acknowledgement from the Guarantor to Lessor and the Security Trustee in respect of the Assignment in the form of Part 1 of Exhibit A.

“Acknowledgement of Assignment of Lease” means the acknowledgement from Lessee to Lessor and the Security Trustee in respect of the Assignment in the form of Part 2 of Exhibit A.

“Agreed Maintenance Performer” means Lessee, Aeromantenimiento S.A. and any person which is approved by, and holds all necessary licences from, the Air Authority and holding a valid repair station certificate for maintenance work on the Airframe, Landing Gear, APU, Engine and Parts issued by the FAA or EASA or, in respect of any “A” Check, any maintenance facility approved by the Air Authority.

“Agreed Maintenance Programme” means the Maintenance Programme for the Aircraft from time to time as approved by the Air Authority which shall be based on the Maintenance Planning Document.

“Agreed Value” means with respect to the period from the Delivery Date up to but excluding the first anniversary of the Delivery Date, ***** and thereafter reducing on each anniversary of the Delivery Date by an amount equal to ***** of the amount of the Agreed Value on the previous such anniversary or the Delivery Date as applicable.

“Affiliate” means in relation to any person (the “First Person”):

(a)	any person controlled by the First Person;

(b)	any person who controls such First Person;

(c)	any person controlled by the same person who controls the First Person,

(and for this purpose “Control” means either the ownership of more than fifty per cent. (50%) of the voting share capital (or equivalent right of ownership) of a person or power to direct its policies and management whether by contract or otherwise).

“Air Authority” means all and any of the authorities, government departments, committees or agencies which under the laws of the State of Registration shall from time to time:

(a)	have control or supervision of civil aviation in that state; or

(b)	have jurisdiction over the registration, airworthiness or operation of, or other matters relating to, the Aircraft.

“Aircraft” means the aircraft described in Appendix 2, (which term includes where the context admits a separate reference to the Engines, Parts and Aircraft Documents) (but for the avoidance of doubt excludes any engine or part installed on the Aircraft title to which is not required by this Agreement to be passed to or vested in Lessor).

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

“Aircraft Documents” means all such technical data, documents, manuals and log books and any other records relating to the Aircraft which Lessee is required to keep and maintain to comply with the regulations of the Air Authority and FAA and all additions, renewals, revisions and replacements from time to time made in accordance with this Agreement and shall include:

(a)	without limitation, at Delivery, those documents delivered to Lessee by Lessor; and

(b)	at redelivery, those documents set out in Part 3 of Appendix 8.

“Airframe” means the Aircraft, excluding the Engines and Aircraft Documents.

“Airframe Manufacturer” means Airbus S.A.S.

“Airframe Warranties” means the warranties in respect of the Aircraft specified in the Airframe Warranty Agreement.

“Airframe Warranty Agreement” means the airframe warranty agreement entered into or to be entered into on or prior to the Delivery Date between Lessee, Lessor, the Security Trustee and the Airframe Manufacturer.

“Airworthiness Directive” or “AD” means any airworthiness directive issued or endorsed by the FAA, the EASA and/or the Air Authority applicable to the Airframe, any Engine, any Part or the Aircraft Documents.

“APU” means the auxiliary power unit installed on the Aircraft at Delivery and any replacement auxiliary power unit installed on the Aircraft in accordance with this Agreement and in each case includes any attaching Part.

“APU Available Balance” shall have the meaning ascribed to such term in part 2 of Appendix 5.

“APU Hours” means each hour or part of an hour during which the APU is operated.

“APU Initial Balance” shall have the meaning ascribed to such term in part 2 of Appendix 5.

“APU Performance Restoration” means a shop visit which restores performance and durability of the APU so as to return the APU to service for a complete APU run interval and shall include a Heavy Repair (as defined in the Honeywell Shop Maintenance Philosophy) or APU overhaul as required by the APU manufacturer’s component maintenance manual.

“Arranger” means HSH Nordbank AG, in its capacity as head arranger under Lessor’s financing arrangements.

“Assignment” means any present or future assignment in favour of the Security Trustee of Lessor’s rights in respect of, amongst other things, this Agreement, the Insurances, any Letter of Credit, the Guarantee, the Deposit and the Maintenance Reserves as security for Lessor’s obligation to the Lenders.

“Assignment of Insurances” means the assignment of Lessee’s rights, title, benefit and interest in and to the Insurances (other than the liability insurances) entered into or to be entered into on or prior to the Delivery Date between Lessor as assignee and Lessee as assignor.

“Bill of Sale” means the bill of sale transferring ownership of the Aircraft from the Airframe Manufacturer to Lessor.

“Business Day” means a day (other than a Saturday or Sunday) on which business of the nature required by this Agreement is carried out in Ireland and Mexico or, where used in relation to payments, on which banks are open for business in Dublin, Ireland and New York.

“Certificate of Acceptance” means a certificate of acceptance in respect of the Aircraft duly executed by Lessee substantially in the form of Exhibit B.

““C” Check” means a package of scheduled maintenance tasks with repeat intervals of 20 months 6,000 Flight Hours or 4,500 Cycles performed by an Agreed Maintenance Performer in accordance with the Maintenance Planning Document in effect on the relevant date.

“Claim” has the meaning given to it in Clause 11.1.

“Consolidated Text” means the Consolidated Text of the Convention and the Protocol attached to resolution No. 1 of the Final Act of the Diplomatic conference to adopt the Convention and the Protocol held under the auspices of ICAOP and UNIDROIT at Cape Town, South Africa from 29 October to 16 November, 2001.

“Convention” means the Convention on International Interests in Mobile Equipment signed in Cape Town, South Africa on 16 November, 2001.

“CPCP” means corrosion prevention and control programme.

“Cycle” means , in relation to the Airframe, one take-off and landing of the Aircraft, and in relation to an Engine, an APU, or a Landing Gear, or any fitted component installed in any of the foregoing one take off and landing of any aircraft on which that Engine, APU, or Landing Gear or any other fitted component, as the case may be, is installed.

“Default” means any Event of Default and any event which with the giving of notice, lapse of time or determination of materiality would constitute an Event of Default.

“Delivery” means delivery of the Aircraft by Lessor to Lessee under this Agreement.

“Delivery Check Flight” has the meaning given to such term in Part 1 of Appendix 7A.

“Delivery Condition” means the condition of the Aircraft as specified in Part 2 of Appendix 7A.

“Delivery Date” means the date on which Delivery takes place.

“Delivery Location” means Lufthansa Technik Philippines facility in Manila, Philippines.

“Deposit” means the amount equal to ***** paid or payable to by Lessee to Lessor in cash or provided or to be provided by Lessee to Lessor by way of Letter of Credit, in each case, in accordance with Clause 5.

“Deregistration Power of Attorney” means a deregistration and export power of attorney in the form of Exhibit D or in such other form agreed by Lessor.

“Dollars” and “$” means the lawful currency of the United States of America.

“EASA” means the European Aviation Safety Agency established by the European Parliament and the Council of the European Union under Regulation (EC) Number 1592/2002 or any other organisation or authority that, under the laws of the European Union, shall from time to time have jurisdiction over, amongst other things, aircraft airworthiness and aircraft safety standards for the European Union.

“Emergency Operations” means any deviation in an agreed flight path of the Aircraft to a Prohibited Jurisdiction made solely in order to protect the Aircraft or the lives, safety and/or wellbeing of the passengers and crew and provided Lessee shall promptly remove the Aircraft from such Prohibited Jurisdiction upon cessation of the conditions giving rise to the relevant flight path deviation.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

“EMMP” means the latest revision of the engine maintenance management programme of Lessee for the Engines adapted from the latest revision of the Engine Manufacturer’s engine maintenance management programme.

“Engine” means whether or not installed on the Aircraft:

(a)	each engine of the manufacture and model specified in Appendix 2 such engines being described as to serial numbers on the Certificate of Acceptance to be executed by Lessee upon delivery of the Aircraft under this Agreement; and

(b)	any Suitable Replacement Engine which has replaced that engine in accordance with the terms of this Agreement,

and in each case includes all modules and Parts from time to time belonging to or installed in that engine but excludes any Replaced Engine title to which has passed to Lessee pursuant to this Agreement (and, for the avoidance of doubt, the term “Engine” excludes any engine installed on the Aircraft title to which is not required by this Agreement to be passed to or vested in Lessor).

“Engine LLPs” means each or any of the Engine Manufacturer’s certified cyclic life controlled parts as specified in the Engine Manufacturer’s “Time Limits Manual”.

“Engine Loss” means the occurrence of any of the events referred to in the definition of “Total Loss” but with references therein to “Aircraft” being construed as references to any Engine.

“Engine Manufacturer” means IAE International Aero Engines AG.

“Engine Performance Restoration” means, in respect of any Engine, the performance of a refurbishment of such Engine to clear it until its next anticipated Engine Performance Restoration (including, without limitation, the completion of a Level 3 Refurbishment on each of the high pressure turbine, the high pressure compressor and the combuster) in all cases in accordance with the maintenance procedures and soft times as defined in the EMMP (excluding any LRU’s on such Engine).

“Engine Warranties” means, in respect of each Engine, the warranties in respect of those Engines specified in the Engine Warranties Agreement.

“Engine Warranties Agreement” means the engine warranties agreement entered into or to be entered into on or before the Delivery Date between the Engine Manufacturer, the Security Trustee, Lessor and Lessee.

“Event of Default” means any of the events listed in Part 1 of Appendix 9.

“Expiry Date” means:

(a)	the Scheduled Expiry Date; or

(b)	the date on which the leasing of the Aircraft to Lessee is terminated or expressed to expire under and in accordance with the provisions of this Agreement; or

(c)	the date on which Lessor receives the Agreed Value following a Total Loss.

“FAA” means the Federal Aviation Administration of the United States of America and any successor thereof.

“Facility Agent” means HSH Nordbank AG or such other institution or institutions as Lessor may from time to time advise Lessee in writing.

“Final Delivery Date” means ***** or such later date as the parties may agree.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with Mexican GAAP or IFRS (whichever methodology is used by Lessee with respect to the preparation of its financial statements) be treated as a finance or capital lease;

(e)	receivables sold or discounted as a means of raising money (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the market to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Fleet Aircraft” means any other aircraft owned or operated by Lessee.

“Flight Hour” means in relation to the Aircraft, each hour or part thereof (rounded up to two decimal places) elapsing from the moment the wheels of the Aircraft leave the ground on take off until the wheels of the Aircraft next touch the ground and in relation to an Engine, a Landing Gear, an APU and a Part each hour or part thereof (rounded up to two decimal places) elapsing from the moment the wheels of an aircraft on which that Engine, the Landing Gear, the APU or the Part, as the case may be, is installed leaves the ground on take off until the wheels of that aircraft next touch the ground.

“Government Entity” means (a) any national government, political subdivision thereof, or local jurisdiction therein; or (b) any instrumentality, board, commission, court, tribunal or agency of any thereof, however constituted; or (c) any association, organisation, or institution of which any of the above is a member or to whose jurisdiction any thereof is subject or in whose activities any of the above is a participant.

“Gross Negligence” means an act or omission which is done deliberately with intent to cause loss or damage or recklessly and with knowledge, that damage, death, delay, injury or loss would possibly result.

“Guarantee” means the guarantee dated the date of this Agreement executed by the Guarantor in favour of Lessor in respect of Lessee’s obligations to Lessor under the Transaction Documents.

“Guarantor” means Controladora Vuela Compañía de Aviación, S.A.P.I. de C.V., a company organised and validly existing under the laws of Mexico.

“Habitual Base” means Mexico or such other jurisdiction as agreed to by Lessor pursuant to the terms of this Agreement.

“IDERA” means an irrevocable deregistration and export request authority in the form set out in Annex 1 to the Convention.

“IFRS” means the International Financial Reporting Standards, being the guidelines and rules set from time to time by the International Accounting Standard Board that companies and organisations can follow when compiling financial statements;

“Indemnitees” means:

(a)	each of Lessor, the Lease Manager, the Security Trustee, the Facility Agent, the Arranger and the Lenders, including, any of their respective successors and permitted assigns, shareholders, Subsidiaries and Affiliates and their respective directors, officers, agents and employees; and

(b)	Lufthansa Technik AG and Lufthansa Technik Philippines Inc. (including their respective successors, and each of their respective employees, directors and officers) for:

(i)	a period of ***** commencing on the Delivery Date; and

(ii)	the purposes of the aviation general legal liability insurance only (and it being agreed that none of the persons listed in this paragraph (b) shall constitute an Indemnitee for any other purpose whatsoever) other than any claims arising out of or in connection with their capacity as manufacturer, repairer or servicing agent.

“Insurances” has the meaning given to it in paragraph 1 of Part 1 of Appendix 7.

“International Interest” has the meaning given to it in the Convention.

“International Registry” has the meaning given to it in the Convention.

“Landing Gear” means the landing gear assembly of the Aircraft including any attaching Part.

“Landing Gear Overhaul” means a full overhaul of the Landing Gear as required by the Maintenance Planning Document and in accordance with the manufacturer’s procedures.

“LC Amount” has the meaning given to such terms in Clause 5.2;

“Lease Manager” means Amentum Capital Limited, a company incorporated in Ireland or such other entity the Lessor notifies to the Lessee.

“Lenders” means such financial institution(s) which from time to time participate in the financing of the Aircraft for Lessor and/or for whose benefit security over, or rights relating to, the Aircraft and/or this Agreement and/or the Insurances is granted by Lessor or at Lessor’s request.

“Lessor Lien” means:

(a)	any Assignment, any Mortgage and any security interest whatsoever from time to time created by or through Lessor in connection with the financing of the Aircraft; or

(b)	any other security interest in respect of the Aircraft which results from acts of or claims against Lessor, the Lease Manager or their respective Affiliates or Subsidiaries not related to the transactions contemplated by or permitted under this Agreement; or

(c)	liens in respect of the Aircraft for Lessor Taxes.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

“Lessor Taxes” means Taxes in respect of any Indemnitee:

(a)	imposed as a direct result of activities of that Indemnitee in the jurisdiction imposing the liability unrelated to the transactions contemplated by the Transaction Documents, such Indemnitee’s dealings with Lessee or the use or operation of the Aircraft or any part thereof by Lessee; or

(b)	imposed on the net income, gross profits or gains of that Indemnitee by any Government Entity in the country of incorporation of the Indemnitee or any other jurisdiction where that Indemnitee has a place of business, in each case unrelated to the transactions contemplated by the Transaction Documents, such Indemnitee’s dealings with Lessee or the use or operation of the Aircraft or any part thereof by Lessee; or

(c)	imposed with respect to either (a) any period or event occurring prior to the Delivery Date (save for any stamp duty or other Taxes imposed in connection with the execution and/or registration of any of the Transaction Documents) or (b) any period commencing or event occurring after the Expiry Date and unrelated to the transactions contemplated by the Transaction Documents or the use or operation of the Aircraft or any part thereof by Lessee; or

(d)	imposed solely as a direct result of the Gross Negligence or wilful misconduct of that Indemnitee or breach by that Indemnitee of any of its express obligations to Lessee and/or Guarantor under any of the Transaction Documents, but excluding any such breach which is attributable to or arises out of any breach by Lessee of its obligations under this Agreement or any other Transaction Document or any Event of Default; or

(e)	imposed solely as a direct result of a voluntary or involuntary sale, transfer, assignment, novation or other disposition by such Indemnitee of all or part of an interest in the Aircraft or any part thereof or this Agreement, save for the Assignment, the Mortgage and/or any such sale, transfer, assignment or disposition which has occurred directly or indirectly as a result of an Event of Default and/or any such sale, assignment, transfer or disposition which has occurred with the consent of Lessee pursuant to Clause 6.6, Clause 15 or Clause 19; or

(f)	to the extent that the same are imposed or arise solely as a result of a Lessor Lien attributable to that Indemnitee; or

(g)	to the extent attributable to the failure of that Indemnitee to comply with Clause 6.8 of this Agreement;

(h)	to the extent that the same arise as a result of any financing arrangements entered into by such Indemnitee in connection with this Agreement and are not related to the use, operation, leasing, maintenance, condition, design, defect, insurance or any other matters set forth in Clauses 11.1(a) to (c) inclusive of this Agreement; or

(i)	to the extent that the same are increased solely by reason of Lessor voluntarily changing, after the date of this Agreement the jurisdiction in which it is resident for tax.

“Letter of Credit” means a letter of credit which meets the requirements set out in paragraph 2 of Part 1 of Appendix 5;

“Level 3 Refurbishment” has the meaning given to it in the latest revision of the Engine Manufacturer’s engine management programme.

“LIBOR” means, in respect of the applicable period for the calculation of default interest hereunder or in respect of any Rental Period for the calculation of Rent under Clause 5:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for Dollars for the applicable interest period or Rental Period, as the case may be, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Lessor at its request, quoted by the Reference Banks to leading banks in the London interbank market, for the offering of deposits in Dollars for the applicable interest period or Rental Period, as the case may be, as of 11.00 a.m. (London time) two (2) Business Days before the first day of such period.

“Life Limited Part” means any Part that has a pre-determined life limit as mandated by Manufacturer, the Air Authority, FAA, EASA or any other Government Entity, as the context requires, which requires any such Part to be discarded upon reaching such life limit.

“Loan Agreement” means the Loan Agreement dated 7 July 2008 between Lessor, as borrower and HSH Nordbank AG as arranger, original lender, the agent and the security trustee (as amended and/or supplemented from time to time).

“Loss” means any cost, expense, financial liability, damage or monetary loss of any kind.

“LRU” means a line replacement unit.

“Maintenance Planning Document” or “MPD” means the latest revision of the maintenance planning document issued by the Airframe Manufacturer in respect of the same type of aircraft as the Aircraft.

“Maintenance Programme” means Lessee’s Air Authority approved maintenance programme for the Aircraft in accordance with the Maintenance Planning Document encompassing scheduled maintenance (including block maintenance), condition monitored maintenance, and/or on-condition maintenance of Airframe, Engines and Parts, including but not limited to, servicing, testing, preventive maintenance, repairs, structural inspections, system checks, overhauls, corrosion control, inspection and treatments.

“Maintenance Reserves” has the meaning given to it in Part 2 of Appendix 5.

“Major Checks” means the 6 Year Check and the 12 Year Check.

“Mandatory Service Bulletin” means any service bulletin affecting the airworthiness or safety of the Aircraft which is issued by the Manufacturer and compliance with which is required within a defined period of time.

“Manufacturer” means in respect of: (a) the Airframe, the Airframe Manufacturer; the Engines, the Engine Manufacturer; and (c) with respect to a Part (other than a complete Engine), the manufacturer of such Part.

“Mexico” means the United Mexican States.

“Mexican GAAP” means the generally accepted and consistently applied accounting principles and practices in the State of Incorporation.

“Minimum Liability Coverage” means ***** or such higher amount carried by Lessee on its fleet policy.

“Mortgage” means any present or future aircraft mortgage, pledge or security agreement made by Lessor in favour of the Security Trustee in respect of the Aircraft.

“Other Agreements” means together

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

(a)	the lease agreement dated on or about the date hereof between the Lessor and Lessee with respect to the Airbus A320-200 aircraft with manufacturer’s serial number 3543; and

(b)	any other lease agreement entered into or to be entered into between Lessor (or any Affiliate of Lessor) with Lessee (or any Affiliate of Lessee).

“Part” means whether or not installed on the Aircraft:

(a)	any component, furnishing or equipment (other than a complete Engine) furnished with the Aircraft at Delivery; and

(b)	any other component, furnishing or equipment (other than a complete Engine) title to which has passed to Lessor pursuant to this Agreement,

but excludes any such items title to which has passed to Lessee pursuant to this Agreement (and for the avoidance of doubt the term “Part” excludes any part installed on the Aircraft title to which is not required by this Agreement to be passed to or vested in Lessor).

“Permanent Repairs” means any and all repairs relating to the Aircraft which:

(a)	subject to (c) and (d) below, are of a permanent nature;

(b)	shall have been reviewed and completed in accordance with the latest revision of the Manufacturer’s published guidelines applicable at the time of repair and supported by documentation evidencing accomplishment in accordance with FAA approved data (that is, the Manufacturer’s structural repair manual or the Manufacturer’s service bulletin or the Airframe Manufacturer’s written approval (wherein a statement of no technical objection does not constitute the Airframe Manufacturer’s written approval and a statement of conformity to type certificate will be required)) or EASA or FAA STC (Supplemental Type Certificate) or otherwise approved by the FAA and/or EASA;

(c)	shall be flush unless not available from the Airframe Manufacturer or the original equipment manufacturer;

(d)	shall be approved for unlimited continued service, without time limitations for removal, repair or replacement and shall have no special or distinct repetitive inspection requirements, unless no such repair exists, in which case:

(i)	Lessee shall provide to Lessor, at the time the repair is being carried out, written confirmation from the Manufacturer that no further repair is currently available or is reasonably capable of being developed within a reasonable period; and

(ii)	notwithstanding the written confirmation, Lessee shall carry out the repair with the least number of repeat inspections or the greatest time between and with the least potential impact for future operators as is reasonably possible given Manufacturer’s guidelines.

“Permitted Lien” means:

(a)	any lien for Taxes not assessed or, if assessed, not yet due and payable, or being contested in good faith by appropriate proceedings;

(b)	any lien of a repairer, mechanic, carrier, hangarkeeper or other similar lien arising in the ordinary course of business or by operation of law in respect of obligations which are not overdue or are being contested in good faith by appropriate proceedings; and

(c)	any Lessor Lien,

but only if (in the case of both (a) and (b)) (i) adequate reserves have been provided by Lessee for the payment of the Taxes or obligations; and (ii) such proceedings, or the continued existence of the lien, do not give rise to any likelihood of the sale, forfeiture, detention or other loss of the Aircraft or any interest therein or of criminal liability or unindemnified civil liability on Lessor, the Security Trustee or any Lender.

“Permitted Sublease” means a sublease in compliance with Clause 4.1(c) and (d) of Appendix 6.

“Permitted Sub-Lessee” means any of:

(a)	Taca International Airlines, S.A.;

(b)	Aerovias Del Continente Americano S.A. AVIANCA;

(c)	Trans American Airlines, S.A.;

(d)	Lineas Aereas Costarricenses, S.A.;

(e)	Aviateca, S.A.;

(f)	Aerolineas Galapagos S.A. Aerogal; and

(g)	Spirit Airlines.

“Permitted Transferee” means any person who (a) is not a competitor, or any Affiliate of a competitor, of Lessee; (b) is experienced in cross border leasing or owned or managed by a person who is so experienced; and (c) has a net worth of at least ***** (or whose obligations under this Agreement are guaranteed by a person with at least such a net worth).

“PMA Part” means a Part which has not been manufactured by the Airframe Manufacturer, the Engine Manufacturer or the manufacturer of the relevant replaced Part (as applicable) and is not approved by the Airframe Manufacturer or the Engine Manufacturer for installation in the Aircraft or an Engine (as applicable).

“Pre-Delivery Procedure” means the procedure set out in Part 1 of Appendix 7A.

“Process Agent Power of Attorney (Lessor)” means a process agent power of attorney substantially in the form of Exhibit G or in such other form requested by Lessor.

“Process Agent Power of Attorney (Guarantor)” means a process agent power of attorney substantially in the form of Exhibit H or in such other form requested by Lessor.

“Prohibited Jurisdiction” means any jurisdiction which, at any relevant time, is subject to an embargo or sanction or prohibition order (or any similar order or directive) of:

(a)	the United Nations Security Council or the European Union; or

(b)	the United States of America,

any which is applicable to the Lessee or any Indemnitee or the ownership, leasing or financing of the Aircraft or the transactions contemplated by the Transaction Documents and which order or directive prohibits or restricts or could reasonably be interpreted to prohibit or restrict the export (taking into account any exemptions which would be available and any operations to the extent that they are not absolutely prohibited or restricted) of the Aircraft to, and/or the use or operation of the Aircraft on flights to, and/or from such jurisdiction.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

“Protocol” means the Protocol to the Convention on Matters Specific to Aircraft Equipment, signed in Cape Town, South Africa on 16 November, 2001.

“Quiet Enjoyment Letter” means a letter from the Security Trustee to Lessee in the form of Exhibit E.

“Recognition of Rights Agreement” means an agreement in form and substance satisfactory to the Lessor and the Security Trustee (acting reasonably) concerning recognition of rights between Lessee, Lessor, the Security Trustee and any other owners, financiers or lessors of engines of the same make and model as the Engines (or any other engines compatible therewith) operated by Lessee.

“Redelivery” means the redelivery of the Aircraft by Lessee to Lessor in accordance with Appendix 8.

“Redelivery Date” means the date on which Redelivery occurs.

“Redelivery Location” has the meaning given to it in Part 1 of Appendix 8.

“Reference Banks” means the principal London branches of HSH Nordbank AG, Barclays Bank plc and Citibank N.A.

“Reinsurances” has the meaning given to it in paragraph 1 of Part 1 of Appendix 7.

“Rent” means each amount calculated pursuant to Clause 5.4.

“Rental Period” has the meaning given to it in Clause 5.3.

“Rent Date” means the first day of each Rental Period.

“Replacement Part” means, in relation to any Part to be replaced under this Agreement, a component, furnishing or part (other than a complete Engine) (provided that such component, furnishing or Part is not a PMA Part) that has the same or interchangeable specifications and modification status, is in as good an operating condition as, and a value, utility and remaining life equal to or greater than, the Part to be replaced (assuming such replaced Part was in the condition and repair required by the terms of this Agreement) and which has not accumulated more than 110% of the accumulated calendar time, Flight Hours and Cycles of the Aircraft and in respect of which title is capable of passing to Lessor free and clear of all Security Interests other than Permitted Liens.

“Return Condition” has the meaning given to it in Part 1 of Appendix 8.

“Scheduled Delivery Date” means the date notified by Lessor to Lessee pursuant to Clause 4.2.

“Scheduled Delivery Month” means *****.

“Scheduled Expiry Date” means the date falling sixty (60) months after the Delivery Date.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Bloomberg screen. If the agreed page is replaced or service ceases to be available, Lessor may specify another page or service displaying the appropriate rate after consultation with Lessee.

“Security Interest” means any mortgage, charge, pledge, lien, assignment, hypothecation, right of set-off, right of detention or any agreement or arrangement having the effect of creating a security interest other than a Permitted Lien.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

“Security Trustee” means HSH Nordbank AG, or such other institution or institutions as Lessor may from time to time advise Lessee in writing.

“SENEAM” means Servicios a la Navegación en el Espacio Aéreo Mexicano.

“State of Incorporation” means Mexico.

“State of Registration” means Mexico or such other jurisdiction as agreed to by Lessor pursuant to the terms of this Agreement.

“Subsidiary” means:

(a)	in relation to any reference to accounts, any entity whose accounts are consolidated with the accounts of Lessee in accordance with Mexican GAAP or IFRS;

(b)	for any other purpose an entity from time to time:

(i)	of which another has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting share capital; or

(ii)	which is a direct or indirect subsidiary of another under the laws of the jurisdiction of its incorporation,

(and for this purpose “control” means either the ownership of more than fifty per cent. (50%) of the voting share capital (or equivalent right of ownership) of a person or power to direct its policies and management whether by contract or otherwise).

“Suitable Replacement Engine” means an engine:

(a)	which is of the same model, and has the same thrust rating as, or is an improved or advanced version of, the Engine it replaces (the “Replaced Engine”), approved by the Air Authority for installation and operational use on the Airframe in conjunction with the other Engine;

(b)	(unless otherwise agreed by Lessor, acting reasonably) which shall have undergone no more Engine Performance Restorations since new than the Replaced Engine; and

(c)	which has a value and utility at least equal to the Replaced Engine assuming the Replaced Engine was in the condition and repair required by the terms of this Agreement.

“Taxes” means all present and future taxes, levies, imposts, duties or charges of any nature whatsoever, and wheresoever imposed, including (without limitation) any registration tax in respect of the Aircraft, any withholding taxes, any value added tax or any other tax in respect of added value and any franchise, transfer, sales, use, business, occupation, excise, fuel, carbon, personal property, real property, stamp or other tax imposed by any Government Entity together with any penalties, additions to tax, fines or interest thereon and tax, taxes and taxation shall be construed accordingly.

“Term” means the period commencing on the Delivery Date and ending on Expiry Date.

“Termination Event” has the meaning assigned to it in Clause 10.1(c).

“Total Loss” has the meaning assigned to it in Part 3 of Appendix 7.

“Transaction Documents” means this Agreement, the Engine Warranties Agreement, the Airframe Warranty Agreement, the Certificate of Acceptance, the Assignment of Insurances, the Acknowledgement of Assignment of Lease, the Acknowledgement of Assignment of Guarantee, the Guarantee, the Deregistration Power of Attorney, the IDERA, the Process Agent Power of

Attorney (Lessor), the Process Agent Power of Attorney (Guarantor), the Quiet Enjoyment Letter and any other document which is entered into in connection with any of those agreements and is designated as such by Lessor and Lessee.

“Wet Lease” means a lease agreement with respect to the Aircraft:

(a)	pursuant to which Lessee agrees to operate the Aircraft under its air operator’s certificate on behalf of a third party airline under terms where all payment, operational (including crew), maintenance, re-delivery and insurance obligations under this Agreement and for the Aircraft remain the responsibility of Lessee and Lessee remains fully liable to comply with all such obligations under or in connection with this Agreement;

(b)	where there is no change in the Habitual Base or the State of Registration;

(c)	pursuant to which it is specifically stated in such wet lease that such agreement is expressly subordinated to the terms of this Agreement, any Mortgage, any Assignment and the interests of Lessor, the Security Trustee and the Lenders in and to the Aircraft, this Agreement, any Mortgage and any Assignment (as the case may be);

(d)	the term of which, when aggregated with (i) any renewals or extensions thereof and (ii) the term of any consecutive such lease agreements (if any and as applicable), does not exceed 6 months unless Lessee shall have procured the consent of Lessor and the Security Trustee (which consent shall not be unreasonably withheld or delayed); and

(e)	pursuant to which the expiry date thereunder occurs on or before the Expiry Date and the termination of this Agreement for any reason whatsoever will automatically result in such wet lease terminating and Lessor or (if applicable) the Security Trustee shall be entitled to promptly repossess and de-register the Aircraft thereafter.

“6 Year Check” means a 6 year check performed by an Agreed Maintenance Performer in accordance with the MPD in effect when such check is carried out and required to be performed at a threshold/interval of 6 years which shall include all system, zonal and structural tasks with an interval of 6 years or lower, all Flight Hour or Cycles driven tasks which are not due to be carried out at 6 years as a result of utilisation but which for planning and access reasons would be performed at this 6 year check, all lower level checks, cabin refurbishment, out of phase work and cleaning and repair.

“6 Year Check Available Balance” shall have the meaning ascribed to such term in Part 2 of Appendix 5.

“6 Year Check Initial Balance” shall have the meaning ascribed to such term in Part 2 of Appendix 5.

“12 Year Check” means a 12 year check performed by an Agreed Maintenance Performer in accordance with the MPD in effect when such check is carried out and required to be performed at a threshold/interval of 12 years which shall include all system, zonal and structural tasks with an interval of 12 years or lower, all Flight Hour or Cycles driven tasks which are not due to be carried out at 12 years as a result of utilisation but which for planning and access reasons would be performed at this 12 year check, all lower level checks, cabin refurbishment, out of phase work and cleaning and repair.

APPENDIX 1

PART 2

CONSTRUCTION

(a)	In this Agreement, unless the contrary intention is stated, a reference to:

(i)	each of “Lessor”, “Lessee”, “Guarantor” or any other person includes without prejudice to the provisions of this Agreement any successor in title to it and any permitted assignee or transferee;

(ii)	words importing the plural shall include the singular and vice versa;

(iii)	any document shall include that document as amended, novated or supplemented;

(iv)	a law (1) includes any statute, decree, constitution, regulation, order, judgment or directive of any Government Entity; (2) includes any treaty, pact, compact or other agreement to which any Government Entity is a signatory or party; (3) includes any judicial or administrative interpretation or application thereof and (4) is a reference to that provision as amended, substituted or re-enacted;

(v)	a Clause, or a Recital or an Appendix or an Exhibit is a reference to a Clause, or recital of, or an appendix or an exhibit to, this Agreement;

(vi)	an “amendment” includes a supplement, novation, restatement or re-enactment and “amended” will be construed accordingly;

(vii)	an “approval” shall be construed as a reference to any approval, consent, authorisation, exemption, permit, licence, registration, filing or enrolment by or with any competent authority;

(viii)	an “authorisation” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(ix)	the words “other” and “otherwise” shall not be construed ejusdem generis with any foregoing words where a wider construction is possible and the words “including” and “in particular” shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any foregoing words; and

(x)	“indebtedness” means indebtedness for or in respect of money borrowed or any other obligation for the payment or repayment of money.

(xi)	In this Agreement a reference to a period of “months” is a reference to a period beginning in one calendar month and ending in the relevant calendar month on the day numerically corresponding to the day of the calendar month in which the period started:

provided that:

(i)	if the period started on the last Business Day in a calendar month or if there is no numerically corresponding day, the period shall end on the last Business Day in the relevant calendar month; and

(ii)	if the numerically corresponding day is not a Business Day the period shall end on the preceding Business Day;

(iii)	(and “month” and “monthly” shall be construed accordingly).

(iv)	In this Agreement references to the “winding up”, “dissolution”, “examination” or “court protection” of a company or corporation, or the appointment of a “liquidator”, “receiver”, “examiner” or “administrator” shall be construed so as to include any equivalent or analogous proceedings or officer under the law of the jurisdiction in which such company or corporation is incorporated or established or any jurisdiction in which such company or corporation carries on business, including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, examination, arrangement, adjustment, protection or relief of debtors.

(b)	The headings in this Agreement are to be ignored in construing this Agreement.

(c)	If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(i)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(ii)	the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

(d)	This Agreement may be executed in counterparts each of which will constitute one and the same document.

(e)	This Agreement and the other Transaction Documents are the sole and entire agreement between Lessor and Lessee in relation to the leasing of the Aircraft, and supersede all previous agreements in relation to that leasing.

(f)	The terms of this Agreement may only be amended with the written consent of the parties hereto.

(g)	The rights of Lessor under the Transaction Documents may be exercised as often as Lessor considers appropriate, are cumulative and are in addition to its rights under any law. The rights of Lessor against Lessee or in relation to the Aircraft (whether arising under this Agreement or any law) cannot be waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right; any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right; and no act or course of conduct or negotiation on Lessor’s part or on its behalf shall in any way preclude it from exercising any such right or constitute a suspension or any variation of any such right.

APPENDIX 2

DESCRIPTION OF AIRCRAFT

AIRCRAFT

MANUFACTURER:	Airbus S.A.S.

MODEL:	A320-200

SERIAL NUMBER:	3543

MTOW	77 tons

ENGINES

MANUFACTURER:	IAE International Aero Engines AG

ENGINE TYPE:	V2527E-A5

SERIAL NOS:	V12938 and V12972

APPENDIX 3

PART 1

LESSEE’S REPRESENTATIONS AND WARRANTIES

1

(a)	Each of Lessee and the Guarantor is a sociedad anõnima promotora de inversion de capital variable duly organised and validly existing under the laws of the State of Incorporation and has the power to own its assets and carry on its business as it is being conducted and is the holder of all necessary licences required in connection therewith.

(b)	Each of Lessee and the Guarantor has the power to enter into and perform, and has taken all necessary corporate action to authorise the entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated thereby and all other authorisations, consents, registrations and notifications required in connection with the entry into, performance, validity and enforceability of, the Transaction Documents to which it is a party and the transactions contemplated thereby, have been (or will on or before the Delivery Date have been) obtained or effected (as appropriate) and are (or will on their being obtained or effected be) in full force and effect except for any authorisations, consents, registrations or notifications listed in paragraph 4 of Part 1 of Appendix 4.

(c)	The Transaction Documents to which Lessee and/or the Guarantor is a party constitute each of Lessee’s and Guarantor’s legal, valid and binding obligations enforceable in accordance with the terms thereof, except as enforcement may be limited by bankruptcy, insolvency, reorganisation and other laws generally affecting the rights of creditors.

(d)	The entry into, delivery and performance by each of Lessee and the Guarantor of, and the transactions contemplated by, the Transaction Documents do not and will not:

(i)	conflict with any laws binding on Lessee or the Guarantor; or

(ii)	conflict with the constitutional documents of Lessee or the Guarantor; or

(iii)	conflict with or result in default under any document which is binding upon Lessee or the Guarantor or any of its assets.

(e)	Each of Lessee and the Guarantor is subject to civil and commercial law with respect to its obligations under the Transaction Documents to which it is a party and neither Lessee, the Guarantor nor any of their respective assets is entitled to any right of immunity and the entry into, delivery and performance of the Transaction Documents constitute private and commercial acts.

(f)

(i)	The consolidated financial statements of the Guarantor and the financial statements of Lessee most recently delivered to Lessor have been prepared in accordance with Mexican GAAP or IFRS and fairly represent the financial condition of Lessee and the Guarantor as at the date to which they were drawn up; and

(ii)

there has been no material adverse change in the financial condition of Lessee or the Guarantor since the date to which those financial statements were drawn up and the financial and other information furnished by Lessee to Lessor in connection with the Transaction Documents does not contain any untrue statement or omit to state facts, the omission of which makes the statements therein, in the light of the circumstances under which they were made, misleading, nor omits to disclose any material matter to Lessor and all forecasts and opinions contained therein were made on reasonable grounds after due and reasonable enquiry by Lessee or the Guarantor.

(g)	No litigation, arbitration or administrative proceedings are pending or to Lessee’s knowledge threatened against Lessee or the Guarantor which, if adversely determined, could reasonably be expected to have a material adverse effect upon the financial condition of Lessee or the Guarantor or the ability of Lessee or the Guarantor to perform its obligations under the Transaction Documents to which it is a party.

(h)	The obligations of each of Lessee and the Guarantor under the Transaction Documents to which it is a party rank at least pari passu with all other present and future unsecured and unsubordinated obligations (including contingent obligations) of Lessee and the Guarantor, with the exception of such obligations as are mandatorily preferred by law and not by virtue of any contract.

(i)	No Default has occurred and is continuing or might result from the entry into or performance of the Transaction Documents and no other event has occurred and is continuing which constitutes (or with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition or any combination of the foregoing, might constitute) a material default under any document which is binding on Lessee or the Guarantor or any of its assets.

(j)	Save as specified in any qualification as to matters of law in any legal opinion furnished to Lessor pursuant to and in accordance with this Agreement, it is not necessary or advisable under the laws of the State of Registration, the Habitual Base or the State of Incorporation, in order to ensure the validity, effectiveness and enforceability of the Transaction Documents to which Lessee and/or the Guarantor is a party or any Security Interest expressed to be created thereunder or to, establish, perfect or protect the property rights of Lessor in the Aircraft that the Transaction Documents to which Lessee and/or Guarantor is a party or any other instrument relating thereto be filed, registered or recorded or that any other action be taken except for the filing of this Agreement and the Bill of Sale for registration with the Mexican Aeronautics Registry, or if any such filings, registrations, recordings or other actions are necessary or advisable, the same have been effected or will have been effected or will have been applied for on or before the Delivery Date and under all such laws the property rights of Lessor in the Aircraft have been fully established, perfected and protected.

(k)	Neither Lessee nor the Guarantor is in default in the payment of any Taxes of a material amount which have been assessed and demanded of it other than Taxes which Lessee or the Guarantor is contesting in good faith by appropriate proceedings and in respect of which adequate reserves have been made and the non payment of which does not give rise to any material likelihood of the Aircraft being sold, arrested, detained or otherwise lost.

(l)	Neither Lessee nor the Guarantor has engaged the services of a broker or similar representative or agent for the purposes of the Transaction Documents and the transactions contemplated thereby.

2	The representations and warranties in Part 1 of this Appendix 3 and under any other Transaction Document will survive the execution of this Agreement and such other Transaction Document and will be deemed to be repeated by Lessee on the Delivery Date and, with respect to those representations and warranties set out in (a) to (f), (h), (i), (j) and (m) above and any representations and warranties contained in the Assignment of Insurances, on each Rent Date with reference to the facts and circumstances then existing.

APPENDIX 3

PART 2

LESSOR’S REPRESENTATIONS AND WARRANTIES ON SIGNING

1

(a)	Lessor is a company duly incorporated and validly existing under the laws of Ireland and has the power to own its assets and carry on its business as it is now being conducted.

(b)	Lessor has the power to enter into and perform, and has taken all necessary corporate action to authorise the entry into, performance and delivery of, this Agreement, the Guarantee and the transactions contemplated by thereby.

(c)	This Agreement and the Guarantee constitute Lessor’s legal, valid and binding obligations enforceable against Lessor in accordance with their terms except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganisation or other similar laws affecting creditors’ rights generally or by equitable principles.

(d)	The entry into and performance by Lessor of, and the transactions contemplated by, this Agreement and the Guarantee do not and will not:

(i)	conflict with any laws binding on Lessor; or

(ii)	conflict with the constitutional documents of Lessor; or

(iii)	conflict with or result in a default under any document which is binding upon Lessor or any of its assets.

(e)	So far as concerns the obligations of Lessor, all authorisations, consents, registrations and notifications required under the laws of Ireland in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Agreement and the Guarantee have been (or will on or before the Delivery Date have been) obtained or effected (as appropriate) and are (or will on their being obtained or effected be) in full force and effect.

(f)	Lessor is subject to civil and commercial law with respect to its obligations under this Agreement and the Guarantee, and neither Lessor nor any of its assets is entitled to any right of immunity and the entry into and performance of this Agreement and the Guarantee by Lessor constitute private and commercial acts.

(g)	Lessor has not engaged the services of a broker or similar representative or agent for the purposes of this Agreement, the Guarantee, or the transactions contemplated thereby.

(h)	Lessor is a resident of Ireland for tax purposes.

APPENDIX 3

PART 3

LESSOR’S REPRESENTATIONS AND WARRANTIES ON DELIVERY AND EACH

RENT DATE

1

(a)	Lessor is a company duly incorporated and validly existing under the laws of Ireland and has the power to own its assets and carry on its business as it is now being conducted.

(b)	Lessor has the power to enter into and perform, and has taken all necessary corporate action to authorise the entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by thereby.

(c)	The Transaction Documents to which Lessor is a party constitute Lessor’s legal, valid and binding obligations enforceable against Lessor in accordance with their terms except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganisation or other similar laws affecting creditors’ rights generally or by equitable principles.

(d)	The entry into and performance by Lessor of, and the transactions contemplated by, the Transaction Documents to which it is a party do not and will not:

(i)	conflict with any laws binding on Lessor; or

(ii)	conflict with the constitutional documents of Lessor; or

(iii)	conflict with or result in a default under any document which is binding upon Lessor or any of its assets.

(e)	So far as concerns the obligations of Lessor, all authorisations, consents, registrations and notifications required under the laws of Ireland in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents have been (or will on or before the Delivery Date have been) obtained or effected (as appropriate) and are (or will on their being obtained or effected be) in full force and effect.

(f)	Lessor is subject to civil and commercial law with respect to its obligations under the Transaction Documents to which it is a party, and neither Lessor nor any of its assets is entitled to any right of immunity and the entry into and performance of the Transaction Documents to which it is a party by Lessor constitute private and commercial acts.

(g)	Lessor has not engaged the services of a broker or similar representative or agent for the purposes of the Transaction Documents or the transactions contemplated thereby.

(h)	Lessor is a resident of Ireland for tax purposes.

2	The representations and warranties of Lessor in this Part 3 of Appendix 3 will survive the execution of this Agreement and will be deemed to be repeated at Delivery and (other than the representation and warranty at (h) above) on each Rent Date.

APPENDIX 4

PART 1

LESSOR CONDITIONS PRECEDENT

1

1.1	Receipt by Lessor from Lessee not less than two (2) Business Days prior to Delivery Date of the following satisfactory in form and substance to Lessor (acting reasonably):

(a)	a corporate certificate of each of Lessee and the Guarantor signed by an authorised officer of the Lessee or the Guarantor (as applicable) to which is attached complete and up to date copies of:

(i)	the constitutional documents (estatutos sociales) of Lessee or the Guarantor (as applicable);

(ii)	a resolution of the board of directors of Lessee or the Guarantor (as applicable) approving the terms of, and the transactions contemplated by, the Transaction Documents to which Lessee or the Guarantor (as applicable) is a party, resolving that Lessee or the Guarantor (as applicable) enter into the Transaction Documents to which Lessee or the Guarantor (as applicable) is a party and authorising a specified person or persons to execute the Transaction Documents to which Lessee or the Guarantor (as applicable) is a party;

(iii)	any power of attorney of Lessee or the Guarantor (as applicable) approved at the meeting of the directors referred to at (ii) above; and

(iv)	an incumbency certificate setting out the names and signatures of the persons specified by Lessee or the Guarantor (as applicable) in (ii) above.

(b)	evidence that an opinion in such form as may be approved by Lessor and the Security Trustee and addressed to Lessor, the Security Trustee and the Lease Manager will be issued on the Delivery Date by:

(i)	Lessee’s and Guarantor’s in house legal counsel in the State of Incorporation;

(ii)	Ritch Mueller, Lessor’s and the Security Trustee’s legal counsel in the State of Registration; and

(iii)	Lessor’s insurance advisers in relation to the Insurances (such opinion to be obtained by Lessor at Lessor’s cost);

(c)	evidence of the issue of each approval, licence and consent which may be required in relation to, or in connection with, the performance by each of Lessee and the Guarantor of any of its obligations under the Transaction Documents (including, without limitation, the remittance by Lessee or the Guarantor (as applicable) to Lessor in US Dollars of all amounts payable under the Transaction Documents);

(d)	copies of Lessee’s concession title, air operator’s certificate and all other licences, certificates and permits required by Lessee or the Guarantor in relation to, or in connection with, the Transaction Documents to which it is a party and the leasing and/or operation (as the case may be) of the Aircraft;

(e)	the latest available consolidated financial statements of the Guarantor and the latest available financial statements of Lessee;

(f)	two letters, in the form of Part 1 of Exhibit C and Part 2 of Exhibit C, from Lessee addressed to SENEAM and each other relevant air traffic control authority pursuant to which Lessee authorises the addressee to issue to Lessor, the Lease Manager and the Security Trustee, upon Lessor’s, the Lease Manager’s or the Security Trustee’s request (i) from time to time (subject always to Clause 7.5) in the case of the letter set out in Part 1 of Exhibit C and (ii) upon the occurrence of an Event of Default which is continuing in the case of the letter set out in Part 2 of Exhibit C, a statement of account of all sums due by Lessee to the authority in respect of all aircraft (including, without limitation, the Aircraft) operated by Lessee;

(g)	the IDERA and the Deregistration Power of Attorney;

(h)	the Process Agent Power of Attorney (Lessor) and the Process Agent Power of Attorney (Guarantor) and any other special power of attorney which Lessee or the Guarantor is required to execute and deliver pursuant to the terms of any other Transaction Document;

(i)	all such documentation and information from Lessee and the Guarantor as requested by Lessor in respect of “Know Your Customer” checks, anti-money laundering checks and other similar requirements; and

(j)	a letter from the process agent appointed by Lessee and Guarantor under each Transaction Document to accept service of process, accepting that appointment.

1.2	Receipt by Lessor from Lessee on or prior to the Delivery Date (or in the case of the Deposit, the balance of the Cash Deposit at least five (5) days prior to the Delivery Date) of the following satisfactory in form and substance to Lessor:

(a)	the Transaction Documents to which Lessee or the Guarantor is a party duly executed by Lessee or the Guarantor and the other parties thereto (other than Lessor), it being acknowledged by each of Lessee and Lessor that Lessor will use all reasonable endeavours, subject to satisfaction of the conditions precedent contained in the Loan Agreement to arrange for the Security Trustee to execute the Transaction Documents to which the Security Trustee is a party;

(b)	a signed copy of each opinion referred to it at 1.1(b) above;

(c)	all sums due to Lessor under the Transaction Documents on or before the Delivery Date including, without limitation, the Deposit and the first payment of Rent;

(d)	certificates of insurance and reinsurance and an undertaking from Lessee’s insurance and reinsurance brokers evidencing compliance with the provisions of this Agreement as to Insurances and Reinsurances;

(e)	the Certificate of Airworthiness for Export for the Aircraft issued by the Irish Aviation Authority, the temporary Certificate of Airworthiness for the Aircraft issued by the Air Authority and the temporary registration marks for the Aircraft issued by the Air Authority (to the extent available); and

(f)	such other documents as Lessor may reasonably request.

1.3	The representations and warranties of Lessee under Part 1 of Appendix 3 of this Agreement and the representations and warranties of the Guarantor in any Transaction Document to which it is a party are correct and would be correct if repeated at Delivery.

1.4	Receipt by Lessor of written confirmation from the Security Trustee that the Transaction Documents to which Lessee and/or the Guarantor is a party are in form and substance satisfactory to the Lenders and accordingly the Aircraft will continue to be financed by such Lenders on terms and conditions satisfactory to Lessor and such confirmation being in full force and effect on the Delivery Date.

1.5	Lessor having reviewed the Agreed Maintenance Programme under which it is proposed the Aircraft will be maintained. For the purposes of such review, Lessee shall prior to the Delivery Date provide Lessor with all necessary information and documents as Lessor may reasonably require with respect to the Agreed Maintenance Programme.

2	The conditions specified in this Part 1 of Appendix 4 are for the benefit of Lessor and may be waived or deferred in whole or in part and with or without conditions by Lessor.

3	If any original document or certified copy of any document specified in Part 1 of this Appendix 4 is provided to Lessor by facsimile copy or pdf copy on or prior to Delivery, Lessee shall provide the original of each such document to Lessor as soon as reasonably possible after Delivery but in any event no later than ten (10) Business Days after Delivery.

4	As soon as reasonably practicable after Delivery, but in any event not later than the relevant day specified in column two below, Lessee shall provide the following to Lessor:

Conditions Subsequent		Time Period

(a)	A search certificate from the International Registry showing compliance by Lessee with the provisions at paragraph 4.4(b) of Appendix 6	Ten (10) Business Days

(b)	Evidence that filing of this Agreement and the Bill of Sale and the Aircraft has been made on the Delivery Date with the Mexican Aeronautics Registry under the laws of the State of Registration	On closing

(c)	Evidence that all other filings, registrations, recordings and other actions have been or will be taken which are necessary or advisable to ensure the validity, effectiveness and enforceability of the Transaction Documents, the Mortgage and the Assignment and any Security Interest expressed to be created thereunder and to protect the property rights of Lessor, and the Security Interests of the Security Trustee and the Lenders in the Aircraft or any Part.	Ten (10) Business Days

(d)	Certificate of Import stamped by relevant Government Entity in Mexico evidencing that any required import licence, and all customs formalities, relating to the import of the Aircraft into the State of Registration will be complied with and that the import of the Aircraft into the State of Registration is exempt from Taxes	Ten (10) Business Days

(e)	Certificate of registral status (certificado de estado registral) issued by the Mexican Aeronautics Registry, evidencing registration of the items provided in (b) and (c) above.	Thirty (30) days

(f)	Permanent Certificate of Airworthiness issued by the Air Authority	Ten (10) Business Days

Conditions Subsequent		Time Period

(g)	Permanent Certificate of Registration issued by the Air Authority	One hundred and fifty (150) days

(h)	Inclusion of the Aircraft in Lessee’s Air Operator’s Certificate	Fifteen (15) days

(i)	Bringdown opinion of Ritch Mueller, Lessor’s and the Security Trustee’s legal counsel in the State of Registration, concerning relevant filings at the DGAC and International Registry	Ten (10) Business Days

APPENDIX 4

PART 2

LESSEE CONDITIONS PRECEDENT

1

1.1	Receipt by Lessee from Lessor not less than two (2) Business Days prior to the Delivery Date of the following satisfactory in form and substance to Lessee:

(a)	a copy of the constitutional documents of Lessor certified by an officer of Lessor to be true, complete and up to date;

(b)	a copy of a resolution of the board of directors of Lessor approving the terms of, and the transactions contemplated by, the Transaction Documents to which Lessor is a party, resolving that Lessor enter into the Transaction Documents to which Lessor is a party and authorising a specified person or persons to execute the Transaction Documents to which Lessor is a party.

1.2	Receipt by Lessee from Lessor on or prior to the Delivery Date of:

(a)	the Transaction Documents to which Lessor is a party (other than this Agreement) executed by Lessor;

(b)	the Quiet Enjoyment Letter; and

(c)	evidence that an opinion in such form as may be approved by Lessee (acting reasonably) and addressed to Lessee will be issued on the Delivery Date by McCann FitzGerald, Lessor’s counsel in Ireland, as to the due execution and enforceability of this Agreement.

1.3	The representations and warranties of Lessor in Part 2 of Appendix 3 of this Agreement are correct and would be correct if repeated at Delivery.

1.4	Following completion of the Pre-Delivery Procedure, Lessee shall have ascertained that the Aircraft meets the Delivery Condition.

2	The conditions precedent in this Part 2 of Appendix 4 are for the benefit of Lessee and may be waived or deferred in whole or in part and with or without conditions by Lessee.

APPENDIX 5

PART 1

ADDITIONAL PAYMENT PROVISIONS

1	Payments

All payments by Lessee to Lessor under the Transaction Documents will be made for value on the due dates in Dollars and in same day funds settled through the New York Clearing House System or such other funds as may for the time being be customary for the settlement in New York City of international payments in Dollars by telegraphic transfer to such account as Lessor may advise Lessee in writing from time to time but no later than two (2) Business Days prior to the date on which any payment is due by Lessee under any Transaction Document.

2	Letter of Credit Requirements

(a)	Each Letter of Credit shall:

(i)	be irrevocable and issued and payable by a bank acceptable to Lessor and the Security Trustee and in form and substance acceptable to Lessor and the Security Trustee and, if Lessor requests (acting reasonably), confirmed by the London or New York branch of a major international bank acceptable to Lessor and the Security Trustee (each acting reasonably) as security for all payment obligations of Lessee to Lessor under the Transaction Documents (including damages);

(ii)	remain in full force and effect and available for drawing by Lessor upon first demand at any time or number of times until the earlier of: (A) sixty (60) days after the Scheduled Expiry Date; and (B) the date on which Lessee has redelivered the Aircraft to Lessor pursuant to and in accordance with this Agreement and complied with all of its obligations under the Transaction Documents (the “Required LC Expiry Date”);

(b)	With the prior written consent of Lessor and the Security Trustee (such consent not to be unreasonably withheld or delayed), any Letter of Credit may have a validity period or periods ending prior to the Required LC Expiry Date, provided that (i) such Letter of Credit shall, in each case, be renewed and delivered to Lessor not later than ten (10) Business Days prior to its expiry; and (ii) such Letter of Credit shall remain in force at all times up to and including the Required LC Expiry Date.

(c)	If at any time during the Term, Lessor determines that the current issuing or confirming bank of the Letter of Credit is no longer an acceptable issuing or confirming bank (whether by virtue of a material adverse change in its financial condition or for any other reason) Lessee shall promptly procure that, such Letter of Credit is replaced either by a Letter of Credit issued by another bank acceptable to Lessor and the Security Trustee (each acting reasonably) and (if deemed appropriate by Lessor or the Security Trustee) confirmed by another bank acceptable to Lessor and Security Trustee or by an amount in cash equal to the Deposit (assuming no accrued interest) upon the terms and subject to the conditions of Clause 5 of this Agreement.

3	Value Added Tax

Lessee will pay to Lessor or the applicable Tax authority the amount of any value added tax, any sales or turnover tax, imposition or levy of a like nature (together “VAT”) chargeable in respect of any supply for VAT purposes under any Transaction Document and each amount stated as payable by Lessee under any Transaction Document is exclusive of VAT (if any) and is accordingly to be construed as a reference to that amount plus any VAT in respect of it.

4	Currency and Currency Indemnity:

(a)	If Lessor receives an amount in respect of Lessee’s liability under any Transaction Document or if such liability is converted into a claim, proof, judgment or order in a currency other than the currency (the “contractual currency”) in which the amount is expressed to be payable under any Transaction Document:

(i)	Lessee will indemnify Lessor as an independent obligation against any loss arising out of or as a result of such conversion;

(ii)	if the amount received by Lessor, when converted into the contractual currency (at the market rate at which Lessor is able on the relevant date to purchase the contractual currency in London or at its option New York with that other currency) is less than the amount owed in the contractual currency, Lessee will, forthwith on demand, pay to Lessor an amount in the contractual currency equal to the deficit; and

(iii)	Lessee will pay to Lessor on demand any exchange costs and Taxes actually incurred by Lessor in connection with the conversion.

(b)	Lessee waives any right it may have in any jurisdiction to pay any amount under any Transaction Document in a currency other than that in which it is expressed to be payable.

5	Certificates

Save where expressly provided otherwise in the Transaction Documents, any certificate or determination made in accordance with the relevant provisions (if any) of the Transaction Documents by Lessor as to any rate of interest or as to any other amount payable under the Transaction Documents will, in the absence of manifest error, be conclusive and binding on Lessee.

6	Information

(a)	If Lessee is required by any applicable law, or by any third party, to deliver any report or return in connection with any Taxes relating to the Aircraft or the Transaction Documents, Lessee will complete the same within any applicable time period and in a manner satisfactory to Lessor and, if relevant, will state therein that Lessee is exclusively responsible for the use and operation of the Aircraft and for any Taxes arising therefrom, and Lessee will, on request supply a copy of the report or return to Lessor; and

(b)	Lessee will, on request but not more frequently than once annually unless a Default has occurred and is continuing, furnish to Lessor evidence satisfactory to Lessor, with respect to the Aircraft, that all Taxes and charges incurred by Lessee including without limitation all withholdings and payments due to SENEAM or any other relevant air traffic control or airport authorities, have been paid and discharged in accordance with the terms governing payment of such amounts.

APPENDIX 5

PART 2

PAYMENT OF MAINTENANCE RESERVES

1	Amount

1.1	Lessee shall pay the following amounts (“Maintenance Reserves”) to Lessor (or to its order) by reference to each calendar month or part thereof following the Delivery Date during the Term on the tenth (10th) day following the end of that calendar month:

(a)	in respect of the Airframe:

(i)	***** per calendar month or part thereof (the “Airframe 6 Year Maintenance Reserves”); and

(ii)	***** per calendar month or part thereof (the “Airframe 12 Year Maintenance Reserves”);

(b)	in respect of each Engine, ***** (or part thereof) operated by that Engine during any calendar month (“Engine Maintenance Reserves”);

(c)	in respect of the Engine LLPs within each Engine, ***** accomplished by that Engine during that calendar month (together “Engine LLP Maintenance Reserves”). The Engine LLP Maintenance Reserves are an aggregate amount of all Engine LLP’s, assume a ***** stub life and will be divided and held in sub accounts for each Engine LLP as per the Attachment 1 to Part 2 of this Appendix 5.

(d)	in respect of the APU, ***** for each APU Hour (or part thereof) accomplished by the APU during that calendar month (“APU Maintenance Reserves”); and

(e)	in respect of the Landing Gear, ***** per calendar month or part thereof (“Landing Gear Maintenance Reserves”).

2	Adjustment

2.1	The amount of the Maintenance Reserves in paragraph 1 are specified in January 2011 Dollars and will be adjusted by the Lessor on 1 January of each year (or in the case of the Engine LLP Maintenance Reserves at such later date as the Engine Manufacturer releases its annual Engine LLP prices, should the new annual prices not be available on 1 January of the relevant year) after the date of this Agreement as follows:

(a)	the amount of the Maintenance Reserves (other than the Engine LLP Maintenance Reserves) shall be increased for inflation by a fixed amount of *****. The Engine LLP Maintenance Reserves shall be subject to increases in the relevant manufacturer’s catalogue price;

(b)	if there is any variation, based upon the information provided in the monthly status reports (supported, if requested by Lessor, by the flight logbook entries or aircraft systems readout) delivered pursuant to paragraph 2.2(c) of Appendix 6 for the preceding month from (i) the assumed Flight Hour to Cycle ratio of ***** (the “Assumed Ratio”) or (ii) the assumed engine derate of ***** (the “Assumed Derate”), the amount of the Engine Maintenance Reserves payable shall be adjusted in accordance with the applicable table set out in attachment 2 to part 2 of this Appendix 5.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

(c)	if Lessee does not issue a monthly status report pursuant to paragraph 2.2(c) of Appendix 6, Lessor will assume a zero derate and Flight Hour to Flight Cycle ratio of 1:1.

2.2	The amount of the Maintenance Reserves in paragraph 1 may be adjusted at any time by an amount determined by Lessor, if (i) any major change is made to the Approved Maintenance Programme or the operating procedures relating to the Aircraft; (ii) there is, in the reasonable opinion of Lessor, any material change in the operating environment of Lessee in which the Aircraft is operated; or (iii) if the certified thrust of the Engines (judged at Delivery) is increased through modification, upgrades or otherwise.

3	Starting Balances

3.1	As at Delivery, the balance of accrued maintenance reserve payments attributable to the Eligible Maintenance Events set out below is as follows:

Account	Amount
6 Year Check	***** “6 Year Check Initial Balance”.

APU Performance Restoration	***** “APU Initial Balance”.

3.2	The amount calculated by Lessor to be the sum of the 6 Year Check Initial Balance and the accumulated balance of Airframe 6 Year Maintenance Reserves held by the Lessor at any given time shall be referred to as the “6 Year Check Available Balance”.

3.3	The amount calculated by Lessor to be the sum of the APU Initial Balance and the accumulated balance of APU Maintenance Reserves held by the Lessor at any given time shall be referred to as the “APU Available Balance”.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

Attachment 1

Engine LLP Maintenance Reserves Sub Accounts

Item	P/N	Rate per FC in USD
Stage 1 (fan) disk	*****	*****

Stub shaft (LPC)	*****	*****

Stage 1.5 to 2.5 disk (LPC)	*****	*****

Stage 3 to 8 disk (HPC)	*****	*****

Stage 9 to 12 disk (HPC)	*****	*****

Rear Shaft (HPC)	*****	*****

Rear rotating seal (HPC)	*****	*****

Stage 1 HPT disk	*****	*****

Stage 1 HPT inner seal	*****	*****

Stage 1 HPT outer seal	*****	*****

Stage 2 HPT seal	*****	*****

Stage 2 HPT disk	*****	*****

Stage 2 HPT plate	*****	*****

Stage 3 LPT disk	*****	*****

Stage 4 LPT disk	*****	*****

Stage 5 LPT disk	*****	*****

Stage 6 LPT disk	*****	*****

Stage 7 LPT disk	*****	*****

Stage 3 LPT seal	*****	*****

Stage 4 LPT seal	*****	*****

Stage 5 LPT seal	*****	*****

Stage 6 LPT inner seal	*****	*****

Stage 6 LPT seal	*****	*****

Stage 7 LPT seal	*****	*****

LPT shaft	*****	*****

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

Attachment 2

Engine Maintenance Reserve Adjustment for changes to Assumed Ratio

Actual Flight Hour to Cycle ratio	*	****	*	****	*	****	*	****	*	****	*	****

First Engine Maintenance Reserve	*	****	*	****	*	****	*	****	*	****	*	****

Engine Derate Adjustment Table

Engine Derate %	*	****	*	****	*	****	*	****	*	****	*	****	*	****	*	****	*	****	*	****	*	****

Adjustment Factors	*	****	*	****	*	****	*	****	*	****	*	****	*	****	*	****	*	****	*	****	*	****

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

APPENDIX 5

PART 3

REFUND OF MAINTENANCE RESERVES

1	Eligible Maintenance Events

1.1	Lessor shall have no obligation to distribute the Maintenance Reserves (or the 6 Year Check Initial Balance and/or the APU Initial Balance, as the case may be) accumulated pursuant to Part 2 of this Appendix 5 other than in respect of the following events (each an “Eligible Maintenance Event”), in each case, if approved in advance by Lessor as specified in paragraph 1.2 below:

(a)	with respect to the 6 Year Check Available Balance, upon the accomplishment of the first 6 Year Check relating to the Airframe in accordance with the MPD (it being agreed that the 6 Year Check Initial Balance shall only be made available to Lessee if the Airframe 6 Year Maintenance Reserves have been utilised in full first with respect to the first 6 Year Check);

(b)	with respect to the Landing Gear Maintenance Reserves, upon the accomplishment of any Landing Gear Overhaul in accordance with the MPD;

(c)	with respect to the Engine Maintenance Reserves, upon the accomplishment of the Engine Performance Restoration on the relevant Engine;

(d)	with respect to the Engine LLP Maintenance Reserves for an Engine LLP, upon the replacement of that Engine LLP in accordance with the Engine Manufacturer limits; and

(e)	with respect to the APU Available Balance, upon accomplishment of APU Performance Restoration (it being agreed that APU Initial Balance shall only be made available to Lessee if the APU Maintenance Reserves have been utilised in full first with respect to an APU Performance Restoration).

1.2	Lessee shall have obtained written approval from Lessor (which shall not be unreasonably withheld or delayed) in respect of the workscope for the relevant Eligible Maintenance Event prior to the commencement of the relevant Eligible Maintenance Event.

1.3	Subject to paragraph 2.5, any remaining balance of the Maintenance Reserves on the expiry of the Term (unless the Term has terminated as a result of a Total Loss of the Aircraft and Lessor has received the Agreed Value) shall be retained by Lessor as its sole property.

2	Release of Maintenance Reserves

2.1

(a)	Lessee will provide Lessor with:

(i)	an invoice signed by Lessee in an amount equal to the relevant Maintenance Reserves to be refunded to Lessee; and

(ii)

written confirmation from the Agreed Maintenance Performer within sixty (60) days after the completion of the relevant Eligible Maintenance Event that such Eligible Maintenance Event has been completed and paid for in full, accompanied by such other supporting documentation and invoices evidencing the performance of the relevant work and receipt of payment in relation to the same (including but not limited to, invoices evidencing the cost of replacement of any Engine LLPs), as Lessor may reasonably request in writing within fifteen (15) Business Days following receipt of an invoice from Lessee pursuant to paragraph (i) above, provided, however, that in the case of the performance of any Engine Performance Restoration, the supporting documentation to be provided to Lessor hereunder shall be limited to a duly completed FAA Form 337 and last shop visit report attached to the relevant invoice (a “Confirmation”).

(b)	Other than as specifically provided in paragraph 2.3, the amount payable by Lessor to Lessee (and Lessee’s entitlement to claim the same from Lessor) with respect to any Eligible Maintenance Event shall not exceed the then current balance of Maintenance Reserves (or in the case of an Airframe 6 Year Check and a APU Performance Restoration, the 6 Year Check Available Balance and the APU Available Balance respectively) held by Lessor for the account of such Eligible Maintenance Event.

2.2	Provided that no Default has occurred and is continuing, Lessor shall promptly (and in any event within fifteen (15) Business Days) following the receipt of a Confirmation make payment (such payment date, the “Reserve Payment Date”) in accordance with paragraph 2.3 below to Lessee, or upon receipt of written instructions from Lessee, to the Agreed Maintenance Performer accomplishing the Eligible Maintenance Event.

2.3

(a)	If during the Term:

(i)	the Airframe undergoes a 6 Year Check, Lessor will on the relevant Reserve Payment Date pay the full amount, if any, of the Airframe 6 Year Check Maintenance Reserves held by Lessor as at the time of the completion of the 6 Year Check, provided that, Lessee is entitled to claim the full amount of the Airframe 6 Year Check Maintenance Reserves at such time;

(ii)	an Engine undergoes its first Engine Performance Restoration and the actual cost thereof exceeds the then current balance of Engine Maintenance Reserves for that Engine (and provided that Lessee would be entitled to claim the full amount of such cost from such Engine Maintenance Reserves, but for such shortfall), Lessor shall contribute towards such shortfall provided, however, that Lessor’s liability under this paragraph 2.3(a)(ii) shall not exceed *****;

(iii)	the APU undergoes an APU Performance Restoration, Lessor will on the relevant Reserve Payment Date pay the full amount of the APU Maintenance Reserves held by Lessor as at the time of completion of the APU Performance Restoration, provided that, Lessee is entitled to claim the full amount of the APU Performance Restoration Reserves at such time; and

(iv)	an Engine LLP is replaced pursuant to and in accordance with this Agreement, Lessor will on the relevant Reserve Payment Date pay the lesser of the amount of the Engine LLP Maintenance Reserves held by Lessor for that Engine LLP at the date of its replacement and the amount specified in the Engine Manufacturer’s catalogue price list for that Engine LLP at such time and should there be a shortfall between the Engine LLP Maintenance Reserves held by Lessor for that Engine LLP and the amount specified in the Manufacturer’s catalogue price list, in each case at the relevant time (and provided that Lessee would be entitled to claim the full amount such cost from the applicable Engine LLP Maintenance Reserves, but for such shortfall), Lessor shall contribute towards the shortfall provided, however, that Lessor’s aggregate liability for all Engine LLPs under this paragraph 2.3 (a)(iv) shall not exceed *****,

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

provided always that in no event shall payment be made in respect of:

(A)	components unless they are scheduled to be overhauled at that check and their lives are fully restored (and if this is not the case, a pro-rating payment adjustment will be made in respect of overhauls or replacements that are made before the relevant component scheduled life limit);

(B)	any maintenance resulting from design faults or damage covered by warranty or caused by accidental damage, (subject as provided below) foreign objects, faulty maintenance, abnormal wear and tear, operational mishandling or line related quick engine change (QEC) kit maintenance (unless such maintenance is carried out at a different facility to the relevant Airframe check) or LRU component maintenance;

(C)	any cost items which are the costs of removal, reinstallation, transportation or are exchange or similar costs or charges;

(D)	any cost which is in excess of the relevant manufacturer’s list price for the relevant parts or maintenance work (other than handling charges); or

(E)	any maintenance, overhaul, renewal, replacement or repair which is reimbursable out of any insurance claim,

(collectively, “Excluded Maintenance Events”). If any Engine suffers any foreign objects damage and as a result an Engine Performance Restoration is required to be carried out on that Engine, then Lessee shall provide Lessor with full details of the foreign object damage and if Lessor (acting reasonably) agrees that the performance of an Engine Performance Restoration on the Engine is advisable and will not impact adversely on the Engine or the future marketability of the Aircraft, then any such Engine Performance Restoration shall not be an Excluded Maintenance Event.

(b)	For the avoidance of doubt, any remaining 6 year Check Initial Balance and APU Initial Balance will not be taken into account when calculating the amounts payable by Lessor pursuant to paragraphs (a)(i) and (a)(iii) above.

(c)	If the documentation in paragraphs 2.1(a) and (b) above, as applicable, relating to the completion of an Eligible Maintenance Event has been received by Lessor on or before the expiry of the Term and Lessor requests other supporting documentation evidencing the performance of the relevant work or Lessee has notified Lessor prior to the expiry of the Term that an Eligible Maintenance Event has been completed and has not yet provided such documentation to Lessor, Lessee shall be entitled to receive payment in respect of such Eligible Maintenance Event at any time after the expiry of the Term.

2.4	If during the Term

(a)	the Aircraft suffers Total Loss and the Agreed Value is paid to Lessor, Lessor will pay an amount equal to the balance of Maintenance Reserves then held by Lessor to Lessee;

(b)	an Engine suffers Engine Loss and is replaced by a Suitable Replacement Engine, title to which Lessor obtains in accordance with paragraph 3.3 of Appendix 6, Lessor shall pay to Lessee and amount equal to the balance of Engine Maintenance Reserves for such Engine, provided that the Suitable Replacement Engine is fresh out of Engine Performance Restoration shop visit when it is installed on the Airframe. If such Suitable Replacement Engine is not fresh out of Engine Performance Restoration when it is installed on the Airframe Lessor shall pay the Lessee an amount calculated as follows

*****

Where

*****.

(c)	For the avoidance of doubt, any remaining 6 Year Check Initial Balance and APU Initial Balance will not be taken into account when calculating the amounts payable by Lessor pursuant to paragraphs (a) and (b) above.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

APPENDIX 6

LESSEE’S COVENANTS

1	GENERAL COVENANTS

1.1	Information

Lessee will:

(a)	notify Lessor forthwith of the occurrence of any Event of Default under this Agreement and, upon the written request of Lessor, confirm to it that, save as specified in such confirmation or as previously notified no such Event of Default has occurred and is continuing hereunder; and

(b)	furnish to Lessor:

(i)	as soon as possible, but in any event not later than ninety (90) days after the last day of each financial quarter, the consolidated financial statements for the Guarantor and the financial statements for Lessee prepared by management for the financial quarter ending on such day;

(ii)	as soon as available but not in any event later than one hundred and twenty (120) days after the last day of each financial year of Lessee, the audited consolidated balance sheet of the Guarantor as of such day and the audited balance sheet of Lessee as of such day and the audited consolidated profit and loss statement of the Guarantor and the audited profit and loss statement of Lessee, in each case, for the year ending on such day (in Spanish with an English language copy to be provided within forty five (45) days thereafter), unless in the case of (i) and (ii) above the same are available free of charge on Lessee’s or the Guarantor’s website notified in writing by Lessee to Lessor and provided further that if there is a successful public offering of the Guarantor’s shares, then Lessee shall only provide the information at (i) above upon receipt of a request to do so from Lessor;

(iii)	at the same time as it is issued to the creditors generally of Lessee or the Guarantor, a copy of each notice or circular issued to Lessee’s or the Guarantor’s creditors generally; and

(iv)	on request from time to time such other information regarding Lessee and/or the Guarantor as Lessor may reasonably request.

1.2	General

Lessee will:

(a)	not make any substantial change in the nature of the business (it being agreed that an extension of Lessee’s route network is not a change in the nature of its business for this purpose) in which it is engaged, will preserve its existence (other than in connection with a solvent reconstruction the terms of which have been approved by Lessor, such approval not to be unreasonably withheld), and will conduct its business in accordance with all applicable laws;

(b)	ensure that no change will occur in the Habitual Base or the State of Registration of the Aircraft without the prior written consent of Lessor;

(c)	procure that no person lawfully claiming by or through Lessee or which is an Affiliate or Subsidiary of Lessee or in respect of whom Lessee may exercise control whether as a matter of law or contract or otherwise, will act in any manner inconsistent with its obligations under this Agreement and that all persons will comply with those obligations as if references to “Lessee” included a separate reference to those persons;

(d)	ensure that its obligations under the Transaction Documents rank and will at all times rank at least pari passu with all its other present and future unsecured indebtedness (save for obligations which are mandatorily preferred by operation of law and not by contract);

(e)	Lessee agrees from time to time to do and perform such other and further acts and execute and deliver any and such other instruments as may be required by law or reasonably requested by Lessor to establish, maintain and protect the rights and remedies of Lessor under, and to carry out and effect the intent and purposes of, the Transaction Documents; and

(f)	if, during the Term, Lessee’s insurer agrees to provide an assignment of reinsurances to the lessor or financier of any other aircraft operated by Lessee, promptly notify Lessor in writing of such circumstances and shall use commercially reasonable efforts to procure that such insurer provides an assignment of reinsurances on no less favourable terms to Lessor or Security Trustee.

1.3	Authorisations

Lessee shall:

(a)	obtain and maintain in full force and effect all authorisations for the time being required by the laws or regulations of the State of Registration and any other relevant jurisdiction to enable Lessee to perform its obligations under the Transaction Documents; and

(b)	obtain and promptly renew from time to time, and will promptly, upon written request, deliver to Lessor copies of all and any authorisation, approval, consent, licence, exemption, registration, recording, filing or notarisation as may be necessary or in Lessor’s opinion (acting reasonably) desirable to ensure the validity, enforceability or priority of Lessee’s and the Guarantor’s liabilities and obligations, and (to the extent within Lessee’s power and control) Lessor’s and the Security Trustee’s rights, under the Transaction Documents.

2	OPERATIONAL COVENANTS

2.1	Lawful and Safe Operation

Lessee will:

(a)	not use the Aircraft or permit the Aircraft to be used:

(i)	in any manner contrary to any recommendation of the manufacturers of the Aircraft, any Engine or any Part or any recommendation or regulation of the Air Authority or any applicable law; or

(ii)	for any purpose for which the Aircraft is not designed or reasonably suitable; or

(iii)	in a manner not covered by Insurances required under this Agreement (except for Emergency Operations);

(b)	ensure that the crew, mechanics and engineers employed in connection with the operation and maintenance of the Aircraft have the qualifications and hold the licences and/or approvals required by the Air Authority and applicable law;

(c)	procure that the Aircraft is used solely in commercial or other operations for which Lessee is duly authorised by the Air Authority and applicable law;

(d)	not use the Aircraft nor permit the Aircraft to be used for the carriage of:

(i)	whole animals living or dead except in the cargo compartments according to the International Air Transport Association regulations, and except domestic pet animals carried in a suitable container to prevent the escape of any liquid and to ensure the welfare of the animal; or

(ii)	acids, toxic chemicals, other corrosive materials, explosives, nuclear fuels, nuclear wastes, or any nuclear assemblies or components, except as permitted for passenger aircraft under the “Restriction of Goods” schedule issued by International Air Transport Association from time to time and provided that all the requirements for packaging or otherwise contained therein are fulfilled; or

(iii)	any other goods, materials or items of cargo which could reasonably be expected to cause damage to the Aircraft and which would not be adequately covered by the Insurances; or

(iv)	any illegal item or substance;

(e)	not utilise the Aircraft nor permit the Aircraft to be utilised for purposes of training, qualifying or re-confirming the status of cockpit personnel except for the benefit of Lessee’s cockpit personnel, and then only if the use of the Aircraft for such purpose is not disproportionate to the use for such purpose of other aircraft of the same type operated by Lessee;

(f)	except for Emergency Operations, not cause or permit the Aircraft to proceed to, or remain at, any location in a Prohibited Jurisdiction or which is for the time being the subject of a prohibition order (or any similar order or directive) by:

(i)	any Government Entity of the State of Registration and/or the Habitual Base; or

(ii)	any Government Entity of the country in which such location is situated; or

(iii)	any Government Entity having jurisdiction over Lessee, Lessor, the Security Trustee, the Lenders or the Aircraft

and which order or directive prohibits or restricts or could reasonably be interpreted to prohibit or restrict the export (taking into account any exemption which would be available and any operations to the extent that they are not absolutely prohibited or restricted) of the Aircraft to, and/or the use or operation of the Aircraft on flights to, and/or from such jurisdiction;

(g)	obtain and maintain in full force all authorisations required for the use and operation of the Aircraft for the time being, and for the making of payments required by, and the compliance by Lessee with its other obligations under, the Transaction Documents.

2.2	Information

Lessee will:

(a)	subject to paragraph (c) below, keep Lessor informed as to current serial numbers of the Engines, the current serial number of the APU, any engine or auxiliary power unit installed on the Aircraft and the location of any Engine or the APU removed from the Aircraft and the reasons for it being removed;

(b)	subject to paragraph (c) below, promptly furnish to Lessor all information Lessor from time to time reasonably requests regarding the Aircraft, any Engine, the APU or any Part, its use, location and condition including, without limitation, the hours available on the Aircraft, the APU, the Landing Gear and any Engine until the next scheduled check, inspection, overhaul or shop visit, as the case may be;

(c)	within ten (10) days after the end of each calendar month during the Term, provide Lessor with a monthly utilisation report on the Aircraft and each Engine in the form specified in Exhibit F or such other form as may be required from time to time by Lessor (and the inclusion in such monthly report of the information referred to in paragraphs (a) and (b) above shall satisfy Lessee’s obligations under those paragraphs); and

(d)	give Lessor not less than sixty (60) days written notice as to the time and location of all scheduled C Checks, Major Checks, any Engine Performance Restoration, any APU Performance Restoration and any Landing Gear Overhaul and prompt prior notice of any non-scheduled or unplanned Engine Performance Restoration, APU Performance Restoration and any Landing Gear Overhaul.

2.3	Inspection:

(a)	Lessor, the Security Trustee, the Lease Manager and any person designated by Lessor, the Security Trustee or the Lease Manager (the “Inspecting Parties”) may at any time visit, inspect, examine and survey the Aircraft, any Engine, any Part or the Aircraft Documents and for such purpose may, subject to any applicable insurance requirements and Air Authority regulation, travel on the flight deck as observer;

(b)	Lessee will pay to Lessor on demand all reasonable out-of-pocket expenses incurred by the Inspecting Parties in connection with any such visit, inspection or survey where there exists a Default in respect of Lessee’s maintenance covenants under this Appendix 6 or where the inspection is required following the occurrence of an Event of Default; and

(c)	no Inspecting Party will have a duty or liability to make or assume liability arising out of, any such visit, inspection or survey and so long as no Default has occurred and is continuing, no Inspecting Party will exercise such right more than once annually (unless a shop visit or check has occurred in which case any Inspecting Party may inspect the Aircraft and the Aircraft Documents after any such shop visit or check) other than at reasonable times and on reasonable notice and so as not to disrupt the normal commercial operations of Lessee.

2.4	Records

Lessee will:

(a)	procure that accurate, complete and current records of all flights made by, and all maintenance carried out on, the Aircraft (including in relation to each Engine and Part subsequently installed, before the installation) are kept in accordance with the requirements of the Air Authority, the FAA and EASA; keep the records in such manner as the Air Authority, the FAA and EASA may from time to time require, and ensure that they comply with the recommendations of the manufacturers of the Aircraft, any Engine or any Part. The records will form part of the Aircraft Documents;

(b)	procure access to a revision service in respect of, and will maintain with appropriate revisions in English, all Aircraft Documents, records, logs, and other materials required by applicable laws and best practice of major international air transport operators in respect of the Aircraft;

(c)	at Delivery and Redelivery and at each time that the Agreed Maintenance Programme is amended, maintain a cross reference list between all Maintenance Planning Document tasks and the tasks in the Agreed Maintenance Programme; and

(d)	on request (but not more frequently than once a year provided no Default has occurred and is continuing) permit Lessor, the Lease Manager and any other person designated by Lessor to electronically scan the Aircraft Documents.

3	MAINTENANCE COVENANTS

3.1	Maintenance and Repair

Lessee will maintain and repair the Aircraft in the same manner as similar Fleet Aircraft without in any way materially discriminating against the Aircraft and will in addition:

(a)	keep the Aircraft airworthy in all respects (except when undergoing maintenance repair, overhaul or modification pursuant to and in accordance with the provisions of this Agreement where a certificate of release to service will return the Aircraft to an airworthy condition) and in good repair and condition;

(b)	not make any major change to the Agreed Maintenance Programme or the schedule of the Agreed Maintenance Programme unless:

(i)	required by the Air Authority or the Manufacturer; or

(ii)	consented to by Lessor, such consent not to be unreasonably withheld;

(c)	maintain the Aircraft in accordance with any requirements and recommendations of the Manufacturers and the Agreed Maintenance Programme through the Agreed Maintenance Performer and perform (at the respective intervals provided in the Agreed Maintenance Programme) all checks on a ***** (no sampling permitted);

(d)	maintain and certify the Aircraft at an EASA and FAA approved maintenance facility acceptable to Lessor and maintain the Aircraft and the Aircraft Documents in accordance with EASA and FAA Federal Air Regulations Part 129 and the Air Authority (except to the extent of any conflict with the Air Authority requirements) and as otherwise required by this Agreement;

(e)	comply with all mandatory inspection and modification requirements/recommendations, Airworthiness Directives, Mandatory Service Bulletins (which are either mandatory or in respect of which Lessee is complying for its other Fleet Aircraft) and similar mandatory requirements applicable to the Aircraft, any Engine or Part having a compliance date during the Term and which are required by the Air Authority, the FAA and/or EASA;

(f)	comply with all applicable laws and regulations of the Air Authority and other aviation authorities with jurisdiction over Lessee or the Aircraft, any Engine or Part regardless of upon whom such requirements are imposed and which relate to the maintenance, condition, use or operation of the Aircraft or require any modification or alteration to the Aircraft, any Engine or Part;

(g)	maintain in good standing a current certificate of airworthiness (in the appropriate category for the nature of the operations of the Aircraft) for the Aircraft issued by the Air Authority and will from time to time provide to Lessor a copy on request;

(h)	maintain current certification as to maintenance issued by or on behalf of the Air Authority in respect of the Aircraft and will from time to time provide to Lessor a copy on request, such request to be given no more than once annually unless a Default has occurred and is continuing; and

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

(i)	procure promptly the replacement of any Engine or Part which has become time, cycle or calendar expired, lost, stolen, seized, confiscated, destroyed, damaged beyond repair, unserviceable or permanently rendered unfit for use, with an engine or part complying with the conditions set out in paragraph 3.3(a) (subject to the terms of paragraph 3.3 (b) if applicable).

3.2	Removal of Engines and Parts

Lessee will ensure that no Engine or Part installed on the Aircraft is at any time removed from the Aircraft other than:

(a)	if replaced as expressly permitted by this Agreement; or

(b)	if the removal is of an obsolete item and is in accordance with the Agreed Maintenance Programme; or

(c)

(i)	during the course of maintaining, servicing, repairing, overhauling or testing that Engine or the Aircraft, as the case may be; or

(ii)	as part of a normal engine or part rotation programme; or

(iii)	for the purpose of making such modifications to the Engine or the Aircraft, as the case may be, as are permitted under this Agreement;

and then in each case only if it is reinstalled or replaced by a Suitable Replacement Engine or Replacement Part complying with paragraph 3.3(a) below (and subject to the terms of paragraph 3.3(b) where applicable) as soon as practicable and in any event no later than the Expiry Date in the case of a Replacement Part and no later than three (3) months prior to the Expiry Date in the case of a Suitable Replacement Engine. Without prejudice to the generality of the foregoing, Lessee may not replace an Engine with a Suitable Replacement Engine save in the case of a Total Loss of an Engine.

3.3	Installation of Engines and Parts

(a)	Subject always to paragraph 3.2 above, Lessee may install an engine or part on the Aircraft if:

(i)	in the case of an engine, it is a Suitable Replacement Engine;

(ii)	in the case of a part, it is a Replacement Part;

(iii)	in each case, it has become and remains the property of Lessor free from Security Interests and on installation on the Aircraft will without further act be subject to the Mortgage and this Agreement; and

(iv)	in each case, Lessee has such details as to its source, maintenance records and life remaining as are required by the Air Authority and Lessee has for each Replacement Part or Suitable Replacement Engine, such technical and maintenance records as would be included for the purposes of this Agreement in the Aircraft Documents in Part 3 of Appendix 8 for each such Suitable Replacement Engine or Replacement Part if each such Suitable Replacement Engine or Replacement Part was then redelivered to Lessor pursuant to and in accordance with Appendix 8 of this Agreement;

(b)	Lessee will, if no Default has occurred which is continuing, be entitled to install any engine or part on the Aircraft by way of replacement notwithstanding paragraph 3.3(a) if:

(i)	there is not available to Lessee at the time and in the place that that engine or part is required to be installed on the Aircraft, a replacement engine or, as the case may be, part complying with the requirements of paragraph 3.3(a);

(ii)	it would result in an unreasonable disruption of the operation of the Aircraft and/or the business of Lessee to ground the Aircraft until an engine or part, as the case may be, complying with paragraph 3.3(a) becomes available for installation on the Aircraft; and

(iii)	as soon as practicable after installation of the same on the Aircraft but, in any event, no later than the Expiry Date in the case of a part and three (3) months prior to the Expiry Date in the case of an engine, Lessee removes any such engine or part and replaces it with the Engine or Part replaced by it or by a Suitable Replacement Engine (if expressly permitted by paragraph 3.2 of this Appendix 6) or a Replacement Part and otherwise complying with paragraph 3.3(a).

3.4	Non-Installed Engines and Parts

Lessee will:

(a)	ensure that any Engine or Part which is not installed on the Aircraft (or any other aircraft as permitted by this Agreement) is, except as expressly permitted by this Agreement, properly and safely stored, and kept free from Security Interests;

(b)	notify Lessor whenever any Engine is removed from the Aircraft and, from time to time, on request procure that any person (other than an Agreed Maintenance Performer) to whom possession of an Engine is given executes, prior to receipt of possession, a Recognition of Rights Agreement (or the relevant agreement with such person contains language substantially similar to the provisions of paragraph 3.8 of this Appendix 6) each of which is enforceable by Lessor and the Security Trustee under the Contracts (Rights of Third Parties) Act 1999 under English law or pursuant to the relevant governing law of the relevant agreement; and

(c)	(notwithstanding the foregoing provisions of this sub-paragraph), be permitted, if no Default has occurred and is continuing, to install any Engine (provided any such Engine continues to be maintained by the Agreed Maintenance Performer) or Part on an aircraft, or in the case of a Part, an engine:

(i)	owned and operated by Lessee free from Security Interests; or

(ii)	leased or hired to Lessee pursuant to a lease or conditional sale agreement on a long-term basis and on terms whereby Lessee has full operational control of that aircraft or engine; or

(iii)	acquired by Lessee and/or financed or refinanced, and operated by Lessee, on terms that ownership of that aircraft or engine, as the case may be, pursuant to a lease or conditional sale agreement, or a Security Interest therein, is vested in or held by any other person;

provided that in all cases Lessee gives Lessor reasonable prior written notice and in the case of (ii) and (iii):

(A)	the terms of any such lease, conditional sale agreement or Security Interest will not have the effect of prejudicing the interests of Lessor, the Security Trustee or the Lenders in that Engine or Part or the interests of Lessor, the Security Trustee and the Lenders in respect thereof under the Assignment and the Mortgage; and

(B)	the lessor under such lease, the seller under such conditional sale agreement or the holder of such Security Interest, as the case may be, has, prior to installation, entered into a Recognition of Rights Agreement (or the lease, conditional sale agreement or the relevant security interest contains language substantially similar to the provisions of paragraph 3.8 of this Appendix 6) each of which is enforceable by Lessor and the Security Trustee under the Contracts (Rights of Third Parties) Act 1999 under English law or pursuant to the relevant governing law of the relevant lease, conditional sale agreement or other security agreement.

3.5	Equipment Changes

(a)	Lessee will not make any modification or addition to the Aircraft (each an “Equipment Change”), except for an Equipment Change which:

(i)	is expressly permitted by this Agreement; or

(ii)	is required to in order to change the interior configuration of the Aircraft from 180Y to 174Y; or

(iii)	has the prior written approval of Lessor which approval will not be unreasonably withheld or delayed where the Equipment Change does not diminish or impair the value, utility, condition, or airworthiness of the Aircraft; or

(iv)	arises as a result of the requirements of the Air Authority, the Manufacturer, EASA or FAA which Equipment Change shall be for the account of Lessee; or

(v)	has a cost (including labour, overheads, engineering supplies, materials and third party costs) no greater than ***** and which is performed pursuant to the original equipment manufacturer service bulletin;

(b)	So long as no Event of Default has occurred and is continuing, Lessee may remove any Equipment Change provided such removal does not diminish or impair the value, utility, condition or airworthiness of the Aircraft; and

(c)	Lessor may require Lessee to remove any Equipment Change and to restore the Aircraft to its condition as it was prior to that Equipment Change except to the extent such Equipment Change is required to comply with the Return Condition.

3.6	Title on an Equipment Change:

(a)	Title to all Engines and Parts installed on the Aircraft whether by way of replacement, as the result of an Equipment Change or otherwise (except those installed pursuant to paragraph 3.3(b)) will on installation, without further act, vest in Lessor subject to the Mortgage, this Agreement and the Assignment free and clear of all other Security Interests. Lessee will at its own expense take all such steps and execute, and procure the execution of, all such instruments as Lessor may require and which are necessary to ensure that title so passes to Lessor according to all applicable laws. At any time when requested by Lessor, Lessee will provide evidence to Lessor’s satisfaction (including the provision, if required, to Lessor of one or more legal opinions, the cost of any English law opinion to be borne by Lessor) that title has so passed to Lessor.

(b)	Any Engine or Part at any time removed from the Aircraft will remain the property of Lessor until a replacement has been made in accordance with this Agreement and until title in the Suitable Replacement Engine or Replacement Part, as applicable, has passed, according to applicable laws, to Lessor subject to the Mortgage, the Assignment and this Agreement free of all Security Interests whereupon title to the replaced Engine or Part will pass to Lessee free and clear of Lessor Liens.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

3.7	Pooling of Parts

So long as no Default has occurred and is continuing Lessee may lease, let or hire or charter or otherwise part with possession of a Part (on terms conferring no more than a contractual right against Lessee but not rights against the Part) pursuant to pooling arrangements to which Lessee is a party and which either:

(a)

(i)	are arrangements involving responsible, solvent scheduled commercial air carriers or aircraft operators or the manufacturers, servicers or suppliers of the Part; and

(ii)	do not contemplate transfer of title to the pooled Part except where title to the relevant Replacement Part passes, in accordance with paragraph 3.3(a) above at the same time to Lessor; or

(b)	are otherwise acceptable to Lessor in its sole discretion.

3.8	Title to Engines

Lessor agrees, for the benefit of Lessee and for the benefit of any mortgagee, indenture trustee, or other holder of a security interest in any engine (other than an Engine) owned by Lessee, any lessor of any engine (other than an Engine) leased to Lessee and any conditional vendor of any engine (other than an Engine) purchased by Lessee subject to a conditional sale agreement or any other security agreement, that no interest shall be created hereunder in any engine so owned, leased or purchased and that neither Lessor, the Security Trustee or any Lender nor their successors or assigns will acquire or claim, as against Lessee or any such mortgagee, indenture trustee, lessor or conditional vendor or other holder of a security interest or any successor or assignee of any thereof, any right, title or interest in such engine as the result of such engine being installed on the Airframe; provided however that such agreement of Lessor shall not be for the benefit of any such mortgagee, indenture trustee, lessor or conditional vendor or other holder of a security interest or any successor or assignee of any thereof unless it has expressly agreed substantially on the same terms as set out herein or otherwise on terms satisfactory to Lessor acting reasonably (which agreement may be contained in such lease, conditional sale or other security agreement, indenture or mortgage or in a Recognition of Rights Agreement) that neither it nor its successors or assigns will acquire, as against Lessor, any right, title or interest in an Engine as a result of such Engine being installed on an airframe (other than the Airframe).

4	PRESERVATION OF ASSET

4.1	Sub-Leasing

(a)	Lessee shall not, without the prior written consent of Lessor, sublease, charter, hire or otherwise part with the possession or operational control of the Aircraft except:

(i)	for testing, service, overhaul work, maintenance or repair or alterations, modifications or additions permitted under this Agreement; or

(ii)	so long as no Default is continuing (or may result from the proposed Wet Lease or Permitted Sublease), on terms of a Wet Lease or a Permitted Sublease.

(b)	Lessee shall give Lessor written notice prior to entering into any Wet Lease, save where it is not operationally practicable to do so, in which case, Lessee shall give Lessor written notice of any such Wet Lease as soon as reasonably practicable after entering into any such Wet Lease.

(c)	A sublease will only be a Permitted Sublease where Lessee has complied with the requirements of Clause 4.1(d) and:

(i)	the sublessee is a Permited Sublessee; and

(ii)	the proposed sublease:

(A)	does not permit further subleasing without the consent of Lessor;

(B)	does not have a term (including any extension options) that extends beyond the date falling one (1) month prior to the Expiry Date; and

(C)	the rights of the Permitted Sublessee under the sublease are expressly stated in the sublease to be subject and subordinate to this Agreement and to the rights and interests of Lessor, the Lenders and the Security Trustee hereunder and the other Transaction Documents.

(h)	Prior to entry into the sublease:

(i)	Lessee shall give Lessor and the Security Trustee, no later than thirty (30) days prior to the proposed commencement of the sublease, a notice specifying the name of the proposed sublessee (which shall be a Permitted Sublessee) and, if applicable, the name of any proposed new State of Registration and/or Habitual Base;

(ii)	Permitted Sublessee shall provide Lessor and the Security Trustee with an acknowledgment in writing, in form and substance satisfactory to Security Trustee, no later than five (5) Business Days prior to delivery of the Aircraft under the relevant sublease, acknowledging that the rights of the sublessee under the sublease are subject and subordinate to this Agreement and to the rights and interests of the Lessor, the Lenders and the Security Trustee under this Agreement and the other Transaction Documents and that the termination of this Agreement or the leasing of the Aircraft hereunder shall (without any further action) result in the termination of the relevant sublease or the leasing of the Aircraft thereunder;

(iii)	Lessee shall provide Lessor and the Security Trustee with a satisfactory confirmation of the registration at the International Registry of:

(A)	any International Interest to be vested in Lessee under the sublease; and

(B)	an assignment of all of the associated rights and related International Interest of Lessee in favour of the Security Trustee,

if either:

(1)	the new State of Registration or the jurisdiction of incorporation of the Permitted Sublessee is a Contracting State for the purposes of the Cape Town Convention; or

(2)	the Permitted Sublessee is situated in a Contracting State for the purposes of Article 4 of the Cape Town Convention;

(iv)	if the new State of Registration is a Contracting State for the purposes of the Cape Town Convention, Lessee shall: (i) procure the execution of an IDERA by the Permitted Sublessee irrevocably appointing the Security Trustee as its certified designee under the IDERA and, to the extent permitted by applicable law, its recordation by the relevant Air Authority, and authorising the Security Trustee to exercise the remedies specified in Article 15(1) of the Cape Town Convention at Security Trustee’s sole discretion; and (ii) following recordation, deliver the IDERA to the Security Trustee;

(v)	Lessee shall provide to Lessor and the Security Trustee evidence satisfactory to Lessor and the Security Trustee (acting reasonably) that:

(A)	Lessee will remain in compliance with Appendix 7 during the term of the sublease; or

(B)	if the proposed sublease is to maintain insurance coverage during the term of the sublease, the proposed insurance coverage is on terms equivalent to the Insurances

(vi)	Lessor and the Security Trustee shall be satisfied (acting reasonably) that:

(A)	the rights and interests of Lessor, the Lenders and the Security Trustee in respect of the Aircraft or any Transaction Document and the right to repossess the Aircraft in the case of an Event of Default or an Event of Default (as defined under the Loan Agreement) (as applicable) will not be adversely affected by the subleasing;

(B)	the perfection of the interests of Lessor, the Lenders and the Security Trustee in respect of the Aircraft and under the Transaction Documents;

(C)	if a new State of Registration or Habitual Base is proposed, that as compared to the State of Registration or Habitual Base, respectively, as at the Delivery Date, the jurisdiction of the proposed new State of Registration and Habitual Base provides substantially equivalent or better protection for the rights of lessors, owners, lenders and mortgagees and imposes no less stringent aircraft maintenance standards taken as a whole;

(D)	such sublease will not result in the imposition of, or increase in the amount of, any Tax, fees, costs or expenses for which Lessee does not then enter into a binding agreement to indemnify, each Indemnitee to its satisfaction against such imposed or increased Taxes, fees, costs or expenses; and

(E)	the due execution by Lessee and the Permitted Sublessee of the proposed sublease and effectiveness of the subordination undertaking referred to in Clause 4.1(d)(ii) above,

and Lessee shall provide such assistance as may be reasonably required to demonstrate sub-paragraphs (A) to (E) above, including, but not limited to, procuring opinions from independent legal and/or tax counsel (and/or, as applicable, independent technical advisers) in each case acceptable to Lessor and the Security Trustee (acting reasonably).

(e)	Where the Aircraft is subleased under a Permitted Sublease pursuant to this Clause 4.1:

(i)	the Aircraft may be registered with the Air Authority of the country in which the Permitted Sublessee is organised, subject to the satisfaction of the relevance conditions of Clauses 4.1(c) and (d) above; and

(ii)

upon the termination of any such sublease, at the election of Lessor, either (x) in connection with Redelivery under this Agreement, Lessee shall procure that the Aircraft is deregistered from the then current jurisdiction of registration, or (y) Lessee shall procure that the Aircraft is re-registered in the State of Registration as at the Delivery Date and provide (1) a confirmation in form and substance satisfactory to Lessor and the Security Trustee (acting reasonably) from counsel acceptable to the Security Trustee and addressed to Lessor and the Security Trustee that the relevant legal opinion provided pursuant to Appendix 4, Part 1, Clause 1.1(b)(ii) remains valid, correct and applicable to such re-registration in such State of Registration and the rights and interests of Lessor, the Lenders and the Security Trustee or (2) a new legal opinion, from counsel approved by Lessor and the Security Trustee (acting reasonably) on substantially similar terms to that set out in Appendix 4, Part 1, Clause 1.1(b)(ii).

(f)	Notwithstanding any sublease of the Aircraft, Lessee shall remain fully liable to perform its obligations under this Agreement and the other Transaction Documents to which it is a party but to the extent the relevant Permitted Sublessee properly performs an obligation under the Permitted Sublease, Lessor agrees that such performance shall be regarded as discharging (to such extent) any corresponding obligations of Lessee under the Transaction Documents to which it is a party.

(g)	Lessee shall (i) deliver to Lessor and the Security Trustee, within seven (7) Business Days after the date of execution of any Permitted Sublease, a duly executed copy of it, (ii) not materially amend or vary the terms thereof without the prior approval of Lessor, and (iii) deliver to Lessor and the Security Trustee, within seven (7) Business Days after the date of execution of any such material amendment, a duly executed copy of it.

(h)	If the International Interest vesting in Lessee under the Permitted Sublease has been registered at the International Registry, Lessee shall discharge the registration and each registration of any related assignment promptly on request by Lessor or the Security Trustee or promptly following termination of the period of subleasing of the Aircraft under the sublease and redelivery of the Aircraft thereunder.

(i)	If an event of default (howsoever described), or event which with the giving of notice, lapse of time or fulfilment of any other condition may constitute such an event, is continuing under a Permitted Sublease whilst a Permitted Sublessee is in possession of the Aircraft, Lessee shall (i) promptly notify Lessor (with a copy to the Security Trustee) of the events and the steps that it is proposing to take to enforce the terms of the Permitted Sublease and the steps that it is proposing to take to enforce the terms of the Permitted Sublease or recover possession of the Aircraft and (ii) take all such steps as Lessor or the Security Trustee may instruct (acting reasonably).

(j)	Lessee shall pay on demand all reasonable costs and expenses associated with entering into a Permitted Sublease or change of State of Registration including the reasonable costs and expenses of Lessor and the Security Trustee (including reasonable legal fees and expenses).

4.2	Title

Lessee will:

(a)	not do or knowingly permit to be done or omit or knowingly permit to be omitted to be done any act or thing which might reasonably be expected to jeopardise the rights of Lessor hereunder or as owner of the Aircraft or the rights of the Security Trustee as mortgagee of the Aircraft and as assignee under the Assignment or the validity, enforceability or priority of the Mortgage and the Assignment;

(b)	on all occasions when the ownership of the Aircraft, any Engine or any Part is relevant, make clear to third parties that title is held by Lessor subject to the Mortgage;

(c)	not at any time (i) represent or hold out Lessor, the Security Trustee, the Lease Manager or the Lenders as carrying goods or passengers on the Aircraft or as being in any way connected or associated with any operation or carriage (whether for hire or reward or gratuitously) which may be undertaken by Lessee or (ii) pledge the credit of Lessor, the Lease Manager, the Security Trustee or the Lenders;

(d)	ensure that there is always affixed, and not removed or in any way obscured, a fireproof plate (having dimensions of not less than 10 cm. x 7 cm.) in a reasonably prominent position on the Aircraft and on each Engine stating:

“This Aircraft/Engine is owned by Amentum Aircraft Leasing No. Three Limited, is operated by Concesionaria Vuela Compañía de Aviación, S.A.P.I de C.V., is subject to a mortgage in favour of [the Security Trustee] and may not be operated by any other person without the prior written consent of [the Security Trustee]”;

(e)	not create or permit to exist any Security Interest upon the Aircraft, any Engine or any Part;

(f)	not do or permit to be done anything which may reasonably be expected to expose the Aircraft, any Engine or any Part to penalty, forfeiture, impounding, detention, appropriation, damage or destruction and without prejudice to the foregoing, if any such penalty, forfeiture, impounding, detention or appropriation, damage or destruction occurs, give Lessor notice and use best endeavours to procure the immediate release of the Aircraft, any Engine or the Part, as the case may be;

(g)	not abandon the Aircraft, any Engine or any Part;

(h)	pay and discharge or cause to be paid and discharged when due and payable or make adequate provision by way of security or otherwise for all debts, damages, claims and liabilities which have given or may reasonably be expected to give rise to a Security Interest created by Lessee over or affecting the Aircraft, any Engine or any Part; and

(i)	not attempt, or hold itself out as having any power, to sell, lease or otherwise dispose of the Aircraft, any Engine or any Part.

4.3	Protection

Lessee will:

(a)	maintain the registration of the Aircraft with the Air Authority reflecting (so far as permitted by applicable law) the respective interests of Lessor, and at Lessor’s cost, the Security Trustee and the Lenders and not do or suffer to be done anything which might adversely affect that registration; and

(b)	do all acts and things (including, without limitation, making any filing or registration with the Air Authority or any other Government Entity) and execute and deliver all documents (including, without limitation, any amendment to this Agreement) as may be required by Lessor:

(i)	at Lessor’s expense, following any change or proposed change in the ownership or financing of the Aircraft or in the manner of securing Lessor’s obligations to the Security Trustee and Lenders and/or Lessee’s obligations to Lessor provided that any transfer complies with the provisions of Appendix 10 or are otherwise agreed to by Lessee; or

(ii)	following any modification of the Aircraft, any Engine or any Part or the permanent replacement of any Engine or Part in accordance with this Agreement, so as to ensure that the rights of Lessor under this Agreement and the rights of the Security Trustee and the Lenders under the Mortgage and the Assignment in respect thereof apply with the same effect as before; or

(iii)	to establish, maintain, preserve, perfect and protect the respective rights of Lessor under this Agreement and as owner of the Aircraft and, at Lessor’s cost and expense, the Security Trustee and the Lenders in the Mortgage and the Assignment.

4.4	Cape Town Convention

(a)	In this Agreement, the Convention and the Protocol shall be read and interpreted together as a single instrument as required by Article 6(1) of the Convention. In this paragraph 4.4 the following expressions have the respective meanings given to them in Article 1 of the Consolidated Text:

aircraft engines

aircraft object

assignment

associated rights

contract of sale

creditor

international interest

leasing agreement

registry authority

security agreement

State of registry

(b)	Lessor and Lessee agree that:

(i)	without prejudice to paragraphs 4.1, 4.2 and 4.3 of this Appendix 6, the Aircraft shall be registered on the aircraft register of the State of Registration, which is the State of registry for the purposes of the Convention;

(ii)	the Airframe is an airframe and, accordingly, is an aircraft object to which this Agreement relates for the purposes of the Convention and is an A320-200 aircraft with manufacturer’s serial number 3543 and the Engines are aircraft engines and, accordingly, aircraft objects for the purposes of the Convention and are V2527E-A5 engines with manufacturer’s serial numbers V12938 and V12972;

(iii)	the international interest of Lessor, as a creditor, in the Airframe and each of the Engines, being the lessor under a leasing agreement of an aircraft object, shall be registered, with the consent of each of Lessor and Lessee, as an international interest under the Convention in each of the Airframe and the Engines, and such registration may be amended or extended prior to its expiry by either Lessor or Lessee, with the consent in writing of the other, such consent not to be unreasonably withheld or delayed;

(iv)	the events which are referred to in Part 1 of Appendix 9 as Events of Default are events that constitute a default or otherwise give rise to the rights and remedies specified in Articles 12 to 15 and 20 of the Consolidated Text;

(v)	Lessor shall have the remedies referred to in Articles 15(1) and 20(1) of the Consolidated Text;

(vi)	Lessor has power to dispose of the Airframe and the Engines for the purpose of Article 10(b) of the Consolidated Text subject to and in accordance with the Transaction Documents;

(vii)	Lessee shall, on or prior to Delivery, execute and deliver to Lessor an IDERA in favour of the Lessor in the form annexed as an Annex to the Protocol;

(viii)	Lessor may assign the associated rights (as defined in Article 1 of the Consolidated Text) under the Assignment or any other assignment permitted in accordance with Appendix 10, which associated rights consist of all rights to payment or other performance by Lessee (as debtor) under this Agreement and are associated with the Airframe and the Engines being aircraft objects for the purposes of the Convention. Any such assignment shall be made in accordance with and subject to the conditions specified in Appendix 10 and shall transfer to the relevant assignee the related international interests of Lessor; and

(ix)	Lessee shall cooperate with Lessor, at Lessee’s expense, with respect to effecting registration pursuant to the Convention of the international interests of any Lender or the Security Trustee as creditor in respect of the security agreement and the assignment constituted by any Mortgage and any Assignment and of any associated agreement related to the ranking of priority between the various international interests and/or the interests of Lessee;

(c)	If any of the Engines is replaced by a Suitable Replacement Engine pursuant to and in accordance with this Agreement, Lessor and Lessee shall, at Lessee’s expense and on or prior to title to the Suitable Replacement Engine being vested in Lessor, take such steps as shall be available to them under the terms of the Convention and as are necessary:

(i)	to constitute in favour of Lessor as a creditor (being the lessor under a leasing agreement of an aircraft object) an international interest in the Suitable Replacement Engine, including, for this purpose, entering into a supplement to this Agreement in such form as Lessor shall reasonably require providing that the Suitable Replacement Engine (which shall be identified in such supplement in the same manner as is provided in paragraph 4.4(b)(ii)above) shall be leased by Lessor to Lessee with effect from title to the same vesting in Lessor under the contract of sale referred to in paragraph 4.4(c)(iii) below and that the Suitable Replacement Engine shall be an Engine for the purposes of this Agreement;

(ii)	to register such international interest in accordance with Chapter V of the Consolidated Text;

(iii)	to enter into a contract of sale with respect to the Suitable Replacement Engine which complies with the formalities of Article 11 of the Consolidated Text;

(iv)	to register the contract of sale with respect to the Suitable Replacement Engine in accordance with Chapter V of the Consolidated Text;

(v)	if required by any person who has acquired title to the Replaced Engine from Lessor, to enter into a contract of sale with respect to the Replaced Engine which complies with the formalities of Article 11 of the Consolidated Text and consent to the registration of such contract of sale in accordance with Chapter V of the Consolidated Text; and

(vi)	to subject the relevant Suitable Replacement Engine to the security constituted by any Mortgage, and to register the international interest of the Security Trustee under any Mortgage in respect of such Suitable Replacement Engine in accordance with Chapter V of the Consolidated Text.

(d)	Without prejudice to any of the foregoing provisions of this paragraph 4.4, Lessee shall do or cause to be done (in conjunction with Lessor where necessary) any and all acts which may be required or desirable in connection with the terms of the Convention, to the extent permitted by the law of the State of Registration, to register, perfect, preserve and/or enhance any international interests of Lessor and/or the Security Trustee with respect to aircraft objects to which the Transaction Documents to which Lessee is a party relate.

(e)	Pursuant to Article XI, Option B of the Protocol and Article XXX(3) the parties hereby agree that the time period required by Article XI, Alternative B of the Protocol shall be the twenty (20) day period referred to in article 92 of the Mexican Ley de Concursos Mercantiles in respect of any procedure referred to in said law.

4.5

(a)	If the State of Registration has ratified the terms of the Geneva Convention, do all acts and things in the State of Registration which Lessor may reasonably require to preserve the title, rights and interest of Lessor, and, at Lessor’s cost, the Security Trustee, to and in the Aircraft within the jurisdiction of any state which is a party to the Geneva Convention.

(b)	In the event of any other enactments or provisions being made or becoming operative relating to recognition of rights in aircraft and which may apply to the Aircraft, promptly do and join with Lessor and, if appropriate, the Security Trustee and the Lenders in doing all such acts or things as may be necessary or reasonably desirable to perfect recognition of the title, rights and interest of Lessor, the Security Trustee and the Lenders in respect of the Aircraft.

4.6	Lessor’s Financing

Lessee acknowledges that Lessor may at any time during the Term grant new or further Security Interests over the Aircraft and the benefit of the Transaction Documents to the Lenders and the Security Trustee or any new or replacement lenders or security trustee as security for Lessor’s obligations to the Lenders or such new or replacement lenders. Lessee undertakes to provide all reasonable assistance and co-operation to Lessor, any Lenders and any Security Trustee and their respective representatives and advisers (at Lessor’s cost) in connection with the perfection and maintenance of such Security Interests, including (without limitation) the effecting of all necessary filings and registrations in the State of Registration and the Habitual Base and with the International Registry and Lessor agrees to take all reasonable steps available to it to ensure that such assistance and co-operation will not interfere with Lessee’s commercial operations provided that any security interests or assignment in favour of new or replacement lenders shall comply with the provisions of Appendix 10. To the extent that Lessor is aware of the identity of any new or replacement Lenders, Lessor shall (subject always to any duty of confidentiality) give Lessee the names of any such Lenders.

4.7	Costs

Unless otherwise specified in the Transaction Documents, all costs associated with compliance by Lessee with its obligations under the Transaction Documents shall be for the account of Lessee.

APPENDIX 7

PART 1

INSURANCE COVENANTS

1	Lessee will maintain or cause to be maintained in full force during the Term, and thereafter as expressly provided by this Agreement, insurances in respect of the Aircraft (the “Insurances” which expression includes, where the context so admits, any relevant reinsurance(s)). The Insurances will be effected and maintained on a non-discriminatory basis compared with similar aircraft in Lessee’s fleet. The Insurances will be effected either:

(a)	on a direct basis with insurers of recognised standing who normally participate in aviation insurances in the leading international insurance markets and led by internationally recognised and reputable underwriter(s); or

(b)	with a single internationally recognised and reputable insurer or group of internationally recognised and reputable insurers who does or do not retain the risk but effects ***** reinsurance of all risks insured with reinsurers in the leading international insurance markets and through brokers each of internationally recognised standing in the international aviation insurance markets (the “Reinsurances”).

2	Lessor’s current requirements as to required Insurances are as specified in Part 2 of this Appendix 7. Lessor or the Security Trustee may from time to time upon reasonable consultation with Lessee and its insurance advisers stipulate other requirements (other than as to the level of the deductible or the Agreed Value) for the Insurances so that the scope and level of cover is maintained in line with the prudent practice of reputable and experienced international operators of aircraft operating aircraft similar to the Aircraft and the interests of Lessor, the Security Trustee and the Lenders are protected in accordance with such practices.

3	If at any time Lessor’s or the Security Trustee’s insurance brokers (acting reasonably) consider that any change in circumstances may occur or has occurred which in the reasonable opinion of such brokers may materially affect or has materially affected the rights of Lessor and other Indemnitees in and to the Insurances, then Lessor, the Security Trustee and their brokers will consult with Lessee and Lessee’s brokers regarding what action is required to protect the interests of the parties insured. If, following the consultation, Lessor’s or the Security Trustee’s insurance brokers (acting reasonably) consider that any change should be made (other than as to the level of the deductible or the Agreed Value) having regard to the level and type of Insurances, and the terms and conditions thereof, then maintained by reputable and experienced international operators of aircraft operating aircraft similar to the Aircraft, Lessee will then arrange or procure the arrangement of alternative cover satisfactory to Lessor’s and the Security Trustee’s insurance brokers (acting reasonably).

4	Lessee will:

(a)	ensure that all legal requirements as to insurance of the Aircraft, any Engine or any Part which may from time to time be imposed by the laws of the State of Registration, the Habitual Base or any state to, from or over which the Aircraft may be flown, in so far as they affect or concern the operation of the Aircraft, are complied with to ensure that (i) the Aircraft is not in danger of detention or forfeiture, (ii) the Insurances remain valid and in full force and effect, and (iii) the interests of the Indemnitees in the Insurances and the Aircraft, the Engines or any Part are not thereby prejudiced;

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

(b)	not use, cause or permit the Aircraft, any Engine or any Part to be used for any purpose or in any manner not covered by the Insurances or outside any geographical limit imposed by the Insurances;

(c)	comply with the terms and conditions of each policy of the Insurances and not do, consent or agree to any act or omission which invalidates or might reasonably be expected to invalidate the Insurances, or renders or might reasonably be expected to render void or voidable the whole or any part of any of the Insurances; or brings any particular liability within the scope of an exclusion or exception to the Insurances;

(d)	not take out without the prior written approval of Lessor any insurance or reinsurance in respect of the Aircraft other than those required under this Agreement which would prejudice the rights or interest of Lessor or any of the other Indemnitees under or in respect of the Insurances and in no event maintain hull insurance in an amount in excess of ***** of the Agreed Value from time to time, unless relating solely to business interruption, profit commission and deductible risk;

(e)	commence renewal procedures on a timely basis prior to expiry of any of the Insurances and provide to Lessor:

(i)	if requested by Lessor, a written status report of renewal negotiations fourteen (14) days prior to each expiry date;

(ii)	faxed confirmation of completion of renewal prior to each expiry date; and

(iii)	certificates of insurance (and where appropriate certificates of reinsurance), and broker’s (and any reinsurance brokers’) letter of undertaking in a form acceptable to Lessor and the Security Trustee (each acting reasonably) in English, detailing the coverage and confirming the insurers’ (and any reinsurers’) agreement to the specified insurance requirements of this Agreement within 7 days after each renewal date;

(f)	on request, provide to Lessor copies of such other documents as Lessor may reasonably request evidencing the Insurances provided that nothing in this paragraph (f) shall require Lessee to give to Lessor a copy of Lessee’s fleet policy;

(g)	on request but no more frequently than once a year, unless a Default has occurred and is continuing, provide to Lessor evidence that the Insurance premiums have been paid;

(h)	not make or accept any modification or alteration to the Insurances material and adverse to the interests of any of the Indemnitees;

(i)	be responsible for any deductible under the Insurances;

(j)	provide any other insurance and reinsurance related information, or assistance, in respect of the Insurances as Lessor may reasonably request but no more frequently than once a year, unless a Default has occurred and is continuing; and

(k)	promptly notify Lessor of:

(i)	any loss, theft, damage or destruction to the Aircraft, any Engine or any Part, or any modification to the Aircraft if the potential cost may exceed *****; and

(ii)	any claim or other occurrence likely to give rise to a claim under the Insurances in excess of ***** and reasonably sufficient details of any negotiations with the insurance brokers over any such claim.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

(l)	ensure or procure that insurance cover is maintained in accordance with the provisions of this Part 1 of this Appendix 7 in respect of an Engine at all times while it is removed from the Airframe; and

(m)	maintain separate insurance cover in accordance with the provisions of this Part 1 of this Appendix 7 in respect of an Engine at all times while it is removed from the Airframe.

5	If Lessee fails to maintain the Insurances in compliance with this Agreement, each of the Indemnitees will be entitled but not bound, (without prejudice to any other rights of Lessor under this Agreement):

(c)	to pay the premiums due or to effect and maintain insurances satisfactory to it or otherwise remedy Lessee’s failure in such manner (including, without limitation to effect and maintain an “owner’s interest” policy) as it considers appropriate. Any sums so expended by it will become immediately due and payable by Lessee to Lessor together with interest thereon at the rate specified in Clause 5.5, from the date of expenditure by the relevant Indemnitee up to the date of reimbursement by Lessee; and

(d)	at any time while such failure is continuing to require the Aircraft to remain at any airport or to proceed to and remain at any airport designated by it until the failure is remedied to its satisfaction.

6	Lessee shall effect and maintain liability insurance after the Expiry Date with respect to its liability under the indemnities in Clause 11 for such period as Lessor may reasonably require (but in any event not more than two (2) years or until completion of the next scheduled Major Check, whichever is earlier) which provides for each Indemnitee to be named as additional insured. Lessee’s obligation in this paragraph shall not be affected by Lessee ceasing to be lessee of the Aircraft and/or any of the Indemnitees ceasing to have any interest in respect of the Aircraft.

7	Application of Insurance Proceeds

(a)	All hull insurance payments up to and including the Agreed Value received as the result of a Total Loss occurring during the Term will be paid to the Security Trustee (or if requested by the Security Trustee, to Lessor) and Lessor will pay or procure the payment of the balance of those amounts to Lessee after deduction of all amounts which may be or become payable by Lessee to Lessor under this Agreement.

(b)	All insurance proceeds of any property damage or loss to the Aircraft, any Engine or any Part occurring during the Term not constituting a Total Loss and in excess of ***** will be paid to the Security Trustee (or if requested by the Security Trustee, to Lessor) and applied in payment (or to reimburse Lessee) for repairs or replacement property upon Lessor being satisfied (acting reasonably) that the repairs or replacement have been or are to be effected in accordance with this Agreement and any balance remaining (after deducting therefrom any amount of such insurance proceeds paid by the insurers in respect of a claim by Lessee for compensation for its loss of use of the Aircraft) may be retained by the Security Trustee or Lessor, as the case may be. Insurance proceeds in amounts below ***** may be paid by the insurer directly to Lessee.

(c)	All insurance proceeds in respect of third party liability will, except to the extent paid by the insurers to the relevant third party, be paid to the Security Trustee or as directed by the Security Trustee, to Lessor to be paid directly in satisfaction of the relevant liability or to Lessee in reimbursement of any payment so made.

(d)	Notwithstanding paragraphs 7(a), (b) or (c), if at the time of the payment of any such insurance proceeds an Event of Default has occurred and is continuing, all such proceeds will be paid to or retained by the Security Trustee (or if requested by the Security Trustee, to Lessor) to be applied toward payment of any amounts which may be or become payable by Lessee during any period when such Event of Default is continuing in such order as Lessor sees fit or as Lessor may elect.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

(e)	To the extent that insurance proceeds are paid to Lessee, Lessee agrees to comply with the foregoing provisions of this paragraph 7 and apply or pay over such proceeds as so required.

APPENDIX 7

PART 2

INSURANCE REQUIREMENTS

The Insurances required to be maintained are as follows:

(a)	HULL ALL RISKS of Loss or Damage whilst flying and on the ground with respect to the Aircraft on an “agreed value basis” for an amount not less than the Agreed Value, and not greater than ***** of the Agreed Value from time to time, and with a deductible (other than in respect of a Total Loss) not exceeding ***** or such other amount agreed by Lessor from time to time;

(b)	HULL WAR AND ALLIED PERILS, covering such risks excluded from the Hull All Risks Policy to the fullest extent maintained by prudent, experienced international operators of aircraft similar to the Aircraft and at least as extensive as AVB48B (or its equivalent in respect of liabilities, other than paragraph (b)) and LSW 555D (or its equivalent in respect of Hull) from the leading international insurance markets including confiscation and requisition by the State of Registration for an amount not less than the Agreed Value and not greater than ***** of the Agreed Value from time to time;

(c)	SPARES ALL RISKS (INCLUDING WAR AND ALLIED PERILS) property insurance on all Engines and Parts when not installed on the Aircraft on an “agreed value” basis for their full replacement value and including engine test and running risks;

(d)	AVIATION THIRD PARTY LEGAL LIABILITY to the fullest extent maintained by prudent, experienced international operators of aircraft similar to the Aircraft from leading international insurance markets including but not limited to aircraft third party, passenger, baggage, cargo, mail and general third party legal liability for a Combined Single Limit of an amount not less than the Minimum Liability Coverage or such higher amount as may be applicable to Lessee’s policy covering its Fleet Aircraft for the time being any one occurrence but in respect of products and completed operations this limit may be an aggregate limit for any and all losses occurring during the currency of the policy and further limited to ***** (or such higher amount as may be applicable to Lessee’s policy covering its Fleet Aircraft) any one occurrence and in the aggregate in respect of personal injury coverage. War and Allied Risks are also to be covered under Extended Coverage Endorsement AVN52E (or its equivalent) for an amount not less than ***** or such higher amount as may be applicable to Lessee’s policy covering its Fleet Aircraft for any one occurrence and in the annual aggregate. Any aggregation of limits will be subject to limits being restored following any claims which have been paid;

(e)	all required hull, hull war and spares insurance (as specified in (a), (b) and (c)), so far as it relates to the Aircraft will:

(i)	name the Security Trustee as loss payee (in an amount up to and including the Agreed Value) in respect of a Total Loss and name Lessor, the Lease Manager, the Security Trustee and the Lenders as additional assureds for their respective rights and interests;

(ii)

provide that any loss (other than a Total Loss, the proceeds of which in an amount up to and including the Agreed Value will be payable to the Security Trustee) will be settled with Lessee, subject to final prior approval of the Security Trustee and Lessor and will be payable in Dollars to the Security Trustee in an amount up to the Agreed Value for the account of all interests except where the loss does not

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

exceed *****, and neither Lessor nor the Security Trustee has notified the insurers to the contrary, in which case the loss will be settled with and paid to Lessee;

(iii)	if separate Hull “all risks” and “war risks” insurances are arranged, include a 50/50 provision in accordance with market practice;

(f)	all required liability insurances (as specified in (d) above) will:

(i)	include each of the Indemnitees as additional assureds for their respective rights and interests, warranted, each as to itself only, no operational interest;

(ii)	include a Severability of Interest Clause which provides that the insurance, except for the limit of liability, will operate to give each assured the same protection as if there was a separate policy issued to each assured;

(iii)	contain a provision confirming that the policy is primary without right of contribution from any other insurance which may be available to the additional assureds;

(g)	all Insurances will:

(i)	provide cover denominated in Dollars and, in relation to liability insurance, in the currency of the claim;

(ii)	operate on a worldwide basis subject to such limitations and exclusions as Lessor may agree;

(iii)	acknowledge the insurer is aware that the Aircraft is owned by Lessor and is subject to the Mortgage and that the Insurances are subject to the Assignment and the Assignment of Insurances;

(iv)	provide that the cover provided to each additional assured shall not be invalidated by any act or omission (including misrepresentation and non-disclosure) of any person which results in a breach of any term, condition or warranty of the policy PROVIDED that the additional assured so protected has not caused, contributed to or knowingly condoned the said act or omission;

(v)	provide that the insurers will waive any rights of subrogation against the additional assureds;

(vi)	provide that the additional assureds will have no obligation or responsibility for the payment of any premiums due and that the insurers will not exercise any right of set-off or counter-claim in respect of any premium due against the respective interests of the additional assureds other than outstanding premiums relating to the Aircraft, any Engine or Part the subject of the relevant claim;

(vii)	except in respect of any provision for Cancellation or Automatic Termination specified in the policy or any endorsement thereof, the Insurances may only be cancelled or materially altered in a manner adverse to the additional assureds by the giving of not less than thirty (30) days’ (7 days’ or such other period as is customary in respect of War and Allied Perils) notice in writing. Notice shall be deemed to commence from the date such notice is given by the insurers to Lessee’s designated brokers. It is accepted that such notice will NOT, however, be given at normal expiry date of the Insurances or any endorsement;

(viii)	if Reinsurance is a requirement of this Agreement such Reinsurance will (i) be on the same terms as the original Insurances and will include the provisions of this

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

Appendix (ii) provide that notwithstanding any bankruptcy, insolvency, liquidation, dissolution or similar proceedings of or affecting the reinsured that the reinsurers’ liability will be to make such payments as would have fallen due under the relevant policy of Reinsurance if the reinsured had (immediately before such bankruptcy, insolvency, liquidation, dissolution or similar proceedings) discharged its obligations in full under the original Insurance policies in respect of which the then relevant policy of Reinsurance has been effected; and (iii) contain a “cut-through” Clause in the following form (or otherwise, satisfactory to Lessor): “The Reinsurers and the Reinsured hereby mutually agree that in the event of any claim arising under the Reinsurances in respect of a total loss or other claim where as provided by the Aircraft Lease Agreement dated 2011 and made between [Lessor] and [Lessee] such claim is to be paid to the person named as designated loss payee under the primary Insurances, the Reinsurers will in lieu of payment to the Reinsured, its successors in interest and assigns pay to the person named as sole loss payee under the primary Insurances effected by the Reinsured that portion of any loss due for which the Reinsurers would otherwise be liable to pay the Reinsured (subject to proof of loss), it being understood and agreed that any such payment by the Reinsurers will (to the extent of such payment) fully discharge and release the Reinsurers from any and all further liability in connection therewith”; subject to such provisions not contravening any law of the State of Incorporation; and

(ix)	include and insure the indemnity provisions of Clause 11 of this Agreement to the extent of the risks covered by the policies;

(h)	Lessee may maintain Insurances in respect of the Aircraft and any Engines for the purposes of this Agreement which incorporate the terms and conditions of Lloyd’s Airline Finance Endorsement AVN67B (“AVN67B”) (or AVN67C) provided that Lessee will ensure that for the purposes of AVN67B (or AVN67C, as the case may be):

(i)	this Agreement, the Mortgage, the Assignment and the Assignment of Insurances are identified as “Contracts”; and

(ii)	the Indemnitees are named as the “Contract Parties”;

(i)	for so long as Insurance or Reinsurance is placed in the London market (it being agreed that, without prejudice to the obligations of Lessee pursuant to Part 1 of this Appendix 7, Lessee is not obliged to place any Insurance or Reinsurance in the London market), in the event of any conflict or inconsistency between this Appendix and AVN67B (or its equivalent) (and subject always to compliance by Lessee with (h) above), the relevant provisions of AVN67B (or its equivalent) shall be acceptable to Lessor for so long as, insurance Clause AVN67B (or its equivalent) represents, at the relevant time in the international insurance markets, best aviation insurance practice; and

(j)	all insurances will contain a provision entitling Lessor or any additional assured to initiate a claim under any policy in the event of the refusal or failure of Lessee to do so.

APPENDIX 7

PART 3

TOTAL LOSS

1	For the purpose of this Agreement, “Total Loss” means with respect to the Aircraft (including for the purposes of this definition the Airframe):

(a)	the actual or constructive total loss of the Aircraft (including any damage to the Aircraft which results in an insurance settlement on the basis of a total loss, or requisition for use or hire which results in an insurance settlement on the basis of a total loss); or

(b)	it being destroyed, damaged beyond repair or permanently rendered unfit for normal use for any reason whatsoever; or

(c)	the requisition of title, or other compulsory acquisition, capture, seizure, deprivation, confiscation or detention for any reason of the Aircraft by the government of the State of Registration, Habitual Base or other competent authority (whether de jure or de facto), but excluding requisition for use or hire not involving requisition of title; or

(d)	the hi-jacking, theft, condemnation, confiscation, seizure or requisition for use or hire of the Aircraft which deprives any person permitted by this Agreement to have possession and/or use of the Aircraft of its possession and/or use for more than sixty (60) days.

2

(a)	If a Total Loss occurs prior to delivery of the Aircraft to Lessee, this Agreement will immediately terminate and except as expressly stated in this Agreement neither party will have any further obligation or liability under this Agreement except that Lessor will return to Lessee any amounts of Rent or Deposit received by Lessor under this Agreement; and

(b)	If a Total Loss occurs after delivery of the Aircraft to Lessee, Lessee will pay the Agreed Value to Lessor on or prior to the earlier of:

(i)	the day falling sixty (60) days after the Total Loss; and

(ii)	the date of receipt of insurance proceeds in respect of that Total Loss.

Until the Agreed Value and all other amounts which are then due and owing by Lessee to Lessor pursuant to the Transaction Documents and any Other Agreement are received by Lessor, Lessee shall continue to comply with its obligations hereunder to pay Rent. Once the Agreed Value and all other amounts which are then due and payable under this Agreement and the Transaction Documents and which are then due and payable under any Other Agreement have been paid in full to Lessor, Lessee’s obligation hereunder for the payment of Rent shall cease as and from the date on which Lessor receives the Agreed Value and Lessor will pay to Lessee all Maintenance Reserves and any Deposit (plus interest accrued thereon in accordance with this Agreement) then held by Lessor and return any Letter of Credit.

3	During any requisition for use or hire of the Aircraft, any Engine or Part which does not constitute a Total Loss:

(a)	the Rent and other charges payable under this Agreement will not be suspended or abated either in whole or in part, and Lessee will not be released from any of its other obligations under this Agreement other than operational obligations with which Lessee is unable to comply solely by virtue of the requisition; and

(b)	so long as no Default has occurred and is continuing, Lessee will be entitled to any hire amounts paid by the requisitioning authority in respect of the Term. Lessee will, as soon as practicable after the end of any such requisition, cause the Aircraft to be put into the condition required by this Agreement. Lessor will be entitled to all compensation payable by the requisitioning authority in respect of any change in the structure, state or condition of the Aircraft arising during the period of requisition, and Lessor will apply such compensation in reimbursing Lessee for the cost of complying with its obligations under this Agreement in respect of any such change, but so that, if any Default has occurred and is continuing, Lessor may apply the compensation or hire in or towards settlement of any amounts owing by Lessee under this Agreement.

APPENDIX 7A

PART 1

PRE-DELIVERY PROCEDURE

1	Upon reasonable notice prior to the Scheduled Delivery Date, Lessor will make the Aircraft available to Lessee for inspection and during such inspection the Lessee shall be permitted to:

(a)	inspect the Aircraft and its conformity with the Delivery Conditions specified herein;

(b)	to perform a maximum power assurance run on the Engines and an acceptance flight of the Aircraft of a maximum duration of two hours (the “Delivery Check Flight”) taking off from and landing at the Delivery Location to demonstrate satisfactory operation of the Aircraft and its conformity with the Delivery Conditions set out herein; and

(c)	inspect the Engines by performing a complete hot and cold video borescope inspection (conducted after the Delivery Check Flight) of each Engine at Lessee’s cost.

2	If Lessee notifies Lessor promptly of any non-conformity of the Aircraft with the Delivery Condition observed during the inspection or Delivery Check Flight (and such non-conformity is recorded in the flight log in the case of a demonstration flight), Lessor will, at its cost, correct or procure the correction of such non-conformity as soon as reasonably practicable and make the Aircraft available for re-inspection by Lessee.

3	The Delivery Check Flight shall be performed in accordance with the Manufacturer’s procedures in respect of demonstration flights for used aircraft (or such other procedures acceptable to Lessor and Lessee).

4	The cost of the Delivery inspection (other than costs relating to (i) obtaining insurance for the Delivery Check Flight and (ii) Lessor’s employees or representatives) shall be borne by Lessee.

5	Lessee is responsible for and shall indemnify and hold harmless the Indemnitees from and against all Losses arising from death or injury to any observer representative or any employee of Lessee in connection with any demonstration flight or inspection of the Aircraft by Lessee save for any Losses arising out of or in connection with the gross negligence or wilful misconduct of any Indemnitee.

APPENDIX 7A

PART 2

DELIVERY CONDITION

1	GENERAL CONDITION

Lessee shall ascertain that the Aircraft meets the conditions set out in the following provisions of this Part 2 of Appendix 7A.

The Aircraft shall:

(a)	be in airworthy and in good operating condition, conforming to EASA type design certification; and be clean by scheduled passenger airline standards;

(b)	not have been operated in commercial passenger service since completion of the last C Check in accordance with the latest Maintenance Planning Document accomplished prior to Delivery falling due for accomplishment within 20 months, 6,000 Flight Hours and 4,500 Cycles (whichever is the most limiting factor);

(c)	be free of damages, tears, stains and inappropriate markings and shall comply with relevant EASA fire resistance regulations;

(d)	have installed the full complement of systems, equipment, parts, accessories, furnishings and loose equipment functioning in accordance with the Airbus Aircraft Inspection Report, the Aircraft Type Certificate and their intended use and in compliance with, and eligible for immediate operation under EU OPS 1 equipment standards;

(e)	have a currently valid airworthiness review certificate and certificate of airworthiness for export and a deregistration certificate;

(f)	meet all requirements for, and be eligible for immediate operations in full compliance with FAA Part 129 regulations;

(g)	have no leakage of fuel, oil, hydraulic fluid, or water which exceed the limits laid down in the Manufacturer’s applicable maintenance manual;

(h)	comply with all EASA Airworthiness Directives which require compliance prior to Delivery;

(i)	be in its existing external livery;

(j)	have all signs and decals clean, secure and legible in English;

(k)	have no open, deferred, continued, carry over or placard log book items and have no temporary or time-limited structural repairs. No special or unique inspection or check requirements which are specific to the Aircraft (as opposed to all aircraft of the same model) will exist with respect to the Aircraft;

(l)	have all non-structural repairs, modifications and alterations accomplished in accordance with Airframe Manufacturer’s service bulletins or Airframe Manufacturer’s written approval (with a statement of conformity to type certificate data); and

(m)	have no less than the Aircraft flight manual approved design weights.

2	COMPONENTS

(a)	Each Flight Hour and Cycle controlled Hard Time Component (other than the Landing Gear and APU) shall have not less than 6,000 Flight Hours and 4,500 Cycles (or 100% of Hard-Time life if this interval is less) of life remaining to the next scheduled removal, in accordance with the Agreed Maintenance Programme and the Maintenance Planning Document (including the “Airworthiness Limitations”). Each calendar controlled Hard Time Component including safety equipment will have not less than 20 months or 100% life remaining (whichever is less) to the next scheduled removal in accordance with the Agreed Maintenance Programme and the Maintenance Planning Document. Hard Time Components shall be supported by appropriate certification documentation indicating TSN, CSN, TSO and CSO such as EASA form 1 or FAA form 8130-3. For this purpose “Hard Time Component” means any component which has a limited on-wing life in accordance with the Agreed Maintenance Programme and the Maintenance Planning Document and which can have life fully restored through appropriate maintenance.

(b)	Each Airframe Life-Limited Component will have not less than 6,000 Flight Hours and 4,500 Cycles and 20 months remaining to next scheduled removal in accordance with the Agreed Maintenance Programme and the Maintenance Planning Document and Aircraft EASA type certificates and will be supported by certification documentation necessary to demonstrate traceability back to birth. For this purpose “Airframe-Life Limited Component” means a component with an ultimate life which cannot be restored through appropriate maintenance.

(c)	Each “on-condition” and “condition-monitored” component will be serviceable and shall be supported by appropriate certification documentation such as EASA form 1 or FAA form 8130-3 at the point of last installation on the Aircraft if replaced since Aircraft new delivery. The “condition-monitored” components shall be supported by an appropriate reliability programme and data in accordance with the Agreed Maintenance Programme.

(d)	The installed components will have total Flight Hours and Cycles since new no more than 110% of the Aircraft total Flight Hours and Cycles since new.

(e)	There shall be no PMA Parts on the Aircraft, save for consumable parts or parts used as consmetic items in the passenger cabin. For these purposes “consumable parts” means any non-serialised item of aircraft material which is used only once and is not re-usable, such as (but not limited to) filters, seals, lubricants, cements, compounds, paints, chemicals, dyes and sealants.

3	ENGINES

Each Engine installed on the Aircraft (and each Engine LLP installed on an Engine) shall comply with the following:

(a)	have no less than 4,500 Cycles scheduled life remaining in respect of Engine Life Limited Parts and no more than 110% of the Aircraft total Flight Hours and Cycles since new. Engine LLPs will be supported by certification documentation necessary to demonstrate traceability back to birth;

(b)	shall have accumulated no more than 7,000 Flight Hours and 7,000 Cycles since new;

(c)	shall be serviceable and capable of full rated performance without limitations throughout the entire operating envelop of the Aircraft as defined in the EASA AFM. Each Engine shall have at least 25C sea level hot day exhaust gas temperature (“EGT”) margin; and

(d)	no Engine shall be on watch for any reason requiring any special or out of sequence inspection or reduced interval inspections or exhibit any adverse trends or indicate a rate of performance deterioration that is higher than normal.

4	FUSELAGE, WINDOWS AND DOORS

(a)	The fuselage and doors will be free of major dents and abrasions exceeding the limits in the Manufacturer’s structural repair manual.

(b)	Windows will be free of major delamination and blemishes in excess of Maintenance Manual limits allowing continued in service operation without special inspection or other action and will be properly sealed.

(c)	Doors will be free moving, correctly rigged and be fitted with serviceable seals.

(d)	All external repairs for the pressurised fuselage shall have been reviewed in accordance with the latest revision of the Manufacturer’s repair assessment programme (if issued, and otherwise in accordance with the Manufacturer’s published guidelines) applicable at the time of repair and supported by certified documentation evidencing accomplishment in accordance with EASA or FAA approved data (that is, the Manufacturer’s structural repair manual or the Manufacturer’s service bulletin or the Manufacturer’s written approval or FAA/EASA STC (Supplemental Type Certificate) or FAA Form 8110- 3/8100-9 approval or otherwise approved by the EASA or FAA.

5	WINGS AND EMPENNAGE

(a)	The wings including nacelles and empennage will be free of major dents and abrasions, loose or pulled or missing rivets in excess of maintenance manual limits.

(b)	The wings will be free of fuel leaks in accordance with the maintenance manual allowing continued in service operation without special inspection or other action.

6	INTERIOR AND COCKPIT

(a)	The Aircraft shall be in 180Y configuration.

(b)	The Aircraft interior including cockpit, windows, main cabin and cargo compartments shall have been maintained in accordance with the Agreed Maintenance Programme will be clean by normal industry standards, with all components free of excessive levels of foreign objects, dirt, grease, fluids, stains, grime, cracks, tears and rips and ready to be placed into immediate commercial airline operation;

(c)	No less than 50 per cent (50%) of aisle seats shall have moveable armrests.

(d)	Interior panels (including overhead bins, sidewall and ceiling panels, bulkheads and cargo compartment panels), and related seals (including window seals) shall be clean and substantially free of holes, cracks, temporary repairs and dents.

(e)	The Aircraft shall have reinforced a cockpit door.

(f)	All signs and decals shall be clean secure and legible in English.

(g)	Safety belts and harnesses shall be free of stains, discolouration, and fraying other than minor stains and discolouration.

(h)	Seats, lavatories and galleys shall be to an international airline standard and shall be fully serviceable, in good condition and repainted as necessary.

(i)	All panels and nets in the cargo compartment shall be in good condition; all rollers and cargo restraint / nets and moving mechanisms shall be serviceable; and all compartments shall meet the then current the EASA and FAA fire regulations; all doors shall be rigged and functioning properly.

(j)	All interior placards shall be in the English language.

7	LANDING GEAR; WHEELS AND BRAKES

(a)	The Landing Gear and wheel wells will be clean, free of leaks and repaired as necessary and the Landing Gear shall have been stripped and repainted during any Landing Gear Overhaul (if applicable).

(b)	Each installed Landing Gear shall have no less than 4,500 Cycles and 24 months (whichever is the most limiting factor) life remaining to the next scheduled removal in accordance with Agreed Maintenance Programme and the Maintenance Planning Document. Life Limited Part within each installed Landing Gear shall have not more than 110% of the Airframe total Cycles since new and certificates and will be supported by certification documentation necessary to demonstrate traceability back to birth.

(c)	The Landing Gear modification standard will meet the manufacturer requirements for an Aircraft maximum take-off weight as at Delivery.

8	AUXILIARY POWER UNIT

(a)	The APU will be serviceable in accordance with the requirements of the Maintenance Manual as evidenced by the Manufacturer’s maintenance manual tests and inspections.

(b)	APU Life Limited Parts will be supported by certification documentation necessary to demonstrate traceability back to birth.

(c)	The APU will have not accumulated more than 7000 APU Hours of operation since new or last APU Performance Restoration.

9	AIRCRAFT SPECIFICATION

The Aircraft will have the following specifications:

(a)	have the following operational weights: 77t MTOW, 66t MLW, 62.5t MZFW;

(b)	be capable of CATII/CATIII operations;

(c)	have noise level Stage 3;

(d)	have fuel and weight quantity indicators in kg;

(e)	be capable of RVSM operations;

(f)	incorporate SELCAL decoder;

(g)	have VHF 8.33kHz spacing;

(h)	incorporate ACARS/ATSU system;

(i)	incorporate EGPWS/TAWS system;

(j)	be capable of operating to and from airports up to 9200ft;

(k)	be capable of operating to and from airports with OAT equal to ISA +40°C;

(l)	incorporate GPS navigation system capable for RNP operations;

(m)	incorporate an approved cockpit voice recorder that meets the standards of TSO-C123a or later revision;

(n)	incorporate a fixed 406MHz ELT and a portable 406MHz ELT; and

(o)	incorporate brake cooling fans.

10	AIRCRAFT DOCUMENTS

The Aircraft shall be delivered with the Aircraft Documents listed in Part 3 of Appendix 7A (other than those documents listed in the Certificate of Acceptance as not delivered).

APPENDIX 7A

PART 3

AIRCRAFT DOCUMENTS AT DELIVERY

1	Certificates

(a)	Certificate of Airworthiness;

(b)	Certificate of Registration;

(c)	Aircraft De-Registration Confirmation;

(d)	Export Certificate of Airworthiness issued by the last country of registry;

(e)	Noise Limitation Certificate (AFM page);

(f)	Burn Certificates (Cabin Interiors), unless maintained as per Manufacturer type certificated configuration, as follows:

(i)	Certification of compliance with fire blocking requirements as outlined in the applicable regulation;

(ii)	Bottom Seat cushions (including “in combination” burn certification), Passenger and Cabin attendant;

(iii)	Back rest cushions (including “in combination” burn certification), Passenger and Cabin attendant;

(iv)	Dress covers (including “in combination” burn certification), Passenger and Cabin attendant;

(v)	Carpets;

(vi)	Curtains; and

(vii)	Interior Surfaces (if refurbished).

2	Manuals

(c)	EASA/FAA Approval Airplane Flight Manual;

(d)	Weight and Balance Control and Supplements (in U.S. units), including last weigh paperwork;

(e)	Operations Manual (Manufacturer’s generic);

(f)	Quick Reference Handbook (Manufacturer’s generic);

(g)	Structural Repair Manual;

(h)	Aircraft Maintenance Manual;

(i)	Component Maintenance Manuals, (CMM, IPC, SRM) for the following cabin BFE, if such BFE is not factory installed and included in the Aircraft Manuals:

(i)	Galleys;

(ii)	Coffee Makers, Ovens, Hot Jugs and other galley equipment;

(iii)	Lavatories;

(iv)	Toilet Assemblies;

(v)	Closets;

(vi)	Class Dividers (if applicable); and

(vii)	Passenger Seats;

(j)	Aircraft Illustrated Parts Catalog (I.P.C.);

(k)	Aircraft Wiring List;

(l)	Aircraft Schematics Manual;

(m)	Engine CMM, IPC;

(n)	APU CMM, IPC;

(o)	Latest operator’s Maintenance Program;

(p)	Latest operator’s Minimum Equipment List;

(q)	Configuration Deviation List; and

(r)	Any other Manual originally delivered by Airbus to the Lessee, Technical documentation, Manuals).

3	Airworthiness Directives Documentation

(a)	The Aircraft shall have all records associated with AD compliance:

(i)	A complete and current applicable AD status list of each Airframe, appliance, Engine and APU Airworthiness Directive applicable to the Aircraft. This list shall include, but not be limited to:

(1)	AD number and revision number;

(2)	AD title;

(3)	Aircraft serial number, Engine serial number, APU serial number, appliance serial number, as applicable;

(4)	Engineering documentation reference;

(5)	Manufacturer’s Service Bulletin reference and cross-references where appropriate;

(6)	Specify terminated or repetitive status;

(7)	Date of initial accomplishment;

(8)	Date of last maintenance accomplishment, if repetitive;

(9)	Name and serial number of the internal maintenance form used to document accomplishment, if applicable;

(10)	The means by which compliance was accomplished (e.g., modified, repaired, inspected); and

(11)	Details of any alternate means of compliance, including references, intervals, and applicability.

(b)	The list shall be typed, certified and signed by an authorized quality assurance representative of last operator at Delivery or of Lessee at redelivery of the Aircraft, and countersigned by Lessor at Delivery or by Lessee at redelivery of the Aircraft. The list shall also be delivered in workable electronic format.

(c)	Legible copies of the dirty fingerprint work card completion documents that accomplish each AD. If the AD is a repetitive inspection, documentation of the last accomplishment is sufficient. These documents must have date of accomplishment, signature of a certified mechanic and/or inspector, and/or the mechanics/inspector’s certificate number or repair station number of the mechanic accomplishing the work.

(d)	Exemptions or deviations granted by the FAA or EASA (or other applicable civil aviation authority with jurisdiction over the Aircraft) on AD compliance, including copy of exemption request.

(e)	Items (c) and (d) will be provided in document packages for each AD. Each package will contain all documents relative to the AD/Aircraft combination, and include copies of the AD.

4	Engineering Documentation

(a)	A current list (in paper and workable electronic format) of Airframe, appliance, Engine and APU Service Bulletins, Engineering Orders, major repairs and Supplemental Type Certificates accomplished on the Aircraft, each Engine and the APU. For appliances, only AD related Service Bulletins and Engineering Orders are required.

(b)	Legible copies of the detailed dirty fingerprint work card accomplishment documentation for each Airframe, appliance, Engine and APU Service Bulletin, Engineering Order, major repair and Supplemental Type Certificate accomplished on the Aircraft, each Engine and the APU, to include the following:

(i)	SB number and revision number;

(ii)	SB title;

(iii)	Aircraft serial number, Engine serial number, APU serial number, appliance serial number as applicable;

(iv)	Engineering documentation reference;

(v)	Manufacturer’s Service Bulletin reference and cross-references where appropriate;

(vi)	Specify terminated or repetitive status;

(vii)	Date of initial accomplishment of each portion of such engineering document;

(viii)	Date of last maintenance accomplishment, if repetitive;

(ix)	Name and serial number of the internal maintenance form used to document accomplishment, if applicable; and

(x)	Statement of the means by which compliance was accomplished (e.g., modified, repaired, inspected).

(c)	EASA or FAA approvals (DER Form 8110-3 or Form 8100-9) for modifications or alterations not covered by manufacturer’s Service Bulletins (including appliances).

(d)	A current copy of all Engineering documentation related to all Aircraft alterations, repairs and configuration changes. This shall include documentation for work done by the previous owner(s) and operators(s), the manufacturer or any seller.

(e)	Data packages covering all non-manufacturer/non-FAA/non-EASA designed repairs or alterations, including the submittal to the FAA or EASA for an STC or Form 337, if applicable. The data packages shall include the following:

(i)	engineering orders;

(ii)	drawings;

(iii)	parts lists;

(iv)	installation documentation;

(v)	engineering analysis as submitted to obtain the STC or Form 337 approval;

(vi)	all manual supplements (MM, IPC, WD, AFM);

(vii)	maintenance program supplements; and

(viii)	any and all reference documents referenced by documents contained in this section (4).

(f)	Engineering deviations records, if any, applicable to the airframe, Engines and APU, components and piece parts.

(g)	Digital Flight Data Recorder System technical description.

5	Aircraft Maintenance Status Summaries

(a)	Certified current Time in Service (Flight Hours & Cycles);

(b)	Certified maintenance status of the Aircraft, including Aircraft serial number, hours, cycles and days since major checks and applicable time remaining to major checks;

(c)	Certified status of system, zonal and structural tasks, including SSI (including last accomplished and next due) and other scheduled tasks as per MPD number (in paper and workable electronic format);

(d)	Certified current status for all life limited parts and hard time components for the Airframe, Landing Gears, Engines and APU, including back-to-birth history for all Landing Gear and Engine life limited parts and, to the extent any Engine life limited parts (“Engine LLPs”) have been used in higher rated engines, a summary of the Engine Flight Hours and Engine Cycles consumed on each such Engine LLP by use on such higher rated engines(s);

(e)	Certified listing of Aircraft, Landing Gear, Engine and APU components status to the extent required by the Air Authority or EASA by P/N – S/N – Description Position –TSO - TSN, CSO – CSN, Total time, Total Cycles, next Due Time, including explanations of abbreviations;

(f)	Certified status of all non-SB and Major Modifications/STC’s including acceptable State of Manufacture Certification and/or equivalent EASA or FAA approval;

(g)	List of out of Phase Checks, Service Bulletins requiring continuous surveillance and Special Requirements (if any);

(h)	Declaration of Aircraft Accident/Incident Report and major repairs, if any; and

(i)	Structural repairs and damage report (including Dent & Damage Chart) for pressure vessel, and unpressurized areas.

6	Aircraft Maintenance Records

(a)	Aircraft maintenance log from the past 24 months;

(b)	Cabin maintenance log from the past 24 months;

(c)	A Checks - Complete work card packages, tally sheets, material data sheets and maintenance releases for a complete cycle of A Checks (or equivalent);

(d)	C Checks - Complete work card packages, tally sheets, material data sheets and maintenance releases for a complete cycle of C Checks (or equivalent);

(e)	Complete work card packages, tally sheets, material data sheets and maintenance releases for all major checks (or equivalent);

(f)	Last Weight & Balance Report including Schedule;

(g)	Last FDR parameter check;

(h)	Last Test Flight Report; and

(i)	Certified Cross reference list for each MPD task number vs. last operator’s Task Card number including date/time/cycles of last accomplished and next due.

7	Configuration Status

(a)	EASA Approved and certified LOPA;

(b)	Galley Drawings;

(c)	Emergency, Safety and Loose Equipment Layout/Listing showing description, quantity, manufacturer, part number and location;

(d)	Inventory Listing of Avionics installed units;

(e)	Aircraft Major Equipment listing or current equipment list if not included in Weight and Balance Manual;

(f)	List of applicable STC’s;

(g)	Aircraft Detail Specification; and

(h)	Passenger/ Cargo Buyer Furnished Equipment List (including, but not limited to seats, galley, lavatories, entertainment, cargo handling, emergency equipment.).

8	Aircraft Historical Records

(a)	Copy of original Export Certificate of Airworthiness;

(b)	Manufacturer’s AD Report;

(c)	Manufacturer’s Inspection Report, Initial Equipment list;

(d)	Manufacturer’s repair/alteration report (at new delivery), or statement that no such report was produced;

(e)	Manufacturer’s SB Report;

(f)	Copies of all Supplemental Type Certificates;

(g)	Last Flight Data Recorder Read-out and calibration standards;

(h)	Weighing reports; and

(i)	Historical report showing cumulative times for last major inspection accomplishments, Engine changes, landing gear and APU changes, etc.

9	Engine Records

(a)	Engine log book or Engine Data Submittal;

(b)	Current Disk Sheet (LLP Sheet) signed and certified;

(c)	Manufacturer Delivery Documents;

(d)	Complete copies of all historical engine/ module shop visit reports and engine last shop visit report;

(e)	Copies of all dirty finger print shop work cards and material data sheets covering the last overhaul of each module;

(f)	On Wing Repair records;

(g)	Engine Log Book/ Master Records of Installation/Removals;

(h)	Last Borescope Report, including video if available;

(i)	Test Cell Run Report for any shop visit;

(j)	If the Engines have not been involved in an incident, certified Statement that Engines are not involved in an accident;

(k)	Certified “On-Watch” statement;

(l)	List of “On-Watch Items” items requiring repetitive inspections;

(m)	List of repetitive inspections that are not required by AD;

(n)	List of technical variances or maintenance requirements unique to the particular Engine;

(o)	Certified Accessory LRU List with Approved Release to Service Certification (FAA 8130-3 or JAA/EASA Form 1) for installed LRU’s;

(p)	Last engine run and power assurance report;

(q)	All Life Limited Parts (“LLPs”) will have complete life traceability of time consumed (cycles and/or hours as applicable) since new. Such traceability shall include historical removal and installation documentation of each LLP in respect of each Engine or module where such LLP had been installed and where time has been consumed. Each removal and installation document will evidence LLP total hours and LLP total cycles accumulated in each Engine or module;

(r)	Each LLP will have a signed and certified cover page including engine or module total hours, total cycles, part total hours, total cycles and date for each removal and installation depicting the life of the part since new. Notwithstanding, any LLPs replaced during the term of the lease will have the most recent FAA 8130-3 tag or JAA/EASA Form 1, as applicable, used to install such LLP into the applicable Engine or module;

(s)	Engine Manufacturer’s or FAA approved data shall be provided for any discrepancies outside of the Engine Manufacturer’s Engine Manual shop limits that documents approval for unlimited continued service, without time limitations for removal, repair or replacement, or have any special or distinct inspection requirements. The data shall include:

(i)	Approval form;

(ii)	Complete description of the discrepancy; and

(iii)	Supporting analysis and documentation; and

(t)	Engine Manufacturer’s, EASA or FAA approved data shall be provided for any repairs not in accordance with the Engine Manufacturer’s Engine Manual that documents approval for unlimited continued service, without time limitations for removal, repair or replacement, or have any special or distinct inspection requirements. The data shall include:

(i)	Approval form;

(ii)	Complete description of repair; and

(iii)	Supporting analysis and documentation.

10	APU

(a)	Certified Statement on Status of APU;

(b)	In house modifications (if applicable);

(c)	Approved Release to Service Certification for installed units;

(d)	APU Log Book/ Master Record of Installation/ Removals;

(e)	Complete copies of all APU Shop Visit Reports & reason for removal;

(f)	Copies of all dirty finger print shop work cards and material data sheets covering the last overhaul of the APU;

(g)	Statement of APU hours to Aircraft Flying hours (if applicable);

(h)	Last APU Borescope Report;

(i)	Last Test Run Report for any shop visit;

(j)	All Life Limited Parts will have complete life traceability of time consumed (cycles and/or hours as applicable) since new. Such traceability shall include historical removal and installation documentation of each LLP in respect of each APU where such LLP had been installed and where time has been consumed. Each removal and installation document will evidence LLP total hours and LLP total Cycles accumulated in each Engine or module;

(k)	Each LLP will have a signed and certified cover page including engine or module total hours, total Cycles, part total hours, total Cycles and date for each removal and installation depicting the life of the part since new. Notwithstanding, any LLPs replaced during the term of the lease will have the most recent FAA 8130-3 tag or JAA/EASA Form 1, as applicable, used to install such LLP into the applicable APU;

(l)	APU manufacturer’s, EASA or FAA approved data shall be provided for any discrepancies outside of the APU Manufacturer’s Engine Manual shop limits that documents approval for unlimited continued service, without time limitations for removal, repair or replacement, or have any special or distinct inspection requirements. The data shall include:

(i)	Approval form;

(ii)	Complete description of the discrepancy; and

(iii)	Supporting analysis and documentation; and

(m)	APU manufacturer’s or FAA approved data shall be provided for any repairs not in accordance with the APU Manufacturer’s Engine Manual that documents approval for unlimited continued service, without time limitations for removal, repair or replacement, or have any special or distinct inspection requirements. The data shall include:

(i)	Approval form;

(ii)	Complete description of repair; and

(iii)	Supporting analysis and documentation.

11	Components

(a)	Approved Release to Service Certification including either FAA 8130-3 or JAA/EASA Form 1 and last repair/overhaul records for hard time components (whether tracked on an individual component basis or controlled as part of scheduled airframe check); and

(b)	Approved Release to Service Certification including either FAA 8130-3 or JAA/EASA Form 1 and last repair/ overhaul records for on condition and condition monitored components.

12	Landing Gear

(a)	Approved Release to Service Certification for each fully built gear assembly, or major assemblies on each gear, as applicable, including either FAA 8130-3 or JAA/EASA Form 1;

(b)	Last Shop Visit Report; and

(c)	Statement which indicates if the Aircraft operates with BSCU software L4.1 or L4.5.

13	Repairs

(a)	Manufacturer’s or EASA approved data shall be provided for any discrepancies outside of Manufacturer’s Structural Repair Manual limits or applicable Maintenance Manual limits that documents approval for unlimited continued service, without time limitations for removal, repair or replacement. There shall be no special or distinct inspection requirements;

(b)	all repairs will be in accordance with the Manufacturer’s Maintenance Manual and Manufacturer’s Structural Repair Manual, or will have Manufacturer’s or EASA approved data. Repairs will not have any time limitations for removal, repair, or replacement. There shall be no special or distinct inspection requirements;

(c)	all repairs to the pressure vessel shall be documented in accordance with the repair assessment guidelines set forth in FAR 121.370 or the EASA equivalent;

(d)	all repairs to un-pressured parts of the Aircraft shall be documented in accordance with the repair assessment guidelines set forth in FAR 121.370 or the EASA equivalent; and

(e)	a repair and dent map shall be provided which includes the following:

(i)	Photo (if available) or drawing of the location, type and form of the repair;

(ii)	Details of the repair including dimensions of the damage, location, copies of the SRM if referenced, Form 8110-3 or Form 8100-9 if applicable, material utilized in the repair, DER paperwork, and any engineering data utilized; and

(iii)	A diagram of sufficient size and detail to illustrate all repairs to the entire Aircraft to include fuselage, empennage, and wings as well as an additional separate map of all dents on the aircraft.

14	Software

(a)	All software and databases associated with or relating to any electronic or avionic equipment, if any, shall be compliant with the manufacturer’s recommended standards at time of delivery, except for Lessee customized or Lessee proprietary software and databases. Any proprietary software or databases shall be replaced by generic equivalents;

(b)	a certified listing of onboard loadable software and databases to include the following:

(i)	ATA chapter;

(ii)	nomenclature;

(iii)	part number;

(iv)	revision date; and

(v)	expiration date;

(c)	controlled diskettes or other seller provided physical media as appropriate for directly loading the software onto the Aircraft shall be provided as part of the documentation (subject to express licensing or patent restrictions); and

(d)	procedures for obtaining downloadable software from the internet.

APPENDIX 8

PART 1

RETURN OF THE AIRCRAFT

1	Return

On the Scheduled Expiry Date or termination of the leasing of the Aircraft under this Agreement Lessee will, unless a Total Loss has occurred, at its expense, redeliver the Aircraft and Aircraft Documents to Lessor at an FAA or EASA approved maintenance facility at a location in Mexico or European Union agreed between Lessor and Lessee or, in absence of any agreement, as specified by Lessor (the “Redelivery Location”), in a condition complying with Part of 2 of this Appendix 8, (the “Return Condition”) free and clear of all Security Interests and Permitted Liens (other than Lessor Liens) and thereupon, at Lessor’s request cause the Aircraft to be deregistered by the Air Authority.

2	Pre-Redelivery Technical Report and Inspection

No later than six (6) months prior to the Scheduled Expiry Date, Lessee will provide Lessor with a technical report in a form to be agreed between Lessee and Lessor (each acting reasonably) summarising the current specification and maintenance status of the Aircraft, the equipment fitted on the Aircraft and status of the Aircraft Documents and allow Lessor to perform an inspection of the Aircraft and the Aircraft Documents.

3	Aircraft Document Review

At least ten (10) days prior to the Scheduled Expiry Date Lessee shall make all key Aircraft Documents available to Lessor for review.

4	Final Inspection

Immediately prior to Redelivery, Lessee will make the Aircraft available to Lessor and the Security Trustee for a full-systems functional and operational inspection and other types of reasonable inspections based on the Aircraft type, age, use and other known factors with respect to the Aircraft (“Final Inspection”) in order to verify that the condition of the Aircraft complies with this Agreement. The Final Inspection will take place in conjunction with the Major Check to be carried out prior to Redelivery and in no event less than 2 weeks prior to Redelivery in accordance with this Agreement and be long enough to permit Lessor to:

(a)	perform a full inspection of the Aircraft Documents;

(b)	inspect the Aircraft and uninstalled Parts;

(c)	inspect the Engines (at Lessor’s cost), including without limitation (i) a hot and cold section video boroscope inspection of all areas (ii) engine condition runs and (iii) trend monitoring data in accordance with the Engine Manufacturer’s maintenance manual; and

(d)	inspect the APU, including without limitation:

(i)	perform an APU condition run; and

(ii)	hot and cold section video borescope inspection of all areas.

Any deviations from the Return Condition will be discussed in good faith between Lessor and Lessee with a view to resolving each discrepancy prior to the Acceptance Flight (as defined in paragraph 5 below).

The cost of the Final Inspection (including the cost of rectifying any deviations from Return Condition but excluding any costs relating to Lessor’s employees or representatives) shall be borne by Lessee and any defects or deficiencies found during such inspection shall be rectified at Lessee’s cost.

5	Acceptance Flight

Immediately prior to the redelivery of the Aircraft, Lessee will carry out for Lessor a demonstration flight in accordance with the Manufacturers’ standard flight operation check flight procedures for in service aircraft (the “Acceptance Flight”), or, if agreed to in writing by Lessor, in accordance with an airline acceptance flight procedure, either of which will be for the duration necessary to perform such acceptance flight procedures. The costs of such acceptance flight, up to a maximum duration of two (2) hours, will be on account of Lessee.

6	Non-Compliance

To the extent that, at the time of the Acceptance Flight, the condition of the Aircraft does not comply with this Agreement, Lessee will at Lessor’s option:

(a)	immediately rectify the non-compliance and to the extent the non-compliance extends beyond the Expiry Date, the Term will be automatically extended and this Agreement will remain in force until the non-compliance has been rectified; or

(b)	redeliver the Aircraft to Lessor and indemnify Lessor, and provide to Lessor’s satisfaction cash as security for that indemnity, against the cost of putting the Aircraft into the condition required by this Agreement.

In respect of minor discrepancies in the Return Condition, Lessor and Lessee shall negotiate in good faith with a view to agreeing arrangements whereby Lessee rectifies the discrepancies immediately after redelivery and if such arrangements are agreed between Lessee and Lessor the provisions of paragraph (b) above shall not apply.

7	Redelivery

Simultaneously with redelivery Lessee will provide to Lessor all documents necessary to export the Aircraft from the State of Registration and Habitual Base (including, without limitation, a valid and subsisting export certificate of airworthiness stating the exceptions (if any) and applicable waivers from the Aircraft type certificate for the Aircraft) and required in relation to the deregistration of the Aircraft with the Air Authority.

8	Acknowledgement

Provided Lessee has complied with its obligations under this Agreement, following redelivery of the Aircraft by Lessee to Lessor at the Redelivery Location, Lessor will deliver to Lessee an acknowledgement confirming that Lessee has redelivered the Aircraft to Lessor in accordance with this Agreement.

9	Maintenance Programme:

(a)	Prior to the Expiry Date and upon Lessor’s request, Lessee will provide Lessor or, subject always to Clause 18, its agents reasonable access to the Agreed Maintenance Programme and the Aircraft Documents in order to facilitate the Aircraft’s integration into any subsequent operator’s fleet.

(b)	Lessee will, if requested by Lessor to do so, before the return of the Aircraft deliver to Lessor a certified true current and complete copy of the Agreed Maintenance Programme. Lessor agrees that it will not disclose the contents of the Agreed Maintenance Programme to any person or entity except to the extent necessary to monitor Lessee’s compliance with this Agreement and/or to bridge the maintenance programme for the Aircraft from the Agreed Maintenance Programme to another programme after the Expiry Date.

(c)	If at redelivery, there are any missing or incomplete documents or records, Lessee will, at its cost and expense, re-accomplish, or cause to be re-accomplished, the tasks necessary to produce such records prior to redelivery of the Aircraft.

10	Storage

Upon redelivery of the Aircraft, Lessee shall if given at least thirty (30) days prior written notice by Lessor use its reasonable endeavours to assist Lessor having regard to, inter alia, Lessee’s space and operational requirements and any required approvals, to store, maintain and insure the Aircraft at Lessor’s cost at Lessee’s principal operating base for a period not exceeding sixty (60) days from the redelivery of the Aircraft. For the avoidance of doubt, Lessee shall not be required to store, maintain and insure the Aircraft under this paragraph, if Lessee reasonably determines that to do so would adversely affect its commercial operations.

11	Ferry Flight

Upon redelivery of the Aircraft, Lessee will, at Lessor’s sole risk and expense, and provided that: (a) Lessor has irrevocably and unconditionally accepted Redelivery of the Aircraft as evidenced by the delivery to Lessee of a certificate confirming technical acceptance in form and substance satisfactory to Lessee (acting reasonably) and has executed and delivered in escrow an acknowledgement confirming acceptance of the Aircraft satisfactory to Lessee (acting reasonably) with instructions to release the same to Lessee immediately upon arrival of the Aircraft to the Ferry Flight destination; and (b) Lessee receives not less than thirty (30) days prior written notice from Lessor, fly the Aircraft from the Redelivery Location to such location as Lessor may designate (the “Ferry Flight”) (provided that Lessee is licensed and fully authorized to do so by all relevant authorities). Lessee will provide insurance coverage for the duration thereof equivalent to that provided by the policies required upon Appendix 7. The Lessor shall promptly reimburse Lessee the actual costs incurred by Lessee (without any element of Lessee profit or Lessee mark up) in performing such Ferry Flight, including maintaining the insurances in connection therewith, upon presentation of appropriate invoices.

12	Fuel

Immediately after redelivery of the Aircraft to Lessor, an adjustment will be made in respect of fuel on board on the Delivery Date and the Expiry Date at the price then prevailing at the Redelivery Location.

13	Rent

Within five (5) Business Days after:

(a)	Redelivery in accordance with and in the condition required by this Agreement; or

(b)	payment to Lessor of the Agreed Value following a Total Loss after the Delivery Date;

or in each case such later time as Lessor is satisfied that Lessee has irrevocably paid to Lessor all amounts which may then become payable under this Agreement and any Other Agreement, Lessor will:

(i)	pay to Lessee the amount of any Rent received in respect of any period falling after the Redelivery Date or payment of the Agreed Value, as the case may be; and

(ii)	if so requested by Lessee, return the balance of any Deposit (together with any interest accrued thereon pursuant to this Agreement) then held by Lessor.

14	Warranties

Lessee shall comply with its obligations under Clause 10.

APPENDIX 8

PART 2

OPERATING CONDITION AT REDELIVERY

On the Expiry Date the Aircraft, subject to fair wear and tear generally, will be in the condition set out below:

1	GENERAL CONDITION

The Aircraft will:

(a)	be airworthy and in good operating condition, conforming to FAA or EASA type design certification and be clean by scheduled, passenger airline standards and will be configured in the same configuration as at Delivery (except for the cabin which shall be 174Y) or such other configuration as Lessor may agree;

(b)	be returned with Lessor’s Engines and all Parts installed and with the same equipment as at Delivery, subject to replacements permitted under this Agreement;

(c)	have installed the full complement of systems, equipment, parts, accessories, furnishings and loose equipment as normally installed in the Aircraft for continued regular airline service operating within limits specified in the Manufacturer’s maintenance manual and functioning in accordance with their intended use and in compliance with operations under EU OPS 1, EASA Part M, or its successors equipment standards;

(d)	have a currently valid certificate of airworthiness issued by the Air Authority and a valid export certificate of airworthiness (and a deregistration certificate) issued by the Air Authority to such a country as will be specified by the Lessor and be in a condition qualifying for immediate issue of certificate of airworthiness pursuant to a Lessor specified EASA/EASA member state to EU OPS 1, EASA Part M, or its successors standard;

(e)	have immediately prior to redelivery, completed a C Check and no structural, systems, zonal and CPCP Airframe inspections will be due within the next following 6,000 Flight Hours and 4,500 Cycles and 20 months in accordance with the Maintenance Planning Document;

(f)	be in compliance with all Airworthiness Directives issued by FAA and EASA existing as at the Expiry Date and Mandatory Service Bulletins (which are mandatory or in respect of which Lessee is complying for its other Fleet Aircraft), which require compliance prior to the redelivery;

(g)	if any waivers, alternate means of compliance, dispensations, extensions or carryovers with respect to any Airworthiness Directives or mandatory orders are granted by the Air Authority or permitted by the Agreed Maintenance Programme, the Lessee will nonetheless perform such Airworthiness Directives or mandatory orders as if such waivers, alternate means of compliance, dispensations or extensions did not exist;

(h)	have installed all applicable original equipment manufacturer’s and manufacturer’s service bulletin kits received free of charge by the Lessee that are appropriate for the Aircraft and to the extent not installed, those kits will be furnished free of charge to the Lessor;

(i)	at redelivery, be painted in Lessee’s exterior livery with such painting having been accomplished in accordance with the Airframe Manufacturer’s recommended procedures for painting of aircraft;

(j)	have all signs and decals clean, secure and legible;

(k)	meet the requirements of ICAO Annex 16, Chapter 3 noise compliance (as stated in the Air Authority issued noise certificate) without waiver or restriction;

(l)	have no open, deferred, continued, carry over or placard log book items and have no temporary or time-limited structural repairs. No special or unique inspection or check requirements which are specific to the Aircraft (as opposed to all aircraft of the same model) will exist with respect to the Aircraft;

(m)	be free of fuel, oil, hydraulic and pneumatic leaks in excess of maintenance manual limits allowing continued in service operation without special inspection. Hydraulic and pneumatic leaks will be within maintenance manual limits for continued operation. Any temporary leak repairs will have been replaced by Permanent Repairs. All oil and hydraulic tanks and reservoirs and systems along with lavatory and potable water tanks and systems shall have been freshly and full serviced;

(n)	have all non-structural repairs, modifications and alterations accomplished in accordance with Airframe Manufacturer’s service bulletins or Airframe Manufacturer’s written approval (with a statement of conformity to type certificate data);

(o)	have no less than the Aircraft flight manual approved design weights; and

(p)	be in compliance with all Maintenance Planning Document structural tasks as single aircraft, without reliance upon the compliance status or structural sampling of the other Fleet Aircraft.

1.2	The Lessee agrees if requested in writing by Lessor at least ninety (90) days prior to Redelivery to perform or cause to be performed, during the Final Inspection, providing such work does not cause the planned grounding of the Aircraft to be extended or for Redelivery to be delayed, any other work reasonably requested by the Lessor to enable the Aircraft to be placed on another maintenance programme and the Lessor shall reimburse the Lessee for the reasonable actual cost of such other work required by the Lessor at the Lessee’s best rate to third parties where the work is performed by Lessee or pay all costs incurred by Lessee for such work where such work is performed by a third party.

2	COMPONENTS

(a)	Each Flight Hour and Cycle controlled Hard Time Component (other than the Landing Gear and APU) shall have not less than 6,000 Flight Hours and 4,500 Cycles (or 100% of Hard-Time life if this interval is less) of life remaining to the next scheduled removal, in accordance with the Agreed Maintenance Programme and the Maintenance Planning Document (including the Airworthiness Limitations). Each calendar controlled Hard Time Component including safety equipment will have not less than 20 months or 100% life remaining (whichever is less) to the next scheduled removal in accordance with the Agreed Maintenance Programme and the Maintenance Planning Document. Hard Time Components shall be supported by appropriate certification documentation indicating TSN, CSN, TSO and CSO such as EASA/EASA form 1 or FAA form 8130-3. For this purpose “Hard Time Component” means any component which has a limited on-wing life in accordance with the Agreed Maintenance Programme and the Maintenance Planning Document and which can have life fully restored through appropriate maintenance.

(b)

Each Airframe Life-Limited Component will have not less than 6,000 Flight Hours and 4,500 Cycles and 20 months remaining to next scheduled removal in accordance with the Agreed Maintenance Programme and the Maintenance Planning Document and Aircraft EASA type certificates and will be supported by certification documentation necessary to demonstrate traceability back to birth. For this purpose “Airframe-Life Limited Component” means a component with an ultimate life which cannot be restored through appropriate maintenance.

(c)	Each “on-condition” and “condition-monitored” component will be serviceable and shall be supported by appropriate certification documentation such as EASA form 1 or FAA form 8130-3 at the point of last installation on the Aircraft if replaced since Aircraft new delivery. The “condition-monitored” components shall be supported by an appropriate reliability programme and data in accordance with the Agreed Maintenance Programme.

(d)	The installed components will have total Flight Hours and Cycles since new no more than 110% of the Aircraft total Flight Hours and Cycles since new.

(e)	There shall be no PMA Parts on the Aircraft, save for consumable parts. For these purposes “consumable parts” means any non-serialised item of aircraft material which is used only once and is not re-usable, such as (but not limited to) filters, seals, lubricants, cements, compounds, paints, chemicals, dyes and sealants.

3	ENGINES

The original Engine or Suitable Replacement Engine (in case of Total Loss) is in the configuration as permitted under this Agreement installed on the Aircraft shall comply with the following:

(a)	have no less than 4,500 Cycles scheduled life remaining in respect of Engine LLPs and no more than 110% of the Aircraft total Flight Hours and Cycles since new. Engine Life Limited Parts will be supported by certification documentation necessary to demonstrate traceability back to birth.

(b)	will have accumulated no more than 7,000 Flight Hours and 7,000 Cycles since new or last Engine Performance Restoration shop visit.

(c)	shall be serviceable and capable of full rated performance without limitations throughout the entire operating envelop of the Aircraft as defined in the EASA AFM. Each Engine shall have at least 25C sea level hot day EGT margin;

(d)	all items beyond the Engine Manufacturer’s in-service limits will be repaired;

(e)	will have just completed at the Redelivery Location on or about the Redelivery Date an all module, hot and cold section video borescope inspection. Lessee will also have just completed in respect of each Engine an inspection of each magnetic chip detector, laboratory oil sample analysis, main oil screen and oil and fuel filter inspections. Any defects discovered in such inspections which exceed the Engine Manufacturer’s in-service limits shall be corrected at the Lessee’s expense. No Engine shall be “on watch” for any reason requiring any special or out of sequence inspection or reduced interval inspections. Each such Engine will comply with and have been maintained in accordance with the Agreed Maintenance Programme without waiver or exceptions. All items beyond the Engine manufacturer’s in-service limits shall be repaired; and

(f)	have trend or condition monitoring data over at least the previous year; if Engine trend or condition monitoring data indicates a rate of acceleration in performance deterioration over at least the previous ninety days, which is higher than normal based on the maintenance experience of the Engine Manufacturer in operating the same model of engines, under similar conditions, the Lessee will, prior to redelivery, cause to be corrected such conditions which are determined to have exceeded tolerances defined for such engines in the Manufacturer’s maintenance manual or are otherwise determined to be causing such performance deterioration.

4	FUSELAGE, WINDOWS AND DOORS

(a)	The fuselage and doors will be free of major dents and abrasions, loose or pulled or missing rivets in excess of maintenance manual limits and all repairs are Permanent Repairs.

(b)	Windows will be free of major delamination, blemishes and crazing in excess of maintenance manual limits allowing continued in service operation without special inspection or other action and will be properly sealed.

(c)	Doors will be free moving, correctly rigged and be fitted with serviceable seals.

(d)	All external repairs for the pressurised fuselage shall have been reviewed in accordance with the latest revision of the Manufacturer’s repair assessment programme (if issued, and otherwise in accordance with the Manufacturer’s published guidelines) applicable at the time of repair and supported by certified documentation evidencing accomplishment in accordance with EASA or FAA approved data (that is, the Manufacturer’s structural repair manual or the Manufacturer’s service bulletin or the Manufacturer’s written approval or FAA/EASA STC (Supplemental Type Certificate) or FAA Form 8110- 3/8100-9 approval or otherwise approved by the EASA or FAA.

5	WINGS AND EMPENNAGE

(a)	The wings including nacelles and empennage will be free of major dents and abrasions, loose or pulled or missing rivets in excess of maintenance manual limits and all repairs are Permanent Repairs.

(b)	Unpainted surfaces will be in the same condition as at Delivery, fair wear and tear accepted.

(c)	The wings will be free of fuel leaks in accordance with the maintenance manual allowing continued in service operation without special inspection or other action. The fuel tanks will have recently undergone an anti-fungal and biological growth contamination laboratory evaluation, with appropriate correction taken in accordance with the Manufacturer’s maintenance manual in the event excessive levels of contamination are identified.

6	INTERIOR AND COCKPIT

(a)	The aircraft shall be in 174Y configuration or a configuration agreed between the Lessor and the Lessee.

(b)	The Aircraft interior including cockpit, windows, main cabin and cargo compartments shall have been maintained in accordance with the Agreed Maintenance Programme will be clean by normal industry standards, with all components free of excessive levels of foreign objects, dirt, grease, fluids, stains, grime, cracks, tears and rips and ready to be placed into immediate commercial airline operation.

(c)	No less than 50 per cent (50%) of aisle seats shall have moveable armrests.

(d)	The Aircraft shall have reinforced cockpit door.

(e)	The flight deck shall be clean, substantially free of stains and cracks in excess of maintenance manual limits allowing continued in service operation without special inspection or other action and all systems shall function properly.

(f)	Soft furnishings including galley floor coverings, carpets, curtains, seat covers and seat cushions will be in good condition, freshly cleaned and free of stains and meet EASA/FAA 25.853 and any subsequent EASA/FAA fire resistance regulations.

(g)	Interior panels (including overhead bins, sidewall and ceiling panels, bulkheads and cargo compartment panels), and related seals (including window seals) shall be clean and substantially free of holes, cracks, temporary repairs and numerous dents.

(h)	All signs and decals shall be clean secure and legible.

(i)	Lessee’s logos, insignias and proprietary markings shall be removed and the surface restored or repainted such that no evidence of such items remains.

(j)	Safety belts and harnesses shall be free of stains, discolouration, and fraying other than minor stains, discolouration and fraying.

(k)	Seats, lavatories and galleys shall be to an international airline standard and shall be fully serviceable, in good condition and repainted as necessary.

(l)	All panels and nets in the cargo compartment shall be in good condition; all rollers and cargo restraint / nets and moving mechanisms shall be serviceable; and all compartments shall meet the then current the EASA and FAA fire regulations; all doors shall be rigged and functioning properly; and the compartments shall be freshly painted.

(m)	All interior placards shall be in the English language.

7	LANDING GEAR; WHEELS AND BRAKES

(a)	The Landing Gear and wheel wells will be clean, free of leaks and repaired as necessary and the Landing Gear shall have been stripped and repainted during any Landing Gear Overhaul (if applicable).

(b)	Each installed Landing Gear shall have no less than 4,500 Cycles and 24 months (whichever is the most limiting factor) life remaining to the next scheduled removal in accordance with Agreed Maintenance Programme and the Maintenance Planning Document. Life Limited Part within each installed Landing Gear shall have not more than 110% of the Airframe total Cycles since new and certificates and will be supported by certification documentation necessary to demonstrate traceability back to birth.

(c)	The Landing Gear modification standard will meet the manufacturer requirements for an Aircraft Maximum Take-Off Weight as of delivery.

(d)	The brakes will incorporate brake cooling fans.

(e)	The tyres, wheels and brakes will have on average, not less than half of their useful life remaining but in no case, less than 25% of their useful life remaining.

(f)	The wheels and brakes of the Landing Gear shall be manufactured by either Goodrich or Messier.

8	AUXILIARY POWER UNIT

(a)	The APU will be serviceable in accordance with the requirements of the Maintenance Manual as evidenced by Maintenance Manual tests and inspections.

(b)	APU Life Limited Parts will be supported by certification documentation necessary to demonstrate traceability back to birth.

(c)	The APU will have not accumulated more than 4,000 APU Hours of operation since new or last APU Performance Restoration.

(d)	The APU will have completed a video borescope inspection prior to redelivery and any defects discovered in such inspection, which exceed the APU manufacturer in-service limits, will be corrected.

9	CORROSION

(a)	The Aircraft shall be in compliance with the Manufacturer’s CPCP document, the CPCP requirements of the Maintenance Planning Document and FAA CPCP airworthiness directive requirements.

(b)	The entire fuselage will be substantially free from corrosion and all mild and moderate corrosion found will be adequately cleaned and treated and all severe or exfoliated corrosion shall be repaired in accordance with the Manufacturer’s structural repair manual.

10	WEIGHT AND BALANCE

The weight and balance Schedule will be accurate, current and represent the Aircraft’s configuration at the time of redelivery.

11	FUEL TANKS AND SYSTEMS

There will be no untreated or uncorrected fungus or corrosion including fungus or corrosion within the fuel tanks and fuel systems, and the Lessee will ensure that all fuel tanks are tested for fungus or other contamination, rectified and treated when applicable and certified clear.

APPENDIX 8

PART 3

AIRCRAFT DOCUMENTS AT REDELIVERY

All Aircraft Documents will be in the condition as on Delivery, amended as required by the terms of this Agreement, by the Air Authority and by the EASA and FAA up to the Redelivery Date.

All of the Aircraft Documents referred to in the preceding sentence will be made available at Redelivery to the Lessor for inspection and will be in accordance with the regulations of the Air Authority.

The Aircraft Documents will include a list of all tasks performed by the Lessee between Delivery and Redelivery.

The following documentation and information is part of the Aircraft and is the property of the Lessor. The documentation shall be in English, complete, current, accurate and include the latest revisions. All documentation shall have the necessary stamps, endorsements, certifications and signatures where appropriate. Workable electronic copies should be provided if available.

Bulk storage media (CD, DVD) shall be in an industry standard format, requiring no proprietary or “fee added” software to access.

Any costs associated with decustomisation of manuals provided by the Manufacturer’s online service shall be borne by Lessee.

(1)	Certificates

(c)	Certificate of Airworthiness;

(d)	Certificate of Registration;

(e)	Aircraft De-Registration Confirmation (if applicable);

(f)	Export Certificate of Airworthiness issued by the last country of registry;

(g)	Noise Limitation Certificate (AFM page); and

(h)	Burn Certificates (Cabin Interiors), unless maintained as per Manufacturer type certificated configuration, as follows:

(i)	Certification of compliance with fire blocking requirements as outlined in the applicable regulation;

(ii)	Bottom Seat cushions (including “in combination” burn certification), Passenger and Cabin attendant;

(iii)	Back rest cushions (including “in combination” burn certification), Passenger and Cabin attendant;

(iv)	Dress covers (including “in combination” burn certification), Passenger and Cabin attendant;

(v)	Carpets;

(vi)	Curtains; and

(vii)	Interior Surfaces (if refurbished).

(2)	Manuals

(a)	EASA/FAA Approval Airplane Flight Manual;

(b)	Weight and Balance Manual and Supplements (in U.S. units), including last weigh paperwork;

(c)	Operations Manual (Manufacturer’s generic);

(d)	Quick Reference Handbook (Manufacturer’s generic);

(e)	Structural Repair Manual;

(f)	Aircraft Maintenance Manual;

(g)	Component Maintenance Manuals, (CMM, IPC, SRM) for the following cabin BFE, if such BFE is not factory installed and included in the Aircraft Manuals:

(i)	Galleys;

(ii)	Coffee Makers, Ovens, Hot Jugs and other galley equipment;

(iii)	Lavatories;

(iv)	Toilet Assemblies;

(v)	Closets;

(vi)	Class Dividers (if applicable); and

(vii)	Passenger Seats;

(h)	Aircraft Illustrated Parts Catalog (I.P.C.) (Operator Customized), if Lessee uses a numbering system which differs from the system used by the Manufacturers, Lessee will provide a certified cross reference listing, which shall include each part number used by Lessee and cross referenced to the Manufacturer’s part number;

(i)	Operator part number to manufacturer part number cross reference;

(j)	Aircraft Wiring List;

(k)	Aircraft Schematics Manual;

(l)	Engine CMM, IPC;

(m)	APU CMM, IPC;

(n)	Latest operator’s Maintenance Program;

(o)	Latest operator’s Minimum Equipment List;

(p)	Configuration Deviation List; and

(q)	Any other Manual originally delivered by Airbus to the Lessee, Technical documentation, Manuals).

(3)	Airworthiness Directives Documentation

(a)	The Aircraft shall have all records associated with AD compliance:

(i)	A complete and current applicable AD status list of each Airframe, appliance, Engine and APU Airworthiness Directive applicable to the Aircraft. This list shall include, but not be limited to:

(1)	AD number and revision number;

(2)	AD title;

(3)	Aircraft serial number, Engine serial number, APU serial number, appliance serial number, as applicable;

(4)	Engineering documentation reference;

(5)	Manufacturer’s Service Bulletin reference and cross-references where appropriate;

(6)	Specify terminated or repetitive status;

(7)	Date of initial accomplishment;

(8)	Date of last maintenance accomplishment, if repetitive;

(9)	Name and serial number of the internal maintenance form used to document accomplishment, if applicable;

(10)	The means by which compliance was accomplished (e.g., modified, repaired, inspected); and

(11)	Details of any alternate means of compliance, including references, intervals, and applicability.

(b)	The list shall be typed, certified and signed by an authorized quality assurance representative of last operator at Delivery or of Lessee at redelivery of the Aircraft, and countersigned by Lessor at Delivery or by Lessee at redelivery of the Aircraft. The list shall also be delivered in workable electronic format.

(c)	Legible copies of the dirty fingerprint work card completion documents that accomplish each AD If the AD is a repetitive inspection, documentation of the last accomplishment is sufficient. These documents must have date of accomplishment, signature of a certified mechanic and/or inspector, and/or the mechanics/inspector’s certificate number or repair station number of the mechanic accomplishing the work.

(d)	Exemptions or deviations granted by the FAA or EASA (as applicable) on AD compliance, including copy of exemption request.

(e)	Items c) and d) will be provided in document packages for each AD. Each package will contain all documents relative to the AD/Aircraft combination, and include copies of the AD.

(4)	Engineering Documentation

(a)	A current list (in paper and workable electronic format) of Airframe, appliance, Engine and APU Service Bulletins, Engineering Orders, major repairs and Supplemental Type Certificates accomplished on the Aircraft, each Engine and the APU. For appliances, only AD related Service Bulletins and Engineering Orders are required.

(b)	Legible copies of the detailed dirty fingerprint work card accomplishment documentation for each Airframe, appliance, Engine and APU Service Bulletin, Engineering Order, major repair and Supplemental Type Certificate accomplished on the Aircraft, each Engine and the APU, to include the following:

(i)	SB number and revision number;

(ii)	SB title;

(iii)	Aircraft serial number, Engine serial number, APU serial number, appliance serial number as applicable;

(iv)	Engineering documentation reference;

(v)	Manufacturer’s Service Bulletin reference and cross-references where appropriate;

(vi)	Specify terminated or repetitive status;

(vii)	Date of initial accomplishment of each portion of such engineering document;

(viii)	Date of last maintenance accomplishment, if repetitive;

(ix)	Name and serial number of the internal maintenance form used to document accomplishment, if applicable; and

(x)	Statement of the means by which compliance was accomplished (e.g., modified, repaired, inspected).

(c)	FAA or EASA approvals (as applicable) for modifications or alterations not covered by manufacturer’s Service Bulletins (including appliances).

(d)	A current copy of all Engineering documentation related to all Aircraft alterations, repairs and configuration changes. This shall include documentation for work done by the previous owner(s) and operators(s), the manufacturer or any seller.

(e)	Data packages covering all non-manufacturer/non-EASA/non-FAA-designed repairs or alterations, including the submittal to the FAA or EASA for an STC or Form 337, if applicable. The data packages shall include the following:

(i)	engineering orders;

(ii)	drawings;

(iii)	parts lists;

(iv)	installation documentation;

(v)	engineering analysis as submitted to obtain the STC or Form 337 approval;

(vi)	all manual supplements (MM, IPC, WD, AFM);

(vii)	maintenance program supplements; and

(viii)	any and all reference documents referenced by documents contained in this section (4);

(f)	Engineering deviations records, if any, applicable to the airframe, Engines and APU, components and piece parts.

(g)	Digital Flight Data Recorder System technical description.

(5)	Aircraft Maintenance Status Summaries

(a)	Certified current Time in Service (Flight Hours & Cycles);

(b)	Certified maintenance status of the Aircraft, including Aircraft serial number, hours, cycles and days since major checks and applicable time remaining to major checks;

(c)	Certified status of system, zonal and structural tasks, including SSI (including last accomplished and next due) and other scheduled tasks as per MPD number (in paper and workable electronic format);

(d)	Certified status of CPCP (including last accomplished and next due);

(e)	Certified current status for all life limited parts and hard time components for the Airframe, Landing Gears, Engines and APU, including back-to-birth history for all Landing Gear and Engine LLPs and, to the extent any Engine LLPs have been used in higher rated engines, a summary of the Engine Flight Hours and Engine Cycles consumed on each such Engine LLP by use on such higher rated engines(s);

(f)	Certified listing of Aircraft, Landing Gear, Engine and APU components status to the extent required by the Air Authority or EASA by P/N – S/N – Description Position TSO - TSN, CSO – CSN, Total time, Total Cycles, next Due Time, including explanations of abbreviations;

(g)	Certified status of all non-SB and Major Modifications/STC’s including acceptable State of Manufacture Certification and/or equivalent EASA or FAA approval;

(h)	List of out of Phase Checks, Service Bulletins requiring continuous surveillance and Special Requirements (if any);

(i)	Declaration of Aircraft Accident/Incident Report and major repairs, if any; and

(j)	Structural repairs and damage report (including Dent & Damage Chart) for pressure vessel, and unpressurized areas.

(6)	Aircraft Maintenance Records

(a)	Aircraft maintenance log from the past 24 months;

(b)	Cabin maintenance log from the past 24 months;

(c)	A Checks - Complete work card packages, tally sheets, material data sheets and maintenance releases for a complete cycle of A Checks (or equivalent);

(d)	C Checks - Complete work card packages, tally sheets, material data sheets and maintenance releases for a complete cycle of C Checks (or equivalent);

(e)	Complete work card packages, tally sheets, material data sheets and maintenance releases for all major checks (or equivalent);

(f)	Documentation and records concerning the last Aircraft major structural inspection including CPCP Tasks and Structural Sampling Inspection;

(g)	Last Weight & Balance Report including Schedule;

(h)	Last FDR parameter check;

(i)	Last Test Flight Report; and

(j)	Certified Cross reference list for each MPD task number vs. last operator’s Task Card number including date/time/cycles of last accomplished and next due.

(7)	Configuration Status

(a)	EASA or FAA Approved and certified LOPA;

(b)	Galley Drawings;

(c)	Emergency, Safety and Loose Equipment Layout/Listing showing description, quantity, manufacturer, part number and location;

(d)	Inventory Listing of Avionics installed units;

(e)	Aircraft Major Equipment listing or current equipment list if not included in Weight and Balance Control and Cargo Loading Manual;

(f)	List of applicable STC’s;

(g)	Aircraft Detail Specification;

(h)	Passenger/ Cargo Buyer Furnished Equipment List (including, but not limited to seats, galley, lavatories, entertainment, cargo handling, emergency equipment.); and

(i)	Electrical Load Analysis documents and data.

(8)	Aircraft Historical Records

(a)	Copy of original Export Certificate of Airworthiness;

(b)	Manufacturer’s AD Report;

(c)	Manufacturer’s Inspection Report, Initial Equipment list;

(d)	Manufacturer’s repair/alteration report (at new delivery), or statement that no such report was produced;

(e)	Manufacturer’s SB Report;

(f)	Copies of all Supplemental Type Certificates;

(g)	Last Flight Data Recorder Read-out and calibration standards;

(h)	Weighing reports;

(i)	Historical report showing cumulative times for last major inspection accomplishments, Engine changes, landing gear and APU changes, etc.; and

(j)	any other documents as per List of Technical Documents provided by Airbus at new delivery.

(9)	Engine Records

(a)	Engine log book or Engine Data Submittal;

(b)	Current Disk Sheet (LLP Sheet) signed and certified;

(c)	Manufacturer Delivery Documents;

(d)	Complete copies of all historical engine/ module shop visit reports and engine last shop visit report;

(e)	Copies of all dirty finger print shop work cards and material data sheets covering the last overhaul of each module;

(f)	On Wing Repair records;

(g)	Engine Log Book/ Master Records of Installation/Removals;

(h)	Last Borescope Report, including video if available;

(i)	Last Test Cell Run Report for any shop visit;

(j)	If the Engines have not been involved in an incident, certified Statement that Engines are not involved in an accident;

(k)	Certified “On-Watch” statement;

(l)	List of “On-Watch Items” items requiring repetitive inspections;

(m)	List of repetitive inspections that are not required by AD;

(n)	List of technical variances or maintenance requirements unique to the particular Engine;

(o)	Certified Accessory LRU List with Approved Release to Service Certification (FAA 8130-3 or JAA/EASA Form 1) for installed LRU’s;

(p)	Engine Trend Monitoring data for the last 12 months of operation (it being agreed that Lessor and Lessee shall discuss in good faith the cost in connection with the provision of such report prior to Redelivery);

(q)	Last engine run and power assurance report;

(r)	All Life Limited Parts (“LLPs”) will have complete life traceability of time consumed (cycles and/or hours as applicable) since new. Such traceability shall include historical removal and installation documentation of each LLP in respect of each Engine or module where such LLP had been installed and where time has been consumed. Each removal and installation document will evidence LLP total hours and LLP total cycles accumulated in each Engine or module;

(s)	Each LLP will have a signed and certified cover page including engine or module total hours, total cycles, part total hours, total cycles and date for each removal and installation depicting the life of the part since new. Notwithstanding, any LLPs replaced during the term of the lease will have the most recent FAA 8130-3 tag or JAA/EASA Form 1, as applicable, used to install such LLP into the applicable Engine or module;

(t)	Engine Manufacturer’s, EASA or FAA approved data shall be provided for any discrepancies outside of the Engine Manufacturer’s Engine Manual shop limits that documents approval for unlimited continued service, without time limitations for removal, repair or replacement, or have any special or distinct inspection requirements. The data shall include:

(i)	Approval form;

(ii)	Complete description of the discrepancy; and

(iii)	Supporting analysis and documentation;

(u)	Engine Manufacturer’s or FAA approved data shall be provided for any repairs not in accordance with the Engine Manufacturer’s Engine Manual that documents approval for unlimited continued service, without time limitations for removal, repair or replacement, or have any special or distinct inspection requirements. The data shall include:

(i)	Approval form;

(ii)	Complete description of repair; and

(iii)	Supporting analysis and documentation.

(10)	APU

(a)	Certified Statement on Status of APU;

(b)	In house modifications (if applicable);

(c)	Approved Release to Service Certification for installed units;

(d)	APU Log Book/ Master Record of Installation/ Removals;

(e)	Complete copies of all APU Shop Visit Reports & reason for removal;

(f)	Copies of all dirty finger print shop work cards and material data sheets covering the last overhaul of the APU;

(g)	Statement of APU hours to Aircraft Flying hours (if applicable);

(h)	Last APU Borescope Report;

(i)	Last Test Run Report for any shop visit;

(j)	All Life Limited Parts will have complete life traceability of time consumed (cycles and/or hours as applicable) since new. Such traceability shall include historical removal and installation documentation of each LLP in respect of each APU where such LLP had been installed and where time has been consumed. Each removal and installation document will evidence LLP total hours and LLP total Cycles accumulated in each Engine or module;

(k)	Each LLP will have a signed and certified cover page including engine or module total hours, total Cycles, part total hours, total Cycles and date for each removal and installation depicting the life of the part since new. Notwithstanding, any LLPs replaced during the term of the lease will have the most recent FAA 8130-3 tag or JAA/EASA Form 1, as applicable, used to install such LLP into the applicable APU;

(l)	APU manufacturer’s, EASA or FAA approved data shall be provided for any discrepancies outside of the APU Manufacturer’s Engine Manual shop limits that documents approval for unlimited continued service, without time limitations for removal, repair or replacement, or have any special or distinct inspection requirements. The data shall include:

(i)	Approval form;

(ii)	Complete description of the discrepancy; and

(iii)	Supporting analysis and documentation;

(m)	APU manufacturer’s or FAA approved data shall be provided for any repairs not in accordance with the APU Manufacturer’s Engine Manual that documents approval for unlimited continued service, without time limitations for removal, repair or replacement, or have any special or distinct inspection requirements. The data shall include:

(i)	Approval form;

(ii)	Complete description of repair; and

(iii)	Supporting analysis and documentation.

(11)	Components

(a)	Approved Release to Service Certification including either FAA 8130-3 or JAA/EASA Form 1 and last repair/overhaul records for hard time components (whether tracked on an individual component basis or controlled as part of scheduled airframe check); and

(b)	Approved Release to Service Certification including either FAA 8130-3 or JAA/EASA Form 1 and last repair/ overhaul records for on condition and condition monitored components.

(12)	Landing Gear

(a)	Approved Release to Service Certification for each fully built gear assembly, or major assemblies on each gear, as applicable, including either FAA 8130-3 or JAA/EASA Form 1;

(b)	Last Shop Visit Report; and

(c)	Statement which indicates if the Aircraft operates with BSCU software L4.1 or L4.5.

(13)	Repairs

(a)	Manufacturer’s or EASA approved data shall be provided for any discrepancies outside of Manufacturer’s Structural Repair Manual limits or applicable Maintenance Manual limits that documents approval for unlimited continued service, without time limitations for removal, repair or replacement. There shall be no special or distinct inspection requirements;

(b)	All repairs will be in accordance with the Manufacturer’s maintenance manual and Manufacturer’s Structural Repair Manual, or will have Manufacturer’s or EASA approved data. Repairs will not have any time limitations for removal, repair, or replacement. There shall be no special or distinct inspection requirements;

(c)	All repairs to the pressure vessel shall be documented in accordance with the repair assessment guidelines set forth in FAR 121.370 or the EASA equivalent;

(d)	All repairs to un-pressured parts of the Aircraft shall be documented in accordance with the repair assessment guidelines set forth in FAR 121.370 or the EASA equivalent; and

(e)	A repair and dent map shall be provided which includes the following:

(i)	Photo (if available) or drawing of the location, type and form of the repair;

(ii)	Details of the repair including dimensions of the damage, location, copies of the SRM if referenced, Form 8110-3 or Form 8100-9 if applicable, material utilized in the repair, DER paperwork, and any engineering data utilized;

(iii)	A diagram of sufficient size and detail to illustrate all repairs to the entire Aircraft to include fuselage, empennage, and wings as well as an additional separate map of all dents on the aircraft.

(14)	Software

(a)	All software and databases associated with or relating to any electronic or avionic equipment, if any, shall be compliant with the manufacturer’s recommended standards at time of delivery, except for Lessee customized or Lessee proprietary software and databases. Any proprietary software or databases shall be replaced by generic equivalents;

(b)	A certified listing of onboard loadable software and databases to include the following:

(i)	ATA chapter;

(ii)	nomenclature;

(iii)	part number;

(iv)	revision date; and

(v)	expiration date;

(c)	Controlled diskettes or other seller provided physical media as appropriate for directly loading the software onto the Aircraft shall be provided as part of the documentation (subject to express licensing or patent restrictions); and

(d)	Procedures for obtaining downloadable software from the internet.

APPENDIX 9

PART 1

EVENTS OF DEFAULT

(a)	Lessee fails to make any payment of Rent or Agreed Value or Total Loss proceeds on the due date and such payment remains unpaid for three (3) Business Days after the due date therefor; or

(b)	Lessee or the Guarantor fails to make any other payment (other than those specified in (a) above) under any of the Transaction Documents to which it is a party within ten (10) days of Lessor’s written demand for such payment; or

(c)	Lessee fails to comply with any provision of Appendix 7 or any Insurance required to be maintained under that Appendix is cancelled or terminated or notice of cancellation is given in respect of any such Insurance; or

(d)	Lessee or the Guarantor fails to comply with any other provision of any of the Transaction Documents to which it is a party and, if such failure is capable of remedy, the failure continues for thirty (30) days after notice from Lessor to Lessee; or

(e)	any representation or warranty made (or deemed to be repeated) by Lessee or the Guarantor in or pursuant to any of the Transaction Documents to which it is a party or in any document or certificate or statement delivered pursuant thereto is or proves to have been incorrect in any material respect when made or deemed to be repeated and if capable of remedy shall not have been remedied within thirty (30) days after receipt by Lessee of written notice from Lessor; or

(f)	any Financial Indebtedness of Lessee or the Guarantor individually or in the aggregate in excess of ***** is not paid when due or on demand, if payable on demand, or becomes due prior to the date when it would otherwise have become due; or the security for any such Financial Indebtedness becomes enforceable; or

(g)	any consent, authorisation, licence, certificate or approval of or registration with or declaration to any Government Entity in connection with any Transaction Document (including, without limitation):

(i)	any authorisation required by Lessee or the Guarantor to obtain and transfer freely Dollars (or any other relevant currency) out of any relevant country; or

(ii)	required by Lessee or the Guarantor to authorise, or in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of any of the Transaction Documents to which it is a party or the performance by Lessee or the Guarantor of its obligations thereunder; or

(iii)	the registration of the Aircraft; or

(iv)	any air operator certificate or concession title,

is withheld, or is revoked, suspended, cancelled, withdrawn, terminated or not renewed, or otherwise ceases to be in full force and in the case of (iv) is not reinstated within thirty (30) days in circumstances where Lessor is satisfied (acting reasonably) that Lessee is using its best endeavours to reinstate the same and the revocation, suspension, cancellation, withdrawal, termination or non renewal is not related to any act, omission or default of Lessee; or

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

(h)

(i)	Lessee or the Guarantor is, or is deemed for the purposes of any relevant law to be, unable to pay its debts as they fall due or to be insolvent, or any responsible officer or shareholder of Lessee or the Guarantor or any person authorised by any of the above to do so, admits the inability of Lessor or the Guarantor to pay its debts as they fall due; or

(ii)	Lessee or the Guarantor suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

(i)

(i)	any step (including petition proposal or convening a meeting of the shareholders or directors) is taken with a view to considering a resolution to present an application for, or with a view to a composition, assignment or arrangement with any creditors of, or the rehabilitation, administration, custodianship, liquidation, or dissolution of Lessee or the Guarantor or any other insolvency proceedings involving Lessee or the Guarantor; or

(ii)	any order is made or resolution passed for any such composition, assignment, arrangement, rehabilitation, administration, custodianship, liquidation consurso mercantil, dissolution or insolvency proceedings, or Lessee or the Guarantor becomes subject to or enters into any of the foregoing; or

(iii)	any liquidator, trustee in bankruptcy, judicial custodian, statutory manager, compulsory manager, receiver, síndico, administrator, examiner or the like is appointed in respect of Lessee or the Guarantor or any of its assets;

but excluding: (X) in each case, any proceedings for the purposes of an amalgamation or reorganisation the terms of which shall have received the prior written approval of Lessor which approval will not be unreasonably withheld or delayed where Lessor is satisfied (acting reasonably) that any such amalgamation or reorganisation will not have an adverse effect on Lessor’s or the Guarantor’s ability to perform its obligations under the Transaction Documents or on the rights of Lessor, the Security Trustee or the Lenders under the Transaction Documents to which Lessee is a party, the Assignment or the Mortgage unless during or because of such amalgamation or reorganisation Lessee or the Guarantor becomes or is declared insolvent and (Y) in the case of any non bona fide petition or action referred to in (i)(i) above taken by a creditor or creditors of Lessee or the Guarantor, Lessor is satisfied (acting reasonably) that each of Lessee or the Guarantor, as applicable, is using its best endeavours to dismiss any such petition or action and the same is dismissed or discharged within sixty (60) days; or

(j)

(i)	an administrative or other receiver or manager is appointed in respect of Lessee or the Guarantor or any part of its assets; or

(ii)	Lessee or the Guarantor requests any person to appoint such a receiver or manager; or

(iii)	any other steps are taken to enforce any Security Interest over all or any part of the assets of Lessee or the Guarantor; or

(iv)	any attachment, sequestration, requisa, distress or execution affects any assets of Lessee or the Guarantor and is not discharged within 14 days or where Lessor is satisfied (acting reasonably) that Lessee or the Guarantor is using its best endeavours to discharge the same, within sixty (60) days; or

(k)	there occurs in relation to Lessee or the Guarantor any event anywhere which, in the reasonable opinion of Lessor, corresponds with any of those mentioned in paragraphs (h), (i) or (j); or

(l)	Lessee or the Guarantor suspends or ceases or threatens to suspend or cease to carry on all or a substantial part of its business; or

(m)	Lessee breaches the provisions set out in Appendix 10 paragraph 4 and/or the Guarantor breaches the provisions set out in clause 8.1 of the Guarantee; or

(n)	Lessee or the Guarantor or any other person claiming by or through Lessee or the Guarantor challenges the property rights of Lessor as owner and lessor in respect of the Aircraft or the security interests of the Security Trustee and the Lenders as mortgagee and as assignee under the Mortgage and the Assignment; or

(o)	any event or series of events occurs (including, without limitation, any litigation, arbitration or administrative proceedings are commenced against Lessee or the Guarantor which, if adversely determined would have a material adverse effect on Lessee’s or the Guarantor’s ability to comply with its obligations under the Transaction Documents) which, in the reasonable opinion of Lessor might have a material adverse effect on the ability of Lessee or the Guarantor to comply with its obligations under any of the Transaction Documents to which it is a party; or

(p)	any event of default (howsoever defined) is continuing beyond any applicable grace period under any Other Agreement; or

(q)

(i)	the issuer of any Letter of Credit fails to make a payment under such Letter of Credit when due; or

(ii)	any Letter of Credit is not in full force and effect, or for any reason ceases to constitute the legal, valid and binding obligations of the issuer of such Letter of Credit; or

(iii)	the occurrence of the event listed in paragraph (g)(i) above, with respect to the performance by the issuer of such Letter of Credit of its obligations under the relevant Letter of Credit; and/or (y) paragraphs (h), (i), (j) or (k) above apply to the issuer of the relevant Letter of Credit (references in those paragraphs to Lessee being deemed to be to the issuer of such Letter of Credit); and/or (z) the issuer of such Letter of Credit ceases or suspends its business operations; or

(iv)	the relevant Letter of Credit is not renewed within the time period specified in paragraph 2 of Appendix 5,

unless, in the case of paragraphs (q)(ii), (iii) and (iv) above, the relevant Letter of Credit is replaced by a new Letter of Credit complying with the requirements set out in paragraph 2 of Appendix 5 or with cash in an amount equal to the Deposit, in each case, pursuant to and in accordance with the provisions of this Agreement, and each reference in this paragraph (q) to “the issuer” shall include a reference to any confirming bank for the Letter of Credit (if applicable); or

(r)	any air traffic control authority (or any authority on their behalf) or any other authority or airport notifies Lessor that there are navigation, landing, airport or similar charges due from Lessee, and such charges remain outstanding for a period of thirty (30) days from the date of such notice or such longer period for payment specified in such notice provided however that the failure to pay the same would give rise to the likelihood of a sale, forfeiture, detention or other loss of the Aircraft or an interest therein or to civil or criminal liability on Lessor, the Security Trustee or any Lender.

APPENDIX 9

PART 2

1	Rights

If an Event of Default occurs, Lessor may at its option (and without prejudice to any of Lessor’s other rights under this Agreement) at any time thereafter:

(a)	accept such repudiation and by notice to Lessee and with immediate effect terminate the letting of the Aircraft (but without prejudice to the continuing obligations of Lessee under this Agreement), whereupon all rights of Lessee under this Agreement shall cease; and/or

(b)	proceed by appropriate court action or actions to enforce performance of this Agreement or to recover damages for breach of this Agreement; and/or

(c)	either:

(i)	take possession of the Aircraft, for which purpose Lessor may enter any premises belonging to or in the occupation of or under the control of Lessee where the Aircraft may be located, or cause the Aircraft to be redelivered to Lessor at Dublin Airport, Ireland (or such other location as Lessor may require); or

(ii)	by serving notice require Lessee to redeliver the Aircraft to Lessor at Dublin Airport, Ireland (or such other location as Lessor may require).

2	Deregistration

If an Event of Default occurs, Lessor may sell or otherwise deal with the Aircraft as if this Agreement had never been made and Lessee will at the request of Lessor take all steps necessary to effect (if applicable) deregistration of the Aircraft and its export from the country where the Aircraft is for the time being situated and any other steps necessary to enable the Aircraft to be redelivered to Lessor in accordance with this Agreement.

3	Default Payments

If:

(a)	an Event of Default occurs, and/or the Aircraft is not redelivered on the Expiry Date or the Aircraft is not delivered to and accepted by Lessee on the Scheduled Delivery Date, other than as a result of any default by Lessor (save where such default arises as a result of any act, omission or default of Lessee or any Manufacturer and/or maintenance contractor). Lessee will indemnify Lessor on demand against any loss (including loss of profit), damage, expense, cost or liability which Lessor may sustain or incur directly or indirectly as a result including but not limited to (but without duplication of amounts referred to in (i) to (iv) below):

(i)	any loss of profit suffered by Lessor because of Lessor’s inability to place the Aircraft on lease with another lessee on terms as favourable to Lessor as this Agreement or because whatever use, if any, to which Lessor is able to put the Aircraft upon its return to Lessor, or the funds arising upon a sale or other disposal of the Aircraft, is not as profitable to Lessor as this Agreement;

(ii)	any amount of principal, interest, fees or other sums whatsoever paid or payable on account of additional funds borrowed in order to carry any unpaid amount;

(iii)	any loss, premium, penalty or expense which may be incurred in repaying funds raised to finance the Aircraft or in unwinding any swap, forward interest rate agreement or other financial instrument relating in whole or in part to Lessor’s financing of the Aircraft; and

(iv)	any loss, cost, expense or liability actually sustained or incurred by Lessor owing to Lessee’s failure to redeliver the Aircraft on the date, at the place and in the condition required by this Agreement; and

(b)	Lessor will use reasonable endeavours to mitigate any loss, damages, cost or expenses incurred by it as a result of the foregoing.

APPENDIX 10

ASSIGNMENT AND TRANSFER

1	Security Interest

Lessee will not assign, or create or permit to exist any Security Interest over any of its rights under this Agreement.

2	Lessor Assignment

(a)	Lessor shall, in connection with the financing of the Aircraft, be entitled to assign all or any of its rights under any of the Transaction Documents by way of security.

(b)	Lessor may at any time assign all or any of its rights under the Transaction Document by way of security to any new or replacement lenders as contemplated by paragraph 4.6 of Appendix 6 of this Agreement provided that no such assignment by way of security shall impose on Lessee any additional obligation or liability, including, without limitation, Taxes, which exceeds the obligations or liabilities which would have existed had such assignment not been made save where such obligation or liability arises due to a change in law or the interpretation or application of any law after the date of such assignment and save that Lessee’s indemnity obligations under this Agreement shall not be deemed to be increased merely as a consequence of including any new or replacement lenders or security trustee in the list of Indemnitees. For the avoidance of doubt, the provisions of this paragraph 2(b) shall not apply to any changes in Lenders or any other parties to the Loan Agreement made pursuant to and in accordance with the provisions of the Loan Agreement.

(c)	Lessor may assign all or any of its rights absolutely (otherwise than by way of security) under this Agreement and in the Aircraft to any Permitted Transferee provided that Lessor will have no further obligations under this Agreement following such assignment (except any liability and obligations in respect of any retained rights) but, notwithstanding that assignment, will remain entitled to the benefit of each indemnity under, and subject to the terms of, this Agreement. Lessee will comply with all reasonable requests of Lessor, its successors and assigns in respect of any assignment referred to above. Lessor will promptly notify Lessee of any assignment. No such assignment shall impose on Lessee any additional obligation or liability, including, without limitation, Taxes, which exceeds the obligations or liabilities which would have existed had such assignment not been made save where such obligation or liability arises due to a change in law or the interpretation or application of any law after the date of such assignment and save that Lessee’s indemnity obligations under this Agreement shall not be deemed to be increased merely as a consequence of including the Permitted Transferee (and its related indemnitees as per the definition of “Indemnitee” set forth in Schedule 1 hereto) in the list of Indemnitees.

3	Lessor Transfer

Lessee agrees that Lessor may at any time during the Term transfer its rights and obligations under this Agreement to any Permitted Transferee and upon completion of any such transfer Lessor will be released from and will have no further obligation under this Agreement (except any liability and obligations in respect of any retained rights). Lessee will promptly execute all documents reasonably requested by Lessor to effect, perfect, record or implement any such transfer, and will promptly comply with any other reasonably requests of Lessor, its successors and assigns in respect of any such transfer (including, without limitation, the execution of any novation agreement between Lessor, Lessee and the Permitted Transferee). No such transfer shall impose on Lessee any additional obligation or liability, including, without limitation, Taxes, which exceeds the obligations or liabilities which would have existed had such transfer not been made save where such obligation or liability arises due to a change in law or the interpretation or application of any law after the date of such transfer and save that Lessee’s indemnity obligations under this Agreement shall not be deemed to be increased merely as a consequence of including the Permitted Transferee (and its related indemnitees as per the definition of “Indemnitee” set forth in Schedule 1 hereto) in the list of Indemnitees.

For the purposes of paragraphs 2 and 3 above, references to “law” includes any law which at the date of the assignment or transfer, as the case may be, has been enacted but is not yet in force.

4	Lessee Transfer and Change of Control

(a)	Lessee shall not convey, transfer, lease or otherwise dispose of all or substantially all of its assets to any entity or person and/or assign or transfer its rights or obligations (whether voluntarily or involuntarily, by merger or consolidation or by operation of law or otherwise) under this Agreement and/or the other Transaction Documents to which it is a party (each a “Lessee Disposal”) except to a Successor Entity, and provided that the following conditions are satisfied:

(i)	such Successor Entity has a tangible net worth equal to or greater than the tangible net worth of Lessee immediately prior to such Lessee Disposal (determined in accordance with Mexican GAAP or IFRS, whichever methodology is used by Lessee with respect to the preparation of its financial statements immediately prior to such Lessee Disposal);

(ii)	such Successor Entity’s obligations under this Agreement and the other Transaction Documents are guaranteed by the Guarantor or any Successor Entity thereof (provided that the tangible net worth of such Successor Entity is equal to or greater than the tangible net worth of the Guarantor immediately prior to such transfer (determined in accordance with Mexican GAAP or IFRS, whichever methodology of Guarantor with respect to the preparation of its financial statements immediately prior to such Lessee Disposal) in substantially the same form of the Guarantee; and

(iii)	where any such Lessee Disposal occurs other than in connection with a public offering of Lessee’s shares, the prior written consent of Lessor has been obtained (which consent shall not be unreasonably withheld or delayed).

(b)	Lessee’s entitlement to effect a Lessee Disposal in accordance with paragraph (a) above, shall be further subject to the following conditions:

(i)	Lessee shall give Lessor no less than thirty (30) days’ advance written notice of any proposed Lessee Disposal;

(ii)	Lessee and/or Successor Entity shall make such recordations and filings with any Government Entity as are reasonably necessary to evidence and/or perfect the right, title and interest of Lessor and the Security Trustee in and to the Aircraft and the Transaction Documents;

(iii)

the relevant Successor Entity shall either: (A) execute and deliver, or cause to be executed and delivered to Lessor an agreement in writing, in form and substance satisfactory to Lessor and Security Trustee, which evidences the legal, binding and enforceable assumption by such Successor Entity of Lessee’s rights and obligations under this Agreement (or, if applicable, Guarantor’s rights and obligations under the Guarantee) and/or the other Transaction Documents to which Lessee and/or Guarantor is a party; or (B) if the relevant Successor Entity, by operation of law becomes bound by this Agreement (or, if applicable, the Guarantee) and the other Transaction Documents, such Successor Entity shall deliver to Lessor an officer’s certificate confirming the same, and in each case Lessor shall have received a legal opinion in form and substance satisfactory to Lessor from independent counsel satisfactory to Lessor;

(iv)	no Default shall have occurred and be continuing at the time of such Lessee Disposal or occur as a result of the same;

(v)	in connection with any Lessee Disposal, Lessee or the relevant Successor Entity shall pay all reasonable costs and expenses of Lessor and Security Trustee (including, reasonable and documented legal fees and expenses) in relation to the evidencing and/or perfection of Lessor’s and the Security Trustee’s rights, title and interests in and to the Aircraft and the Transaction Documents; and

(vi)	Lessee or the relevant Successor Entity shall provide such other evidence and/or enter into such documents reasonably requested by Lessor and Security Trustee in connection with the evidencing and/or perfection of Lessor’s and the Security Trustee’s rights, title and interests in and to the Aircraft and the Transaction Documents.

(c)	For the purposes of this paragraph 4 of Appendix 10, “Successor Entity” means in relation to Lessee and the Guarantor, the surviving entity or person formed by a consolidation or merger of any person with Lessee or Guarantor (as the case may be), provided that such surviving entity or person acquires all of the property, assets and stock of Lessee or the Guarantor (as applicable) and to whom the rights and obligations of Lessee and/or the Guarantor under the relevant Transaction Documents may be transferred in accordance with the provisions of this Agreement or the Guarantee (as the case may be).

(d)	For the avoidance of doubt, the disposal by the shareholders of the Lessee of their respective shares (including any treasury shares which may be deemed to be held by the Lessee) in the Lessee, including, without limitation, pursuant to a public offering shall not constitute a Lessee Disposal.

EXHIBIT A

Part 1

ACKNOWLEDGEMENT OF ASSIGNMENT OF GUARANTEE

To:	HSH Nordbank AG, as Security Trustee

Amentum Aircraft Leasing No. Three Limited as Assignor

Airbus A320-200 aircraft bearing manufacturer’s serial number 3543

The Guarantor acknowledges receipt of a notice (the “Notice”) of an assignment of even date herewith (the “Assignment”) between the Assignor and the Security Trustee and of a copy of the Assignment.

Terms and expressions defined or referred to in the Assignment (whether incorporated by reference to another document or otherwise) shall have the same meanings when used in this Acknowledgement.

1	In consideration of the payment to the Guarantor by the Security Trustee of ***** and of other good and valuable consideration, the receipt and sufficiency of which the Guarantor acknowledges, the Guarantor confirms its agreement to the terms of the Assignment and irrevocably undertakes:

(a)	to pay all moneys that may be payable by it pursuant to the Guarantee in accordance with the terms of the Notice and the Guarantee;

(b)	that, if the Security Trustee issues to the Guarantor written notice (“Enforcement Notice”) stating that an Enforcement Event has occurred, the Guarantor shall thereafter:

(i)	perform, observe and comply with all the Guarantor’s undertakings and obligations under the Guarantee in accordance with the terms thereof in the Security Trustee’s favour and for the Security Trustee’s benefit and to the exclusion of the Assignor;

(ii)	if the Security Trustee so requests (and at no cost to the Guarantor, save where such Enforcement Event is attributable to an Event of Default (as defined in the Operating Lease Agreement), enter into a Guarantee with the Security Trustee or the Security Trustee’s nominee on terms identical (mutatis mutandis) to the terms of the Guarantee; and

(iii)	not recognise the exercise by the Assignor of any of the Assignor’s rights and powers under the Guarantee unless and until requested to do so by the Security Trustee and the Assignor confirms that the Guarantor shall not be in breach of its obligations under the Guarantee to the extent that the Guarantor complies with the provisions of this paragraph 1(c); and

(c)	to deliver to the Security Trustee a copy of any document, written information, notice, request or other communication given by it to the Assignor pursuant to the Guarantee at the same time as to the Assignor. Such copy shall be notified to the Security Trustee in the manner set forth in the notice provisions of clause 9.12 of the Guarantee save that for this purpose the notice details of the Security Trustee are:

Address:	Martensdamm 6
24103 Kiel
Germany

Fax:	+49 431 900 6 12822

Attention:	Restructuring / Transportation

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

2	Notwithstanding anything to the contrary in any Transaction Document, the Guarantor confirms that, without prejudice to any other persons constituting “Indemnitees” as defined in the Operating Lease Agreement and subject to the relevant provisions of the Operating Lease Agreement, the Agent, the Security Trustee, the Arranger, the Lease Manager and any Lender constitute “Indemnitees” under the Operating Lease Agreement and without prejudice to, and independent of, the Assignment and the Security Trustee’s rights thereunder, the Security Trustee on behalf of itself and each of the Agent, the Arranger, the Lease Manager and, each Lender shall be entitled to rely on, make a claim directly under and/or otherwise enforce the Guarantee insofar as the relevant claim and/or other enforcement is in respect of the provisions of the Operating Lease Agreement which are expressed to be in favour of such Indemnitees, as if the Guarantee had been granted in favour of the Indemnitees.

This Acknowledgement (and any non contractual obligations in connection with the same) is governed by, and shall be construed in accordance with the laws of England.

Yours faithfully

Date: 2011
for and on behalf of
CONTROLADORA VUELA COMPAÑÍA DE AVIACIÓN S.A.P.I DE C.V.

EXHIBIT A

PART 2

ACKNOWLEDGEMENT OF ASSIGNMENT OF LEASE

To:	HSH Nordbank AG, as Security Trustee

Amentum Aircraft Leasing No. Three Limited as Assignor

Airbus A320-200 aircraft bearing manufacturer’s serial number 3543

Lessee acknowledges receipt of a notice of assignment of even date herewith by the Assignor and Security Trustee (“Notice”). In consideration of payment to Lessee by the Security Trustee and the Assignor of ***** and of other good and valuable consideration, receipt and sufficiency of which Lessee hereby acknowledges, Lessee irrevocably agrees with the instructions contained in the Notice and as follows:

1	it confirms that any conditions required to be satisfied under clause 3.2 of the Operating Lease Agreement have been satisfied or unconditionally and irrevocably waived by Lessee;

2	it shall pay all moneys that may be payable by it pursuant to the Operating Lease Agreement or any other Transaction Document to which the Lessee is a party and shall perform its obligations, in each case in accordance with the terms of the Notice, the Operating Lease Agreement and the Transaction Documents;

3	it acknowledges and agrees that (a) prior to its receipt of an Enforcement Notice the Assignor shall, notwithstanding the assignment to the Security Trustee contained in the Assignment, be entitled to exercise all rights relating to the Relevant Collateral subject to the terms of the Notice and the provisions of the Operating Lease Agreement and other Transaction Documents and (b) after receipt of an Enforcement Notice the Assignor shall pay all moneys payable by it under or in relation to the Relevant Collateral to such account or accounts as the Security Trustee may from time to time designate and the Assignor shall cease to be entitled to exercise any and all rights in or in relation to the Relevant Collateral and the Security Trustee shall exclusively be entitled to exercise any and all rights in or in relation to the Relevant Collateral in accordance with the provisions of the Operating Lease Agreement and the Transaction Documents;

4	it hereby confirms that it consents to the terms of the Assignment, has not received notice of any interest of any third party in the Relevant Collateral or of any security interest (howsoever called) in the Relevant Collateral except as created or contemplated by the Assignment and hereby confirms receipt of a copy of the Assignment;

5	notwithstanding anything to the contrary in any Transaction Document, Lessee confirms that, without prejudice to any other persons constituting “Indemnitees” as defined in the Operating Lease Agreement and subject to the relevant provisions of the Operating Lease Agreement, the Agent, the Security Trustee, the Arranger, the Lease Manager and any Lender shall constitute “Indemnitees” under the Operating Lease Agreement and the Security Trustee on behalf of itself and each of the Agent, the Arranger, the Lease Manager and each Lender shall be entitled to rely on all provisions of the Operating Lease Agreement which are expressed to be in favour of such Indemnitees and to exercise all rights expressed to be granted to such parties thereunder in each case as if the same were set forth in full herein (subject to any limitations or conditions contained therein);

6	it shall permit the Security Trustee to inspect the Aircraft on the same basis as set out in paragraph 2.3 of Appendix 6 and paragraph 4 of Appendix 8 of the Operating Lease Agreement; and

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

7	it acknowledges the restrictions placed on the discretion of the Assignor pursuant to paragraph 3 of the Notice.

Lessee confirms that it has received a copy of the Assignment together with such other documents and information as it has required in connection therewith.

for and on behalf of

CONTROLADORA VUELA COMPAÑÍA DE AVIACIÓN S.A.P.I DE C.V.

Date:              2011

EXHIBIT B

FORM OF CERTIFICATE OF ACCEPTANCE

This Certificate of Acceptance relates to the operating lease agreement (the “Agreement”) dated [—] 2011 and made between Amentum Aircraft Leasing No. Three Limited (the “Lessor”) and Concesionaria Vuela Compañía de Aviación, S.A.P.I de C.V., (the “Lessee”) in respect of the one (1) Airbus A320-200 aircraft with manufacturer’s serial number 3543 and having two (2) IAE V2527E-A5 Engines with serial numbers V12938 and V12972 installed thereon (as more particularly described in the Agreement as the “Aircraft”).

Unless otherwise defined in this certificate, capitalised words and expressions used in this certificate shall have the same meanings as given to them in the Agreement.

1	The Aircraft has been delivered to us together with its Aircraft Documents on [—]. Delivery took place on that date at [—], at [—] hours local time.

2	We confirm that we have inspected the Aircraft in accordance with the Pre-Delivery Procedure and the Aircraft meets all of the requirements necessary for us to accept Delivery of it and that the Lessor has fully performed all of its obligations under the Agreement with respect to the Delivery and this Certificate of Acceptance constitutes conclusive proof of our unconditional and irrevocable acceptance of the Aircraft under the Agreement.

3	We have no rights and/or claims against the Lessor with respect to the Delivery Condition of the Aircraft.

4	The Lessee confirms to the Lessor that, as at the time indicated above, being the Delivery Date:

(a)	the representations and warranties made by the Lessee in Part 1 of Appendix 3 to the Agreement remain true and correct;

(b)	no Default or Event of Default is continuing;

(c)	the Aircraft is insured as required by the Agreement;

(d)	Attached hereto as Annex 1 is the utilisation status of the Aircraft at Delivery;

(e)	[Save for the documents listed in Annex [—], the Lessee confirms that all documents listed in Part 3 of Appendix 7A of the Agreement were delivered to it;]

(f)	Attached hereto as Annex [—] is a layout of passenger accommodation drawing showing the seating configuration of the Aircraft on Delivery;

(g)	Attached hereto as Annex [—] is a list of emergency equipment delivered to Lessee on Delivery;

(h)	Attached hereto as Annex [—] is a list of loose equipment delivered to Lessee on Delivery; [and]

(i)	[Attached hereto as Annex [—] is a list of open items and discrepancies to be rectified on or before [—]].

CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A.P.I DE C.V.

By:
Title:

By:
Title:

Agreed and acknowledged

AMENTUM AIRCRAFT LEASING NO. THREE LIMITED

By:
Title:

ANNEX 1

The utilisation status of the Aircraft at Delivery was as follows:

Airframe

Aircraft Type
Manufacturer’s Serial Number
Aircraft Registration
Cabin Configuration
Total Flight Hours Since New
Total Cycles Since New

Engines

Position	1	2
Engine Type
Serial Number
Total Flight Hours Since New
Total Cycles Since New

APU

APU Model
Serial Number
Total APU Hours
Total APU Cycles

Landing Gear

	LH Main Landing Gear	Nose Landing Gear	Centre body Landing Gear	RH Main Landing Gear
Part Number
Serial Number
Total Cycles

EXHIBIT C

PART 1

AIR TRAFFIC CONTROL LETTER

TO:	Servicios a la Navegación en el Espacio Aéreo Mexicano

             2011

Dear Sirs

One (1) Airbus A320-200 Aircraft MSN 3543 (the “Aircraft”)

In connection with an aircraft lease agreement dated 2011 between Amentum Aircraft Leasing No. Three Limited, (as lessor) (the “Lessor”) and Concesionaria Vuela Compañía de Aviación, S.A.P.I de C.V., (as lessee) (the “Lessee”) (as may be amended, novated or supplemented from time to time) (the “Lease Agreement”), we hereby authorise you to issue to:

(i)	the Lessor, at its address for notices being 28 Upper Mount Street, Dublin 2, Ireland (facsimile: +353 1 639 8118; Attention: Company Secretary); and

(ii)	HSH Nordbank AG (as security trustee for certain financiers of the Aircraft) at its address for notices being Martensdamm 6, 24103 Kiel, Germany (facsimile: +49 431 900 6 12822; Attention: Restructuring / Transportation),

(together with the Lessee, the “Authorised Parties”),

in each case upon their request, from time to time, a statement of account of all sums due by us to you, as at the date of each such request, in respect of the Aircraft and any other aircraft operated by us. Any request which you receive from an Authorised Party shall not be construed by you as evidence that an Event of Default (under and as defined in the Lease Agreement) has occurred and is continuing.

You shall only regard the authority herein in respect of an Authorised Party as having been revoked upon receipt of written revocation signed by such Authorised Party and us confirming such revocation.

Yours faithfully

For and on behalf of

CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A.P.I DE C.V.

EXHIBIT C

PART 2

AIR TRAFFIC CONTROL LETTER

TO:	Servicios a la Navegación en el Espacio Aéreo Mexicano

             2011

Dear Sirs

One (1) Airbus A320-200 Aircraft MSN 3543 (the “Aircraft”)

In connection with an aircraft lease agreement dated 2011 between Amentum Aircraft Leasing No. Three Limited (as lessor) (the “Lessor”) and Concesionaria Vuela Compañía de Aviación, S.A.P.I de C.V., (as lessee) (the “Lessee”) (as may be amended, novated or supplemented from time to time) (the “Lease Agreement”), we hereby authorise you to issue to:

(i)	the Lessor, at its address for notices being 28 Upper Mount Street, Dublin 2, Ireland (facsimile: +353 1 639 8118; Attention: Company Secretary); and

(ii)	HSH Nordbank AG (as security trustee for certain financiers of the Aircraft) at its address for notices being Martensdamm 6, 24103 Kiel, Germany (facsimile: +49 431 900 6 12822; Attention: Restructuring / Transportation),

(together with the Lessee, the “Authorised Parties”),

in each case upon their request, from time to time, a statement of account of all sums due by us to you, as at the date of each such request, in respect of the Aircraft and any other aircraft operated by us.

You shall only regard the authority herein in respect of an Authorised Party as having been revoked upon receipt of written revocation signed by such Authorised Party and us confirming such revocation.

Yours faithfully

For and on behalf of

CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A.P.I DE C.V.

EXHIBIT D

[TO BE GRANTED BEFORE A MEXICAN NOTARY PUBLIC IN SPANISH]

DEREGISTRATION AND EXPORT POWER OF ATTORNEY

SPECIAL IRREVOCABLE POWER-OF-ATTORNEY FOR LAWSUITS AND COLLECTIONS AND FOR ACTS OF ADMINISTRATION IN FAVOUR OF EACH OF AMENTUM AIRCRAFT LEASING NO. THREE LIMITED, HSH NORDBANK AG, AND AMENTUM CAPITAL LIMITED TO BE EXERCISED ON BEHALF OF THE GRANTOR OF SAID POWER OF ATTORNEY, CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, SOCIEDAD ANÓNIMA PROMOTORA DE INVERSIÓN DE CAPITAL VARIABLE ACCORDING TO THE FOLLOWING

CLAUSES:

1	Mr. [ ] in his capacity as LEGAL REPRESENTATIVE of CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, SOCIEDAD ANÓNIMA PROMOTORA DE INVERSIÓN DE CAPITAL VARIABLE (the “Lessee”), hereby grants in favour of each of Amentum Aircraft Leasing No. Three Limited (the “Lessor”), HSH Nordbank AG and Amentum Capital Limited and each of their respective employees and representatives (with the right of substitution and re-substitution, and with the right to revoke any substitution or re-substitution granted), acting jointly and severally as its true and lawful attorneys (each an “Attorney”), a SPECIAL POWER OF ATTORNEY IN AN IRREVOCABLE CHARACTER, as it is a condition under a bilateral contract pursuant to the Lease Agreement entered into between Lessor and Lessee dated [—] 2011, (the “Lease”), in accordance with the provisions of Article 2596 of the Civil Code for the Federal District and its related one of the Federal Civil Code and of the Civil Codes for all the States of the Mexican Republic in which this power of attorney shall be exercised, with general powers for LAWSUITS AND COLLECTIONS and for ACTS OF ADMINISTRATION, under the terms of the first two paragraphs of Article 2554 and Article 2587 of the Civil Code for the Federal District and its related one of the Federal Civil Code and of the Civil Codes for all the States of the Mexican Republic where this power shall be exercised, LIMITED WITH RESPECT TO ITS OBJECT, in order that, including, but not limited, each Attorney may, act on behalf of CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, SOCIEDAD ANÓNIMA PROMOTARA DE INVERSION DE CAPITAL VARIABLE, and pursuant to the Laws of the United Mexican States carry out the necessary procedures, actions and proceedings to obtain the registration and cancellation of the registration and export the aircraft which is subject to the Lease, being one (1) Airbus A320-200 aircraft with manufacturer’s serial number 3543 (the “Aircraft”), and the exportation of said Aircraft with any relevant governmental or private authority or entity, including, without limitation, the General Direction of Civil Aviation, the Mexican Aeronautics Registry, the Secretaría de Hacienda y Crédito Público and the Sistema de Administración Tributaria or before any other administrative or judicial authority in Mexico or in any other jurisdiction, or before any customs broker, in order for each Attorney to:

(a)	release, terminate and void any and all interest of the Lessee in respect of the Aircraft;

(b)	deregister and/or consent to the transfer (to any registry inside or outside Mexico or such other jurisdiction in which the Aircraft is, for the time being, registered) of the registration of the Aircraft and all other engines, accessories or items in use at the time of such transfer thereon or therein or otherwise held or used in substitution or replacement therefor in whatsoever manner, such transfer to be on such terms and conditions as may be determined by the Attorney in its absolute discretion;

(c)	represent the Lessee wheresoever and whatsoever in all matters and affairs in connection with the registration, deregistration or re-registration of the Aircraft (including on the aircraft register maintained, for the time being, by the Mexican Aeronautics Registry (Registro Aeronáutico Mexicano) and the Dirección General de Aeronáutica Civil) and/or any interest of the Lessee registered in any personal property security register;

(d)	remove the Aircraft from Mexico or any other jurisdiction and to submit a report to and apply for and obtain permits, licences or approvals from any governmental authorities of Mexico (including, without limitation, the Mexican Aeronautics Registry (Registro Aeronáutico Mexicano) and the Dirección General de Aeronáutica Civil) or any such other jurisdiction with respect to any of the above matters so that the Attorney is empowered to do and perform all things which the Lessee is now or would hereafter be entitled and empowered to do and perform, without any exception, in relation to those matters, all for the account of the Lessee;

(e)	sign, seal (if appropriate), deliver, execute or otherwise perfect any and all documents, agreements, applications, consents or other instruments of whatsoever nature as the Attorney considers in its absolute discretion necessary or desirable in connection with any or all of the matters referred to in (a) to (d) inclusive above; and

(f)	request any and all information with respect to registration status, servicing fees, taxes or any other type of payment status related to any procedures, process, lawsuits, including without limitation, judicial or administrative, which may be necessary to be obtained by each Attorney in connection with the Lease, the Aircraft, any of its engines or its related equipment thereto, from the Dirección General de Aeronáutica Civil (DGAC), Registro Aeronáutico Mexicano (RAM) and Servicios a la Navegación en el Espacio Aéreo Mexicano, (SENEAM).

2	Each Attorney is authorised to delegate to such person or persons as it may choose the exercise of any or all of the powers conferred on such Attorney hereunder.

3	In this Power of Attorney words and expressions defined in the Lease shall have the same meanings when used in this Power of Attorney.

4	The powers conferred by the Lessee in this Power of Attorney are irrevocable pursuant Article 2596 of the Civil Code for the Federal District and its related one of the Federal Civil Code and of the Civil Codes for all the States of the Mexican Republic in which this power of attorney shall be exercised, and unconditional and are granted for value and secure proprietary interests, as a condition to a bilateral agreement as stated in paragraph 1 above, in and the performance of obligations owed to the respective donees and shall not terminate unless and until all obligations owing by the Lessee to the Lessor in relation to the Aircraft have been irrevocably discharged in full in writing by Lessor and any and all amounts outstanding, or which may become outstanding, in relation to the Aircraft from the Lessee to the Lessor.

5	No failure or delay on the part of any Attorney to exercise, and no delay in exercising any right, power or privilege under this Power of Attorney shall operate as a waiver thereof, nor shall the exercise of any right, power or privilege under this Power of Attorney preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6	The powers as set out in this Power of Attorney shall become effective in accordance with the provisions hereof from the date hereof.

7	Any person dealing with an Attorney shall not be required to make any determination or require any further evidence as to whether the Attorney’s rights hereunder have become exercisable.

Concesionaria Vuela Compañía de Aviación, S.A.P.I de C.V. has executed this Power of Attorney as a deed on              2011.

EXHIBIT E

QUIET ENJOYMENT LETTER

From:	HSH Nordbank AG

To:	Concesionaria Vuela Compañía de Aviación, S.A.P.I de C.V.
Av. Prolongación Paseo de la Reforma 490 Piso 1,
Col. Santa Fe Pena Blanca,
01210 Mexico

Dated:              2011

Dear Sirs

One Airbus A320-200 Aircraft Manufacturer’s Serial Number 3543

1	We refer to the aircraft lease agreement dated [—] 2011 between Amentum Aircraft Leasing No. Three Limited (the “Lessor”) and Concesionaria Vuela Compañía de Aviación S.A.P.I de C.V. (the “Lessee”) in respect of the leasing of one Airbus A320-200 aircraft with manufacturer’s serial number 3543 (the “Aircraft”) (the “Lease”).

2	Words and expressions defined in the Lease shall, unless the context otherwise requires, have the same meanings where used in this letter.

3	In consideration of the Lessee agreeing to enter into the acknowledgement of assignment of the Lease pursuant to a borrower security assignment dated on or about the date hereof between the Lessor (as assignor) and HSH Nordbank AG (as assignee) in relation to the Aircraft (the “Borrower Security Assignment”), we hereby undertake that, so long as no Event of Default has occurred and is continuing, neither we (nor anyone lawfully claiming through us) will interfere with the Lessee’s right to quiet use and possession of the Aircraft during the Term. The exercise by us of our rights under, or in connection with, the Lease or any of the other Assigned Documents (as defined in the Borrower Security Assignment) to which the Lessee is a party in accordance with the terms of the Lease or such other Assigned Document, will not constitute such interference.

4	The foregoing undertaking is not to be construed as restricting any of our rights as Security Trustee (i) to sell or otherwise dispose of the Aircraft to such persons and on such terms as we consider appropriate (subject to any requirements or restrictions imposed by applicable law and subject, unless an Event of Default has occurred and is continuing, to the Lease and other Transaction Documents), or (ii) (as assignee of the Lessor’s rights under the Lease) to enforce, in accordance with the provisions of the Lease and the other Transaction Documents, any of the Lessor’s rights under the Lease which are exercisable prior to the occurrence of an Event of Default which is continuing.

5	The rights conferred by this letter are granted only to the Lessee and do not extend to any assignee or sub-lessee of the Lessee.

6	This letter shall be governed by, and construed in accordance with, the laws of England.

Please acknowledge your agreement to the terms of this letter by counter-signature below.

Yours faithfully

For and on behalf of

HSH NORDBANK AG (as Security Trustee)

Agreed and accepted

For and on behalf of

CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A.P.I DE C.V.

EXHIBIT F

FORM OF MONTHLY REPORT

To:	Amentum Aircraft Leasing No. Three Limited

From:	Concesionaria Vuela Compañía de Aviación, S.A.P.I de C.V.

Aircraft:	Airbus A320-200 Aircraft

Manufacturer’s Serial Number 3543

Month of:

AIRFRAME

Aircraft Total Flight Hours Since New:

Aircraft Total Cycles Since New:

Airframe Flight Hours Operated During Month:

Airframe Cycles Operated During Month:

Time Remaining to ** Check:

ENGINES

Engine Serial Number:	Engine Serial Number:

New Aircraft MSN (if applicable):	New Aircraft MSN (if applicable):

Original Position:	Original Position:

Actual Location:	Actual Location:

Total Flight Hours Since New:	Total Flight Hours Since New:

Total Cycles Since New:	Total Cycles Since New:

Flight Hours During Month:	Flight Hours During Month:

Cycles During Month:	Cycles During Month:

Average Engine Derate During Month:	Average Engine Derate During Month:

Exact Flight Hours and Cycles since new of the Engine and the Airframe at the moment of removal/installation of Engine during the month are to be recorded.

Note: If an Engine is removed or installed on another Aircraft (subject to the provisions of the Agreement) it must be reported monthly on this form.

APU

APU Serial Number:

Original Position:

Total Flight Hours Since New:

Total Cycles Since New:

Flight Hours Operated During Month:

Cycles Operated During Month:

Exact Flight Hours and Cycles since new of the APU and the Airframe at the moment of removal/installation of the APU during the month are to be recorded.

Landing Gear:	Flight Hours Since Overhaul:	Flight Hours Since New:	Cycles Since Overhaul:	Cycles Since New:
RH Main:

Central Main:

LH Main:

Nose:

Exact Flight Hours and Cycles since new of the Landing Gear and the Airframe at the moment of removal/installation of the Landing Gear during the month are to be recorded.

Details of any engineering modifications or changes during the month:

Details of any Service Bulletins and Airworthiness Directives accomplished for during the month:

Details of any routine checks (A check and above) or replacement of major items (Engine, APU, Landing Gear) performed during the month:

Details of any incident, accident and damage to the Aircraft during the month:

Details of any upcoming major upcoming maintenance event (C and above, major modification or replacement of major items as Engine, APU, Landing Gear) scheduled for the next 12 months:

Details of any claims under the Airframe Warranties or the Engine Warranties under *****:

Concesionaria Vuela Compañía de Aviación, S.A.P.I de C.V.

Name:

Title:

Date:

Name:

Title:

Date:

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT G

[TO BE GRANTED BEFORE A MEXICAN NOTARY PUBLIC IN SPANISH]

PROCESS AGENT POWER OF ATTORNEY (LESSEE)

Mr. [                             ], in his capacity as Legal Representative of Concesionaria Vuela Compañía de Aviación, S.A.P.I de C.V., hereby grants in favour of                             , with address at                              [            ], [            ], a special power of attorney, in accordance with the provisions of Article 2596 of the Civil Code for the Federal District and its related one of the Federal Civil Code and of the Civil Codes for all the States of the Mexican Republic, with general powers for LAWSUITS AND COLLECTIONS and for ACTS OF ADMINISTRATION, under the terms of the first two paragraphs of Article 2554 and Article 2587 of the Civil Code for the Federal District and its related one of the Federal Civil Code and of the Civil Codes for all the States of the Mexican Republic, but as broad as required by law to be exercised in any jurisdiction, in order to receive, in the name and on behalf of Concesionaria Vuela Compañía de Aviación, S.A.P.I de C.V., any and all notifications, service of process and in general any type of documents, related to any procedures, process, lawsuits, including without limitation, judicial, administrative or arbitration procedures, in connection with the Lease Agreement to be entered into by and between Amentum Aircraft Leasing No. Three Limited and Concesionaria Vuela Compañía de Aviación, S.A.P.I de C.V., or any other document derived or related therewith, including to one (1) Airbus A320-200 with manufacturer’s serial number 3543 and to all and any other document related therewith.

This power of attorney, although special, is granted in the broadest way permitted by law, in order that the attorney-in-fact may receive any notice and documentation related to the transactions described above.

Concesionaria Vuela Compañía de Aviación, S.A.P.I de C.V.

[                             ]

Legal Representative

EXHIBIT H

[TO BE GRANTED BEFORE A MEXICAN NOTARY PUBLIC IN SPANISH]

PROCESS AGENT POWER OF ATTORNEY (GUARANTOR)

Mr. [                             ], in his capacity as Legal Representative of Controladora Vuela Compañía de Aviación, S.A.P.I de C.V., hereby grants in favour of                             , with address at                              [            ], [            ], a special power of attorney, in accordance with the provisions of Article 2596 of the Civil Code for the Federal District and its related one of the Federal Civil Code and of the Civil Codes for all the States of the Mexican Republic, with general powers for LAWSUITS AND COLLECTIONS and for ACTS OF ADMINISTRATION, under the terms of the first two paragraphs of Article 2554 and Article 2587 of the Civil Code for the Federal District and its related one of the Federal Civil Code and of the Civil Codes for all the States of the Mexican Republic, but as broad as required by law to be exercised in any jurisdiction, in order to receive, in the name and on behalf of Controladora Vuela Compañía de Aviación, S.A.P.I de C.V., any and all notifications, service of process and in general any type of documents, related to any procedures, process, lawsuits, including without limitation, judicial, administrative or arbitration procedures, in connection with the Guarantee to be entered into by and between Amentum Aircraft Leasing No. Three Limited and Concesionaria Vuela Compañía de Aviación, S.A.P.I de C.V., or any other document derived or related therewith, including to one (1) Airbus A320-200 with manufacturer’s serial number 3543 and to all and any other document related therewith.

This power of attorney, although special, is granted in the broadest way permitted by law, in order that the attorney-in-fact may receive any notice and documentation related to the transactions described above.

Controladora Vuela Compañía de Aviación, S.A.P.I de C.V.

[                             ]

Legal Representative